As filed with the Securities and Exchange Commission on October 4, 2000
                                                          Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549
                            ------------------------
                                    FORM F-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                            New National Grid Limited
                      (to be renamed New National Grid plc)
             (Exact Name of Registrant as Specified in its Charter)
                            ------------------------

       England and Wales                    4911                      NONE
(State or Other Jurisdiction of (Primary Standard Industrial   (I.R.S. Employer
 Incorporation or Organization)  Classification Code Number) Identification No.)
                            ------------------------
                               15 Marylebone Road
                                 London NW1 5JD
                                 United Kingdom
                               011 44 20 7312 5600
                  (Address and telephone number of Registrant's
                          principal executive offices)
                            ------------------------
                                National Grid USA
                                25 Research Drive
                              Westborough, MA 01582
                                 (508) 389-2000
                       (Name, address and telephone number
                              of agent for service)
                            ------------------------
                                   copies to:

        Daniel A. Braverman                     Steven H. Davis                 Janet T. Geldzahler
 Cleary, Gottlieb, Steen & Hamilton  LeBoeuf, Lamb, Greene & MacRae L.L.P.      Sullivan & Cromwell
        55 Basinghall Street                  125 West 55th Street         1701 Pennsylvania Avenue N.W.
          London EC2V 5EH                      New York, NY 10019           Washington, D.C. 20006-5805
        011 44 20 7614 2200                      (212) 424 8000                    (202) 956 7500

                            ------------------------
         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As promptly as practicable after the effective date of this Registration Statement and all other conditions to the merger described in this Registration Statement have been satisfied or waived.
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number for the same offering. |_|
         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

                            ------------------------
                         Calculation of Registration Fee

--------------------------------------------------------------------------------------------------------------
                                                     Proposed maximum      Proposed maximum       Amount of
    Title of each class of         Amount to be     offering price per    aggregate offering     registration
 securities to be registered      registered (1)          unit (2)             price (2)            fee (2)
--------------------------------------------------------------------------------------------------------------
 Ordinary shares of 10p each(30)   312,239,950             $8.08             $666,045,282        $398,317.85
                                     shares
--------------------------------------------------------------------------------------------------------------

------------------

(1) The number of shares to be registered is based upon an estimate of the maximum number of ordinary shares that may be issued to holders of common stock of Niagara Mohawk Holdings, Inc. pursuant to the merger agreement.

(2)      Pursuant to Rules 457(f)(1) and (3) and 457(c) under the Securities
         Act, the registration fee was calculated on the basis of the average of the high and low sale prices for shares of Niagara Mohawk Holdings, Inc. common stock on the New York Stock Exchange on September 27, 2000.

(3) Upon the re-registration of New National Grid Limited as a public limited company prior to the effective date of this Registration
         Statement, each ordinary share, current par value (pound)1.00 each, will be converted into 10 ordinary shares, par value 10p each.

                            ------------------------
         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

The information in this proxy statement/prospectus is not complete and may be changed. New National Grid plc may not issue its ordinary shares (in the form of American Depositary Shares) in the merger until the registration statement containing this proxy statement/prospectus is declared effective by the Securities and Exchange Commission. This proxy statement/prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.



                  SUBJECT TO COMPLETION, DATED OCTOBER 4, 2000

 NIAGARA MOHAWK HOLDINGS, INC.                NEW NATIONAL GRID PLC
        Proxy Statement               Prospectus for up to 312,239,950
                                                ordinary shares

                  MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

         The boards of directors of Niagara Mohawk Holdings, Inc., National Grid Group plc and New National Grid plc have agreed on a merger in which Niagara Mohawk would become a wholly owned subsidiary of New National Grid, a newly formed company which will become National Grid Group's holding company prior to the completion of the merger.

         In the merger you will receive in exchange for each share of Niagara Mohawk common stock that you own consideration of $19.00 per share, if the dollar value of the average closing price of five National Grid Group ordinary shares during a specified period shortly before completion is between $32.50 and $51.00. In the event that the dollar value of the average closing price of five National Grid Group ordinary shares during the specified period is greater than $51.00, the per share consideration you will receive will increase by two-thirds of the percentage of the increase in value over $51.00. In the event that the dollar value of the average closing price of five National Grid Group ordinary shares during the specified period is less than $32.50, the per share consideration you will receive will decrease by two-thirds of the percentage of the decrease in value below $32.50. You will be able to elect to receive your consideration in cash, shares of New National Grid in the form of American Depositary Shares or as a combination of both, subject to the aggregate cash consideration paid to all Niagara Mohawk shareholders being $1.015 billion. If cash elections received from all Niagara Mohawk shareholders exceed $1.015 billion, National Grid Group has the option, but not the obligation, to increase the cash component of the consideration.

         The shareholders of Niagara Mohawk must adopt the merger agreement at their meeting for the merger to occur. The date, time and place of the Niagara Mohawk special meeting is as follows: January , 2001 at 10:00 a.m. local time, at . The merger is also subject to the approval of National Grid Group's shareholders.

         The Niagara Mohawk board of directors has, by a unanimous vote of directors present, adopted and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and has concluded that the terms of the merger are in your best interests. The Niagara Mohawk board of directors recommends you to vote "FOR" adoption of the merger agreement.

         Niagara Mohawk's common stock is traded on the New York Stock Exchange under the symbol "NMK." National Grid Group's ordinary shares are, and New National Grid's ordinary shares will be, traded on the London Stock Exchange plc under the symbol "NGG." National Grid Group's ADSs are, and New National Grid's ADSs will be, traded on the New York Stock Exchange under the symbol "NGG."

         Please see the section entitled "Risk Factors" beginning on page 10 for a discussion of potential risks involved in the merger.

         This proxy statement/prospectus provides you with detailed information about the proposed merger. We urge you to read this entire document carefully before voting.

--------------------------------------------------------------------------------
         Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

         This proxy statement/prospectus is dated , 2000 and is first being mailed to Niagara Mohawk shareholders on or about that date.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This proxy statement/prospectus incorporates important business and financial information about each of Niagara Mohawk and National Grid Group that is not included in or delivered with this proxy statement/prospectus. This information is available without charge to you upon your written or oral request to (1) Niagara Mohawk Holdings, Inc., 300 Erie Boulevard West, Syracuse, New York 13202, Attention: Leon T. Mazur, Director, Investor Relations, Telephone number:
(315) 428-5876 or (2) National Grid Group plc, 15 Marylebone Road, London NW1 5JD, United Kingdom, Attention: David Forward, Telephone number: 011 44 207 312 5860 or National Grid USA, 25 Research Drive, Westborough, Massachusetts 01582,
Attention: Corporate Communications, Telephone number: (508) 389- 2591. In order to obtain timely delivery of this information, you should request this information no later than , 2001. See "Where You Can Find More Information" beginning on page 21.



                                TABLE OF CONTENTS


INCORPORATION OF CERTAIN INFORMATION BY REFERENCE..............................i
CURRENCIES AND EXCHANGE RATES.................................................ii
QUESTIONS AND ANSWERS ABOUT THE MERGER.........................................1
SUMMARY........................................................................4
RISK FACTORS..................................................................10
SELECTED HISTORICAL FINANCIAL INFORMATION OF NATIONAL GRID GROUP..............11
SELECTED HISTORICAL FINANCIAL INFORMATION OF NIAGARA MOHAWK...................12
SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION.........14
COMPARATIVE PER SHARE DATA....................................................16
COMPARATIVE MARKET PRICE AND DIVIDEND DATA....................................18
WHERE YOU CAN FIND MORE INFORMATION...........................................21
NIAGARA MOHAWK SPECIAL MEETING, VOTING AND PROXIES............................23
THE MERGER....................................................................25
THE MERGER AGREEMENT..........................................................46
SCHEME OF ARRANGEMENT.........................................................64
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION..................65
DESCRIPTION OF ORDINARY SHARES................................................83
DESCRIPTION OF AMERICAN DEPOSITARY SHARES.....................................90
COMPARISON OF RIGHTS OF NIAGARA MOHAWK SHAREHOLDERS AND NEW NATIONAL
     GRID SHAREHOLDERS........................................................96
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE......................109
OTHER MATTERS................................................................109
UK CIRCULAR..................................................................109
LEGAL MATTERS................................................................109
EXPERTS......................................................................109

                          CURRENCIES AND EXCHANGE RATES

         National Grid Group publishes its consolidated financial statements in pounds sterling. References in this proxy statement/prospectus to "US dollars", "US$", "$" or "(cent)" are to United States currency and references to "pounds sterling", "(pound)", "pounds", "pence" or "p" are to United Kingdom currency (there are 100 pence to each pound). Solely for your convenience, this document contains translations of certain pound sterling amounts into dollars at a rate of (pound)1.00 = US$1.60, being the 4.00 p.m. London Closing rate as quoted in the Financial Times on March 31, 2000, unless otherwise specified. No representation is made that the pound sterling amounts have been, could have been or could be converted into US dollars at the rate indicated or at any other rates.

         The following table sets forth, for each period indicated, the high and low noon buying rates in New York City for cable transfers, as certified for customs purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate"), for one pound sterling expressed in US dollars, the average Noon Buying Rate during the period, and the Noon Buying Rate at the end of the period:

                       Three
                       months
                       ended              Fiscal Year ended March 31,
                      June 30,   -----------------------------------------------
                        2000      2000      1999      1998      1997      1996
                      --------   ------    ------    ------    ------    ------
High....................$1.59    $1.68     $1.72     $1.70     $1.71     $1.62
Low......................1.47     1.55      1.60      1.58      1.49      1.50
Average..................1.52     1.61      1.65      1.65      1.60      1.56
Period End...............1.51     1.59      1.61      1.68      1.64      1.53


         On September 29, 2000, the Noon Buying Rate was (pound)1.00 = $1.47.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:    What is National Grid Group?

A: National Grid Group is a holding company based in the United Kingdom. National Grid Group, through its principal subsidiary, The National Grid Company plc ("NGC"), owns and operates the high voltage transmission system in England and Wales. National Grid Group, through another subsidiary, National Grid USA, also has substantial transmission and distribution operations in the United States following its acquisitions of New England Electric System and Eastern Utilities Associates in early 2000.

Q:    Why are the companies proposing to merge? How will I benefit?

A: The combination of Niagara Mohawk and National Grid Group will more than double the size of National Grid Group's US operations and will create the ninth largest electric utility in the United States with an electric customer base of approximately 3.3 million. The combined group will own and operate the most extensive transmission network (by miles) and be the second largest distribution business (by power delivered) in the New England/New York market. Building on National Grid Group's experience operating a transmission system in the competitive UK environment and integration skills demonstrated in the acquisition in recent months of New England Electric System and Eastern Utilities Associates, the combined group will focus on reducing costs, increasing the efficiency of Niagara Mohawk's core transmission and distribution operations and working with regulators to structure long term rate plans that benefit customers and shareholders.

      At the time the merger was announced, the merger consideration represented a 37% premium over the market price of Niagara Mohawk common stock on the last trading day on the New York Stock Exchange before announcement and a 36% premium to the three-month average closing price of Niagara Mohawk's common stock. You particularly should note that the extent of any premium at the time of the completion of the merger will depend on the market prices of Niagara Mohawk's common stock and National Grid Group's ordinary shares, which fluctuate on a daily basis.

Q:    What is New National Grid?

A: National Grid Group will propose to its shareholders that New National Grid, a newly formed company, become its holding company. A scheme of arrangement is the process under which New National Grid will be put in place as the holding company for National Grid Group. The scheme of arrangement will be implemented prior to completion of the merger. Adoption of the holding company structure is subject to the approval of National Grid Group's shareholders and the sanction of the High Court in London, England. Consent must also be obtained from the Secretary of State for Trade and Industry in the United Kingdom as holder of the special share in National Grid Group. Following the merger, Niagara Mohawk will become a wholly owned subsidiary of New National Grid.

Q: What happens if National Grid Group does not adopt the holding company structure?

A: It is a condition to the completion of the merger that the holding company structure be implemented. However, the merger agreement provides that if National Grid Group determines that a structure that does not involve establishing a holding company through a scheme of arrangement would be preferable, or that the approval of the scheme of arrangement is uncertain, National Grid Group and Niagara Mohawk will negotiate in good faith to restructure the transaction, provided that the restructuring preserves the economic and tax benefits of the transaction for both parties.

Q:    What is an ADS?

A: An ADS, which stands for "American depositary share," is a security created to allow you to hold and trade more easily your ownership interest in New National Grid in the United States. New National Grid's ADSs will be quoted and traded in US dollars. Likewise, dividends on the ordinary shares underlying New National Grid's ADSs will be paid in US dollars. Each ADS you will receive will represent ownership of five ordinary shares of New National Grid.

      If you want to convert your ADSs into the underlying ordinary shares, this can be done at any time. Conversion can occur by contacting your broker or the financial institution which acts as depositary for the ADSs. A fee is charged by the depositary, initially $5.00 (or less) for every 100 ADSs you surrender, together with any transaction expenses, taxes or other governmental charges for any conversion.

Q:    What do I need to do now?

A: After you have carefully read this proxy statement/prospectus, please indicate on your proxy card how you want to vote and mail your signed and dated form in the enclosed postage-prepaid return envelope marked "Proxy" as soon as possible, or vote by telephone or on the Internet, so that your shares may be represented and voted at the Niagara Mohawk special meeting.

Q:    When will I elect to receive cash or ADSs?

A: You cannot make your election at this time. A form of election and complete instructions for properly making an election to receive cash, ADSs or a combination of cash and ADSs will be mailed to you at a later date not more than 90 days nor less than 30 days before the anticipated day of the closing of the merger, which is currently expected to be in late 2001.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you do not provide these instructions, your shares will not be voted on the merger, which will have the same effect as voting against the merger.

Q:    Can I change my vote after having submitted a vote?

A: Yes. There are three ways in which you may revoke your proxy and change your vote. First, you may send a written notice to Niagara Mohawk stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card (or vote by telephone or on the Internet). Third, you may attend the Niagara Mohawk special meeting and vote in person.

Q:    Should I send in my stock certificates now?

A: No. After the merger is completed we will send you written instructions explaining how to exchange your Niagara Mohawk common stock certificates.

Q:    Will I receive the specific amounts of cash and shares that I elect?

A: You can elect to receive your consideration either in cash or ADSs, or a combination of both, subject to the aggregate cash consideration elected being $1.015 billion. If cash elections received from all Niagara Mohawk shareholders exceed $1.015 billion, National Grid Group has the option, but is not obligated, to increase the cash element of the consideration. If elections for one form of consideration exceed the amount of such form of consideration to be issued in the merger, all shareholders electing the oversubscribed form of consideration will receive, on a pro rata basis, some of the undersubscribed form of consideration.

Q:    Who can help answer questions?

A: If you have more questions about the merger, you should contact our Information Agent:

                                 D.F. King & Co.
                                 77 Water Street
                            New York, New York 10005
                                Telephone number:

                                     SUMMARY

       This summary highlights the information most significant to shareholders, but does not contain all of the information that is important to you. To understand the merger fully and for a complete description of the legal terms of the merger, you should read carefully this entire document and the documents we have referred you to. See "Where You Can Find More Information." The merger agreement is attached as Annex A to this document. We encourage you to read the merger agreement. It is the legal document that governs the merger.

       The Companies

       National Grid Group plc
       15 Marylebone Road
       London NW1 5JD
       United Kingdom
       011-44-20-7312-5600

       National Grid Group was incorporated in England and Wales on April 1, 1989. Through its wholly owned subsidiary, NGC, National Grid Group's principal business in the UK is the transmission of electricity in England and Wales. National Grid Group derives the vast majority of its UK turnover (which is the US equivalent of operating revenues), and profit from charges for services provided by the transmission business. NGC owns and operates a transmission system consisting of approximately 4,500 miles of overhead lines and approximately 400 miles of underground cable together with substations at some 220 sites. In the fiscal year ended March 31, 2000, the turnover of the transmission business was (pound)1,208.2 million.

       NGC also owns and operates interconnectors which enable electricity to be transferred between England and Wales on the one hand, and Scotland and France on the other. In addition, NGC is responsible for the procurement of ancillary services which enable satisfactory voltage and frequency to be maintained on the transmission system.

       National Grid USA is a wholly owned subsidiary of National Grid Group. National Grid USA owns companies which deliver electricity to approximately 1.7 million customers in Massachusetts, Rhode Island and New Hampshire. These electricity delivery companies own and operate approximately 31,000 miles of transmission and distribution lines in New England.

       National Grid Group is a registered holding company under the United States Public Utility Holding Company Act of 1935.

       New National Grid plc
       15 Marylebone Road
       London NW1 5JD
       United Kingdom
       011-44-20-7312-5600

       New National Grid was incorporated in England and Wales on July 11, 2000. New National Grid does not currently conduct any business activities. Following the approval and implementation of the scheme of arrangement, New National Grid will be the holding company for National Grid Group. New National Grid's ordinary shares will be listed on the London Stock Exchange and its ADSs will be listed on the New York Stock Exchange. Following the merger, New National Grid will also be the holding company for Niagara Mohawk. Upon completion of the scheme of arrangement, New National Grid will be a registered holding company under the United States Public Utility Holding Company Act of 1935.

       Niagara Mohawk Holdings, Inc.
       300 Erie Boulevard West
       Syracuse, New York  13202
       (315) 474-1511

       In March 1999, Niagara Mohawk Power Corporation ("NMPC") was reorganized into a holding company structure, under which Niagara Mohawk became its holding company. As a result, Niagara Mohawk has two subsidiaries, (1) NMPC, which is primarily a regulated electric and gas utility, and (2) Opinac North America, Inc. ("Opinac"), which is mainly involved in unregulated activities in the energy business. NMPC was organized in 1937 under the laws of New York State and is engaged principally in the regulated energy delivery business in New York State. NMPC provides electric service to more than 1,500,000 electric customers in upstate New York and sells, distributes, and transports natural gas to more than 540,000 gas customers in areas of central, northern and western New York State. NMPC comprises 98% of Niagara Mohawk's total assets and 94% of Niagara Mohawk's total revenues. Opinac and its subsidiaries consist of an energy marketing company and have investments in energy related and services businesses, a development stage telecommunications company (Telergy, Inc.) and a research and development company that has developed and intends to commercialize new fuel cell and battery technology (EVonyx, Inc.).

The Merger

       The merger will occur only if National Grid Group shareholders approve the merger, Niagara Mohawk shareholders adopt the merger agreement and all other requirements in the merger agreement are satisfied or waived. In the merger, Grid Delaware, Inc., a wholly owned subsidiary of New National Grid, will merge into Niagara Mohawk. As a result, Niagara Mohawk and National Grid Group will become wholly owned subsidiaries of New National Grid.

What You Will Receive in the Merger (see page 25)

       In exchange for each share of Niagara Mohawk common stock, Niagara Mohawk shareholders will receive in the merger consideration of $19.00 per share, if the dollar value of the average closing price of five National Grid Group's ordinary shares on the London Stock Exchange for 20 trading days selected at random in the period of 40 consecutive trading days ending on the tenth trading day prior to the election deadline is between $32.50 and $51.00. In the event that the dollar value of the average closing price of five National Grid Group ordinary shares on the London Stock Exchange during that period is greater than $51.00, the per share consideration received by Niagara Mohawk shareholders will increase by two-thirds of the percentage of the increase in value over $51.00. In the event that the dollar value of the average closing price of five National Grid Group ordinary shares on the London Stock Exchange during that period is less than $32.50, the per share consideration received by Niagara Mohawk shareholders will decrease by two-thirds of the percentage of the decrease in value below $32.50. Niagara Mohawk shareholders will be able to elect to receive their consideration in cash, ADSs or as a combination of both, subject to the aggregate cash consideration paid being $1.015 billion. If cash elections received from Niagara Mohawk shareholders exceed $1.015 billion, National Grid Group has the option, but not the obligation, to increase the cash component of the consideration. If elections for one form of consideration exceed the amount of such form of consideration to be issued in the merger, all shareholders electing the oversubscribed form of consideration will receive, on a pro rata basis, some of the undersubscribed form of consideration.

The Niagara Mohawk Special Meeting (see page 23)

       The Niagara Mohawk special meeting will be held at on January , 2001, at 10:00 a.m., local time. At the Niagara Mohawk special meeting, holders of record of shares of Niagara Mohawk's common stock will be asked to adopt the merger agreement.

The Record Date for Voting (see page 23)

       The close of business on December , 2000 has been fixed as the record date for determining if you are entitled to vote at the Niagara Mohawk special meeting. As of the record date, there were shares of Niagara Mohawk's common stock outstanding.

Required Vote; Voting and Revocation of Proxies (see page 23)

       The approval by the holders of a majority of the shares of Niagara Mohawk's common stock outstanding on the record date is required to adopt the merger agreement. Each share outstanding on the record date is entitled to one vote. Shares represented by properly signed proxies (or voted by telephone or on the Internet) received in time for the Niagara Mohawk special meeting will be voted in the manner specified on the proxies. Properly signed proxies with no instructions will be voted "FOR" adoption of the merger agreement. A proxy may be revoked before it is voted by delivering a written statement of revocation to the Niagara Mohawk corporate secretary, submitting a later dated properly signed proxy (or voting later by telephone or on the Internet) or attending the Niagara Mohawk special meeting and voting in person.

National Grid Group Extraordinary General Meeting in respect of the Merger

       National Grid Group will convene an extraordinary general meeting in early 2001. At the meeting, a resolution will be proposed to approve the merger. To be passed, the resolution will require the approval of a majority of the votes cast in person or on a poll at the meeting.

National Grid Group Court Meeting and Extraordinary General Meeting in respect of the Scheme

       A court meeting will be convened pursuant to an order of the High Court in London, England to enable National Grid Group shareholders to consider and approve the scheme of arrangement, which is the process under which New National Grid will be put in place as the holding company of National Grid Group. National Grid Group will also convene an extraordinary general meeting to enable its shareholders to consider and pass special resolutions to approve and implement the scheme of arrangement. National Grid Group anticipates that the court meeting and extraordinary general meeting will be held by the Fall of 2001.

       New National Grid will change its name to National Grid plc when the scheme of arrangement becomes effective.

How to Elect to Receive ADSs or Cash in Exchange for Your Niagara Mohawk Shares (see page 46)

       Holders of shares of Niagara Mohawk's common stock issued and outstanding immediately prior to the election deadline will be entitled to choose one of the options listed below: (i) to receive cash consideration for each share; (ii) to receive ADS consideration for each share; (iii) to exchange some of their shares for cash and some for ADSs; or (iv) to indicate no preference as to the type of consideration.

       Niagara Mohawk shares as to which no election as to the type of consideration has been made will be deemed to have elected cash or ADSs as determined by National Grid Group.

       A form of election (as described in this document) and complete instructions for properly making an election to receive cash, ADSs or a combination of cash and ADSs will be mailed to Niagara Mohawk shareholders under separate cover not more than 90 days nor less than 30 days before the anticipated day of the closing of the merger, which is currently expected to be in late 2001.

Recommendations of the Niagara Mohawk Board of Directors Concerning the Merger (see page 27)

       The Niagara Mohawk board of directors has, by a unanimous vote of directors present, adopted and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and has concluded that the terms of the merger are in your best interests. The Niagara Mohawk board of directors recommends you to vote "FOR" adoption of the merger agreement.

Opinion of Niagara Mohawk Financial Advisor (see page 28)

       Donaldson, Lufkin & Jenrette Securities Corporation, or DLJ, has acted as financial advisor to Niagara Mohawk in connection with the merger and has delivered to the Niagara Mohawk board of directors a written opinion, dated September 4, 2000, to the effect that, as of the date of the opinion, based on the matters stated in the opinion, and subject to the assumptions, limitations and qualifications set forth in their opinion, the consideration to be received by the shareholders of Niagara Mohawk pursuant to the merger agreement was fair to the shareholders from a financial point of view.

Interests of Niagara Mohawk's Officers and Directors (see page 37)

       In considering the Niagara Mohawk board of directors' recommendation that you vote in favor of the merger, you should be aware that certain Niagara Mohawk directors and officers have interests that provide them with interests in the merger that are different from the interests of Niagara Mohawk shareholders. In addition, directors and officers of Niagara Mohawk own shares and will be entitled to receive the merger consideration for their shares. See the discussion under "The Merger--Interests of Niagara Mohawk's Officers and Directors" on page 37. As of the record date, directors and executive officers of Niagara Mohawk and their affiliates owned less than 1% of the shares of Niagara Mohawk's common stock outstanding.

Conditions to the Completion of the Merger (see page 55).

       We will only complete the merger if the conditions described in the merger agreement are satisfied or waived. These conditions include, among other things:

       o the adoption of the merger agreement by Niagara Mohawk's shareholders and the approval of the merger by National Grid Group's shareholders;

       o the approval of the scheme of arrangement by National Grid Group's shareholders and the sanction by the High Court of Justice, London, England, of the scheme of arrangement on terms contemplated by the merger agreement;

       o the absence of any law or order restricting or prohibiting completion of the scheme of arrangement, the merger or related transactions;

       o the agreement by the UK Listing Authority to admit to its Official List the ordinary shares represented by the ADSs and the approval for listing on the New York Stock Exchange of the ADSs;

       o the completion of the sale by Niagara Mohawk of its nuclear facilities or agreement by the parties with respect to an alternative arrangement and the receipt of all necessary approvals for that arrangement;

       o    the receipt of all necessary governmental approvals;

       o the material accuracy of the representations and warranties and material performance of the covenants contained in the merger agreement; and

       o the delivery of written tax opinions from PricewaterhouseCoopers LLP and Bryan Cave LLP.

Termination of the Merger Agreement (see page 57)

       We can jointly agree to terminate the merger agreement at any time before completing the merger. Subject to certain conditions, either National Grid Group or Niagara Mohawk may also terminate the merger agreement if:

       o we do not complete the merger by December 31, 2001, subject to an extension until March 31, 2002 if the merger is delayed solely because the required regulatory approvals (including approvals relating to sale or other arrangement for Niagara Mohawk's nuclear facilities) have not yet been obtained but Niagara Mohawk has entered into a binding definitive agreement for the sale of its nuclear facilities or the parties have agreed to consider an alternative arrangement with respect to these facilities; the termination date may be further extended to August 31, 2002 if the merger is delayed solely because the required nuclear approvals have not yet been obtained and the agreement for sale of the nuclear facilities or other arrangement remains in effect;

       o the shareholders of National Grid Group do not approve the merger or the shareholders of Niagara Mohawk do not adopt the merger agreement at their respective meetings;

       o legal restraints or prohibitions prevent the completion of the merger;

       o the other party commits a material breach of any of the representations, warranties or covenants it made or obligations it has under the merger agreement and the breaching party has not remedied the breach within 20 business days of written notice from the party seeking termination;

       o the other party's board of directors withdraws or modifies in any manner adverse to the terminating party its approval of the merger agreement, the merger, the scheme of arrangement or its recommendation to its shareholders; or

       o Niagara Mohawk's board of directors, based upon the written opinion of outside counsel, determines in good faith that, among other things, its fiduciary obligations make it necessary to accept a third-party acquisition proposal, and Niagara Mohawk and its legal and financial advisors have given National Grid Group a reasonable opportunity to adjust the terms of the merger agreement so that the parties can proceed with the merger and have negotiated in good faith with National Grid Group with respect to any such adjustments; and concurrently with the termination, Niagara Mohawk pays certain termination fees required by the merger agreement.

       A termination fee of $150 million and expense reimbursements of up to $10 million may be payable if the merger agreement is terminated because a party's board of directors withdraws or modifies its recommendation to its shareholders that they adopt or approve the merger agreement, or Niagara Mohawk accepts an alternative acquisition proposal under certain circumstances. See pages 58 to 60 for further discussion.

Absence of Dissenters' Rights (see page 24)

       Under New York law, holders of shares of common stock of Niagara Mohawk are not entitled to exercise dissenters' rights with respect to the merger.

New York Stock Exchange and London Stock Exchange Listing (see page 55)

       New National Grid will apply to list the ADSs to be issued in the merger on the New York Stock Exchange. The approval of the ADSs for listing on the New York Stock Exchange is a condition to the completion of the merger. It is also a condition to the completion of the merger that the UK Listing Authority admit both the ordinary shares represented by the ADSs and the ordinary shares to be issued under the scheme of arrangement for listing on the Official List of the UK Listing Authority.

Regulatory Matters (see page 59)

       Before the merger and the scheme of arrangement are completed, we must obtain a number of regulatory approvals. At the federal level in the United States, these approvals include approval of the Securities and Exchange Commission, the Federal Energy Regulatory Commission, and the Federal Communications Commission. Additionally, the merger must receive antitrust clearance from the Department of Justice and the Federal Trade Commission. At the state level in the United States, the required approvals include the New York Public Service Commission for the merger and the Vermont Service Board for the scheme of arrangement. Additionally, either or both of the Connecticut Department of Public Utility Control and the New Hampshire Public Utilities Commission may take jurisdiction over the transactions under certain circumstances. The scheme of arrangement will require the consent of the UK Secretary of State for Trade and Industry. Upon completion of the scheme of arrangement, New National Grid will register and be subject to regulation as a holding company under the Public Utility Holding Company Act of 1935.

Material Tax Consequences (see page 40)

       All Niagara Mohawk shareholders should read carefully the discussion under "The Merger--Material Tax Consequences" beginning on page 40 and are urged to consult their own tax advisors as to specific consequences to them of the merger under federal, state, local or any other applicable tax laws.

       Comparison of Rights of Niagara Mohawk Shareholders and National Grid Shareholders (see page 95)

       In the merger, holders of Niagara Mohawk's common stock (other than holders who will receive only cash for their Niagara Mohawk common stock) will receive ADSs representing ordinary shares of New National Grid. There are many differences between the rights of a shareholder in Niagara Mohawk, a New York corporation, and the rights of a shareholder in New National Grid, an English corporation. We urge you to review the discussion under "Comparison of Rights of Niagara Mohawk Shareholders and New National Grid Shareholders" beginning on page 95 for a summary of these differences.

                                  RISK FACTORS

National Grid Group's business is subject to risks relating to the UK regulatory environment.

         National Grid Group's business is subject to regulation in the United Kingdom, a general description of which is set forth in National Grid Group's Annual Report on Form 20-F which is incorporated in this document by reference. It is expected that regulation will continue to have a material bearing on the profitability and investment capability of National Grid Group. National Grid Group's regulated monopoly business is electricity transmission in England and Wales and represented 91% of European operating profit for the year ended March 31, 2000. The regulatory price control relating to the transmission business for the five year period commencing April 1, 2001 is currently being reviewed by regulatory authorities in the United Kingdom. National Grid Group is unable to judge accurately the outcome of this review which may materially affect profits. National Grid Group expects that the result of this review will be known by November 2000.

You may receive less than $19.00 worth of New National Grid ADSs and/or cash for each share of Niagara Mohawk common stock you own.

         Under the merger agreement, the consideration you will receive for your Niagara Mohawk shares depends on the dollar value of the average closing price of National Grid Group's ordinary shares during a specified period shortly before closing. If the dollar value of the average closing price of five National Grid Group's ordinary shares on the London Stock Exchange during that period is between $32.50 and $51.00, you will receive $19.00 worth of consideration for each Niagara Mohawk share. However, volatility and price fluctuations in the stock market as a whole or changes in National Grid Group's results of operations may adversely affect the value of its shares. As a result, the dollar value of the average closing price of National Grid Group's ordinary shares may be significantly different during the applicable time period from its value today. If the dollar value of the average closing price of five National Grid Group ordinary shares during the applicable time period is below $32.50, the consideration you will receive for each Niagara Mohawk share you own will be decreased by two-thirds of the percentage of the decrease in value below $32.50.

        SELECTED HISTORICAL FINANCIAL INFORMATION OF NATIONAL GRID GROUP

         The following table sets forth selected financial information of National Grid Group for each of the five years ended March 31, 2000, which has been extracted or derived from the audited consolidated accounts of National Grid Group. This selected financial information should be read in conjunction with the audited consolidated accounts of National Grid Group included in National Grid Group's annual report on Form 20-F for the year ended March 31, 2000 incorporated by reference in this proxy statement/prospectus.

                                                                            Year ended March 31,
                                                      2000           1999            1998         1997           1996
                                                      ----           ----            ----         ----           ----
-------------------------------------------------------------------------------------------------------------------------
                                                                  (restated)      (restated)    (restated)    (restated)
                                                    (pound)m       (pound)m        (pound)m     (pound)m       (pound)m
Amounts in accordance with UK GAAP
Group profit and loss account                     -----------------------------------------------------------------------
Group turnover      - Continuing operations         1,578.5        1,514.2        1,519.3         1,369.5    1,381.8
                    - Acquisition                      36.2            -              -               -          -
                    - Discontinued operations           -              -             90.1            88.0      105.2
                                                  -----------------------------------------------------------------------
                                                    1,614.7        1,514.2        1,609.4         1,457.5    1,487.0
Operating costs                                    (1,042.6)        (937.5)      (1,074.9)         (801.1)    (810.1)
-------------------------------------------------------------------------------------------------------------------------
Operating profit/
(loss)              - Continuing operations           569.4          576.7          562.9           710.6      724.3
                    - Acquisition                       2.7            -              -               -          -
                    - Discontinued operations           -              -            (28.4)          (54.2)     (47.4)
                                                  -----------------------------------------------------------------------
Operating profit of Group undertakings
Share of joint ventures' and associate's              572.1          576.7          534.5           656.4      676.9
     operating (loss)/profit                          (33.5)           0.7            1.3             -          -
-------------------------------------------------------------------------------------------------------------------------
Total operating profit                                538.6          577.4          535.8           656.4      676.9
Exceptional items                                   1,027.3          839.2          107.1             -        (24.6)
Net interest                                          (64.9)        (118.5)         (61.7)          (59.1)     (26.4)

-------------------------------------------------------------------------------------------------------------------------
Profit before taxation                              1,501.0        1,298.1          581.2           597.3      625.9
                                                  -----------------------------------------------------------------------
Taxation     - Excluding exceptional items           (123.1)        (120.3)        (133.5)         (176.2)    (194.2)
             - Exceptional items                     (229.5)        (162.8)           -               -          -
                                                  -----------------------------------------------------------------------
                                                     (352.6)        (283.1)        (133.5)         (176.2)    (194.2)
-------------------------------------------------------------------------------------------------------------------------
Profit after taxation                               1,148.4        1,015.0          447.7           421.1      431.7
                                                  -----------------------------------------------------------------------
Dividends    - Ordinary                              (205.5)        (192.0)        (189.2)         (190.7)    (175.0)
             - Other                                    -              -           (768.6)            -     (1,560.8)
                                                  -----------------------------------------------------------------------
                                                     (205.5)        (192.0)        (957.8)         (190.7)  (1,735.8)
-------------------------------------------------------------------------------------------------------------------------
Retained profit/(loss)                                942.9          823.0         (510.1)          230.4   (1,304.1)
-------------------------------------------------------------------------------------------------------------------------
Summary Group balance sheet
Fixed assets                                        6,302.0        3,347.6        3,233.3         3,165.5    2,989.3
Current assets                                      2,464.8        1,746.3          384.0           368.2      385.8
-------------------------------------------------------------------------------------------------------------------------
Total assets                                        8,766.8        5,093.9        3,617.3         3,533.7    3,375.1
Current liabilities                                (1,861.1)      (1,414.9)      (1,097.2)         (963.4)    (811.0)
Long-term creditors and provisions                 (3,961.6)      (1,726.5)      (1,395.7)         (952.0)  (1,281.7)
-------------------------------------------------------------------------------------------------------------------------

Net assets employed                                 2,944.1        1,952.5        1,124.4         1,618.3    1,282.4
-------------------------------------------------------------------------------------------------------------------------
Amounts in accordance with US GAAP
Net income                                         1,009.8         1,002.8          458.9
Total assets                                       9,105.7         5,189.7        3,677.5
Long-term liabilities                              4,872.8         2,420.1        2,035.8
Shareholders' funds                                2,345.7         1,464.1          619.5

-------------------------------------------------------------------------------------------------------------------------


(i) The UK GAAP figures for 1996 to 1999 have been restated for the change in accounting policy relating to the capitalization of interest.
(ii) The UK GAAP figures for 1996 have not been adjusted to reflect the adoption of Financial Reporting Standard 12, "Provisions, Contingent Liabilities and
     Contingent Assets", during the year ended March 31, 1999.

           SELECTED HISTORICAL FINANCIAL INFORMATION OF NIAGARA MOHAWK

         The following table sets forth selected financial information of Niagara Mohawk for 1999 and of NMPC for each of the five years during the period ended December 31, 1999, which has been extracted or derived from the audited consolidated financial statements of Niagara Mohawk and NMPC and from the unaudited accounts of Niagara Mohawk for the six months ended June 30, 2000 (Niagara Mohawk became the new holding company of NMPC in 1999). This selected historical financial information should be read in conjunction with, and is qualified in its entirety by reference to, such consolidated financial statements and their accompanying notes included in the annual report on Form 10-K of Niagara Mohawk and NMPC for the year ended December 31, 1999 and the unaudited interim accounts of Niagara Mohawk for the six months ended June 30, 2000 filed on Form 10-Q, both of which are incorporated into this proxy statement/prospectus by reference. See "Where You Can Find More Information."

                                                         Niagara
                                 Niagara Mohawk           Mohawk                    Niagara Mohawk Power Corporation
                           ------------------------     ---------     --------------------------------------------------------------
                             Period ended June 30,                                      Period ended December 31,
                           ------------------------     ---------     --------------------------------------------------------------
                               2000          1999         1999**        1999**       1998           1997        1996*         1995
                               ----          ----         ----          ----         ----           ----        ----          ----
Operations:  (000's)

Operating Revenues           $2,240,079   $2,033,455   $4,084,186   $3,827,340   $3,826,373    $3,966,404   $3,990,653   $3,917,338
Net income (loss)                (5,244)      14,785      (35,088)      (2,061)    (120,825)      183,335      110,390      248,036
------------------------     ----------   ----------   ----------   ----------   ----------    ----------   ----------   ----------

Common Stock Data:

Book value per share at
period end                       $16.91                    $16.78          ***       $16.92        $18.89       $17.91       $17.42

Market price at period end     13 15/16                  13 15/16          ***       16 1/8        10 1/2        9 7/8         91/2

Ratio of market price to
book value at period end          82.4%                     83.1%          ***        95.3%                                   54.5%
                                                                                                    55.6%        55.1%
Basic and diluted
earnings (loss) per
average common share            $(0.03)        $0.08      $(0.19)          ***      $(0.95)         $1.01
                                                                                                                 $0.50        $1.44
Rate of return on common
equity                          (0.19)%                   (1.1)%           ***                                   2.8%          8.4%
                                                                                     (5.3)%         5.5%

Dividends paid per
common                                -                        -           ***            -            -            -         $1.12
share

Capitalization: (000's)
Common Equity                $2,779,166               $2,976,089    $2,785,171   $3,170,142   $2,727,527   $2,585,572    $2,513,952
Non-redeemable
preferred stock                 440,000                  440,000       440,000      440,000      440,000      440,000       440,000

Mandatorily redeemable
preferred stock                  59,570                   61,370        61,370       68,990       76,610       86,730        96,850

Long-term debt                5,006,891                5,042,588     5,042,588    6,417,225    3,417,381    3,477,879     3,582,414

     Total                    8,285,627                8,520,047     8,329,129   10,096,357    6,661,518    6,590,181     6,633,216
Long-term debt maturing
within one year                 562,038                  613,740       613,740      312,240       67,095       48,084        65,064
------------------------     ----------               ----------    ----------   ----------    ----------   ----------   ----------

       Total                 $8,847,665               $9,133,787    $8,942,869  $10,408,597    $6,728,613   $6,638,265   $6,698,280
------------------------     ----------               ----------    ----------   ----------    ----------   ----------   ----------

Other Balance Sheet
Data: (000's)

Total Assets                $12,648,052              $12,670,435   $12,445,608  $13,861,187   $9,584,141   $9,427,635    $9,477,869

Financial Ratios:


----------

* Amounts include extraordinary item for the discontinuance of regulatory accounting principles.

**   Amounts include extraordinary item for the early extinguishment of debt.
     See Note 4 to the Niagara Mohawk consolidated financial statements, which are incorporated herein by reference.

***  Niagara Mohawk owns all of NMPC's shares of common stock.


                 SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL INFORMATION

         National Grid Group, National Grid USA and Niagara Mohawk (the "Combined Group") have prepared the following Selected Unaudited Pro Forma Condensed Combined Financial Information to provide an indication of what the results of operations and financial position of the Combined Group might have looked like had the merger occurred on an earlier date. This information is provided for illustrative purposes only and does not show what the results of operations or financial position of the Combined Group would have been if the merger had actually occurred on the dates indicated. This information also does not indicate what the Combined Group's future operating results or consolidated financial position will be. See "Unaudited Pro Forma Condensed Combined Financial Information" for a more detailed explanation of this analysis.

Basis of preparation

         Niagara Mohawk's financial statements will continue to be prepared in accordance with US GAAP. The Selected Unaudited Pro Forma Condensed Combined Financial Information has been prepared in accordance with UK GAAP which differs in some significant respects from US GAAP. In the pro forma financial information, Niagara Mohawk's financial position and results of operations have been adjusted to UK GAAP and translated into pounds sterling, as described in the Notes to the Unaudited Pro Forma Condensed Combined Financial Information contained under "Unaudited Pro Forma Condensed Combined Financial Information".

         National Grid Group intends to account for the merger using the acquisition method of accounting under UK GAAP and the merger qualifies for the purchase method of accounting under US GAAP. The pro forma financial information has been prepared on that basis.

Selected Unaudited Pro Forma Condensed Combined Income Statement Information

         The Selected Unaudited Pro Forma Condensed Combined Income Statement Information assumes that the merger took place on April 1, 1999, the first day of National Grid Group's financial year ended March 31, 2000, and reflects continuing operations only. The Selected Unaudited Pro Forma Condensed Combined Income Statement Information for the year ended March 31, 2000 is derived from the audited historical consolidated profit and loss account of National Grid Group for the year then ended and the audited historical consolidated income statements of National Grid USA and Niagara Mohawk for the year ended December 31, 1999, after giving effect to the pro forma adjustments described in the Notes to the Unaudited Pro Forma Condensed Combined Financial Information under "Unaudited Pro Forma Condensed Combined Financial Information."

Selected Unaudited Pro Forma Condensed Combined Balance Sheet Information

         The Selected Unaudited Pro Forma Condensed Combined Balance Sheet Information assumes that the merger took place on March 31, 2000. The Summary Unaudited Pro Forma Condensed Combined Balance Sheet Information as at March 31, 2000 is derived from the audited historical consolidated balance sheet of National Grid Group as at March 31, 2000 and the audited historical consolidated balance sheet of Niagara Mohawk as at December 31, 1999, and has been prepared to reflect the acquisition of Niagara Mohawk after giving effect to the pro forma adjustments described in the Notes to the Unaudited Pro Forma Condensed Combined Financial Information under "Unaudited Pro Forma Condensed Combined Financial Information."

Selected Unaudited Pro Forma Condensed Combined Income Statement Information

                                                       Combined Group Pro forma
                                                       year ended March 31, 2000
                                                       -------------------------
                                                               (pound)m
UK GAAP
Turnover                                                       5,445.6
Total operating profit                                         1,061.8
Profit for the year                                            1,095.6

Basic earnings per National Grid Group ordinary share            64.6p
Basic earnings per National Grid Group ordinary share
   (adjusted)(1)                                                 18.9p

US GAAP
Profit for the year                                             923.8

Earnings per National Grid Group ordinary share                  54.5p
Earnings per National Grid Group ADS                            272.3p


Selected Unaudited Pro Forma Condensed Combined Balance Sheet Information

                                                     Combined Group Pro forma
                                                         at March 31, 2000
                                                     ------------------------
                                                              (pound)m
UK GAAP
Fixed assets                                                   9,848.9
Current assets                                                 6,713.6
                                                              --------
Total assets                                                  16,562.5
Current liabilities                                           (2,600.9)
Long term creditors and provisions                            (9,455.1)
Net assets                                                     4,506.5
                                                              ========
US GAAP
Total assets                                                  17,518.7
Long term liabilities                                        (10,983.6)
Shareholders' funds                                            3,598.6
                                                              ========


(1) As permitted under UK GAAP, an adjusted earnings per share has also been presented (which excludes the exceptional item ((pound)1,027.3 million less tax of (pound)229.5 million) and goodwill amortization ((pound)21.5 million)), in order to provide an additional measure of underlying performance. In accordance with US GAAP, earnings per share has been presented without adjustment for the exceptional item or goodwill amortization.

                           COMPARATIVE PER SHARE DATA

         The following table sets forth certain per share data of the Combined Group, National Grid Group, and Niagara Mohawk on both historical and pro forma combined bases and on an equivalent pro forma basis for Niagara Mohawk. The historical data as of June 30, 2000 and for the six-month period then ended, the Niagara Mohawk pro forma equivalent per share data and the Combined Group pro forma amounts for all periods presented below are unaudited. The pro forma equivalent per share data for Niagara Mohawk has been determined based on the ADS portion of the merger consideration (assuming all shares of Niagara Mohawk receive equal proration of cash and ADSs) of 0.28 National Grid Group ADSs, representing 1.396 National Grid Group ordinary shares (based upon an assumed per share merger consideration equal to $19.00 and assuming a price per National Grid Group ordinary share of (pound)5.60, the closing price on September 4, 2000, and an exchange rate of $1.62 to (pound)1.00, the Noon Buying Rate on December 31, 1999, for each share of Niagara Mohawk common stock.

         This table should be read in conjunction with the historical financial statements and pro forma financial information, and the related notes thereto, incorporated by reference in this proxy statement/prospectus or appearing elsewhere herein. See "Where You Can Find More Information" and "Unaudited Pro Forma Condensed Combined Financial Information." Unaudited pro forma condensed combined data and Niagara Mohawk equivalent pro forma per share data reflect the combined results, in respect of continuing operations only, for the Combined Group, after giving effect to the merger (including the issuance of the merger consideration), as if it had occurred on March 31, 2000, in the case of book value data, and on April 1, 1999, in the case of earnings and dividend data.

         The pro forma data does not reflect potential cost savings or potential synergistic benefits and enhancements anticipated by National Grid Group's management as a result of the merger. See "Unaudited Pro Forma Condensed Combined Financial Information". The unaudited pro forma financial data is presented for informational purposes only, and are not necessarily indicative of the operating results or financial position that would have occurred had the merger presented in the Unaudited Pro Forma Condensed Combined Financial Information been completed on the dates indicated, nor is it indicative of future operating results or financial position. Pro forma dividend per share amounts represent the aggregate of the actual historical dividends paid by National Grid Group and Niagara Mohawk divided by the estimated pro forma number of outstanding ordinary shares following the merger. The pro forma dividend per share amounts are not necessarily indicative of the actual dividends that will be paid following the merger.

         In the following table, as permitted under UK GAAP, a pro forma earnings per share has also been presented which excludes the impact of the exceptional item ((pound)797.8 million net for the year ended March 31, 2000) and goodwill amortization ((pound)21.5 million for the year ended March 31, 2000), to provide an additional measure of underlying performance. In accordance with US GAAP, earnings per share has been presented based on US GAAP earnings of the Combined Group, without adjustment for the impact of the exceptional item ((pound)795.7 million net for the year ended March 31, 2000) or goodwill amortization ((pound)62.9 million net for the year ended March 31, 2000). The inclusion of these amounts in the determination of earnings for the purposes of computation of earnings per share in accordance with US GAAP increased or (decreased) earnings per share is as follows:

                                         year ended March 31, 2000
                                  ------------------------------------------
                                    Combined Group       National Grid Group
                                      Pro forma              Historical
                                  ----------------       -------------------
                                    p         $                  p
                                    -         -                  -
Per ordinary share
     exceptional item             46.9        0.76             54.0
     goodwill amortization        (3.7)      (0.06)            (0.5)

Comparative per share data

                                                            Niagara
                                                             Mohawk       Niagara      National Grid      Niagara
                                         Combined Group    Pro forma       Mohawk          Group           Mohawk
                                           Pro forma       Equivalent    Historical     Historical       Historical
                                         --------------    ----------    ----------    -------------     ----------
                                           year ended      year ended    year ended     year ended       six months
                                           March 31,         Dec 31,       Dec 31,       March 31,     ended June 30,
                                              2000            1999          1999           2000             2000
                                              ----            ----          ----           ----             ----
                                           p        $          $             $               p               $
Amounts under UK GAAP

Earnings per ordinary share
     Basic                               64.6     1.05        1.47          (0.20)         78.0              0.03
     Diluted                             61.4     0.99        1.38          (0.20)         73.4              0.03

Earnings per ordinary share (adjusted)
     Basic                               18.9     0.31        0.43          (0.20)          24.3             0.03
     Diluted                             18.7     0.30        0.42          (0.20)          23.8             0.03

Dividends per ordinary share             12.03    0.19         -              -            13.94              -

Book value per ordinary share            243.6    3.95        5.51          22.42         195.9             22.99

Amounts under US GAAP

Earnings per ordinary share
     Basic                               54.5     0.88        1.23          (0.06)(i)      68.6             (0.02)
     Diluted                             52.0     0.84        1.17          (0.06)(i)      64.7             (0.02)

Earnings per ADS
     Basic                               272.3    4.41        6.16                        342.8
     Diluted                             260.0    4.21        5.86                        323.4

Book value per share                     210.7    3.41        4.76          16.78         158.0             16.91

(i)  Under US GAAP, the Niagara Mohawk basic and diluted earnings per share figures are shown before the effect of the extraordinary item.

                   COMPARATIVE MARKET PRICE AND DIVIDEND DATA

Market Price Data

         National Grid Group's ADSs are listed for trading on the New York Stock Exchange, and New National Grid ADSs will be listed for trading on the New York Stock Exchange, under the symbol "NGG." National Grid Group's ordinary shares are listed on the Official List of the UK Listing Authority and traded on the London Stock Exchange, and New National Grid ordinary shares will be listed on the Official List of the UK Listing Authority and traded on the London Stock Exchange, under the symbol "NGG." Niagara Mohawk's common stock is listed for trading on the New York Stock Exchange under the symbol "NMK."

         The table below sets forth for the calendar quarters indicated, (1) the highest and lowest closing middle-market quotations for National Grid Group ordinary shares, as derived from the Daily Official List of the London Stock Exchange, and the ADS equivalent of these prices, or where available the actual ADS high and low closing sale price on the New York Stock Exchange, and (2) the range of high and low closing sale prices for Niagara Mohawk's common stock on the New York Stock Exchange.


                                                                                    National Grid          Niagara Mohawk
                                  National Grid Group     National Grid Group           Group                  common
                                    ordinary shares        ADS equivalent(1)        ADS actual(2)             stock(4)
                                  -------------------     -------------------     ----------------        ----------------
                                    High         Low       High        Low        High        Low         High         Low
                                     p            p          $          $           $          $            $           $
1997
    First quarter................  217.00      202.00      17.43      16.88        -          -          11.13         8.38
    Second quarter...............  233.50      206.50      18.92      17.02        -          -           9.00         8.13
    Third quarter................  286.50      233.00      23.09      19.31        -          -          10.06         8.31
    Fourth quarter...............  302.00      277.00      25.38      23.07        -          -          10.50         9.19
1998
    First quarter (3)............  353.00      268.00      29.59      21.85        -          -          13.50        10.25
    Second quarter...............  404.00      359.00      33.73      29.29        -          -          14.94        11.19
    Third quarter................  462.50      403.00      39.19      33.78        -          -          16.13        15.00
    Fourth quarter...............  505.50      375.75      42.14      31.93        -          -          16.38        14.06
1999
    First quarter................  552.75      416.00      45.51      33.78        -          -          16.44        13.38
    Second quarter ..............  468.00      416.50      37.56      33.23        -          -          16.06        13.25
    Third quarter................  451.00      388.50      35.23      31.29        -          -          16.06        14.81
    Fourth quarter (to
      October 7, 1999)..........   464.25      419.50      38.42      34.71        -          -          15.75        15.19
    Fourth quarter (from
      October 8, 1999)...........  514.50      423.75       -          -          41.00      36.00       16.19        13.44
2000
    First quarter................  597.00      422.00       -          -          48.13      34.25       13.88        11.00
    Second quarter...............  557.00      479.50       -          -          43.75      37.50       14.75        13.38
    Third quarter (through
      September 27, 2000)........  585.00      517.50       -          -          43.25     37.75       15.81         12.56

---------------------------
(1)    To obtain the ADS equivalent prices, the reported high and low prices for
       National Grid Group ordinary shares expressed in pence per National Grid
       Group ordinary share have been translated into US dollars per ADS (each representing five ordinary shares) by multiplying the pence per ordinary share by five and converting that amount in dollars at the Noon Buying
       Rate (divided by 100 and rounded to the second decimal place) on the dates of such respective high and low prices.
(2)    National Grid Group ADSs were listed on the New York Stock Exchange on
       October 7, 1999 and actual ADS prices are given from that date.
(3)    In February 1998, National Grid Group completed a 17 for 20 share consolidation as part of a capital restructuring.
(4)    Niagara Mohawk common stock has been traded on the New York Stock
       Exchange since March 19, 1999. Prior to that date, the market prices refer to NMPC's common stock.

Share and Equivalent Per ADS Data

         The information presented in the table below shows, as of the dates indicated, closing prices for National Grid Group ordinary shares, National Grid Group's ADSs and Niagara Mohawk common stock, as well as the ADS equivalent value of each share of Niagara Mohawk's common stock.



                                              National      Niagara
                            National Grid    Grid Group      Mohawk         Niagara Mohawk
                            Group Closing      Closing      Closing              ADS
                             Share Price      ADS Price    Share Price    Equivalent Value (3)
                            --------------   ----------    -----------    --------------------

Last  trading  day before    (pound)5.60        $41.75       $13.875             $19.00
announcement (1)
December   , 2000 (2)

------------

(1)    September 1, 2000, the last trading day on the New York Stock Exchange prior to the public announcement of the merger, for National Grid Group
       ADSs and Niagara Mohawk common stock and September 4, 2000, the last trading day on the London Stock Exchange prior to the public announcement of the merger, for National Grid Group ordinary shares.
(2)    The most recent date for which it was practicable to obtain market price data before the printing of this proxy statement/prospectus.
(3)    On September 4, 2000, the US dollar value of five National Grid
       Group ordinary shares would have been $40.88 based on the Noon Buying
       Rate on September 1, 2000 (the last day prior to September 4, 2000 on which the Noon Buying Rate was calculated). On December  , 2000, the
       US dollar value of five National Grid Group ordinary shares would
       have been $   based on the Noon Buying Rate on that date.



         Niagara Mohawk shareholders are urged to obtain current market quotations for the National Grid Group ADSs, National Grid Group ordinary shares and Niagara Mohawk common stock. No assurance can be given as to the market price of National Grid Group ADSs, National Grid Group ordinary shares or Niagara Mohawk common stock at the time of the merger.

         On the Niagara Mohawk record date, there were approximately     holders
of record of Niagara Mohawk common stock.

Dividend Data

         National Grid Group. The table below shows the amounts of cash dividends in respect of National Grid Group ordinary shares and ADSs for each of the five most recent fiscal years, excluding dividends paid as part of the capital reconstruction which occurred during the fiscal year ended March 31, 1998.

                                              Year ended March 31,
                              --------------------------------------------------
                               2000       1999      1998       1997      1996(1)
Pence per share (p)             p          p          p          p          p
                              -----      -----      -----      -----      -----
Interim                        5.59       5.25       4.83       4.45       4.11
Final                          8.35       7.82       7.24       6.68       6.16
                              -----      -----      -----      -----      -----

Total ordinary dividends      13.94      13.07      12.07      11.13      10.27
Special dividend               -          -         44.70       -          -
                              -----      -----      -----      -----      -----
                              13.94      13.07      56.77      11.13      10.27
                              =====      =====      =====      =====      =====

US dollar per ADS(2)            $          $          $          $          $
Interim                        0.46       0.43       0.39       0.36       0.31
Final                          0.63       0.63       0.62       0.54       0.48

Total ordinary dividends       1.09       1.06       1.01       0.90       0.79
Special dividend               -          -          3.64       -          -
                              -----      -----      -----      -----      -----
Total dividends                1.09       1.06       4.65       0.90       0.79
                              =====      =====      =====      =====      =====

---------------------------
(1) In addition to the cash dividends paid which are shown in the above table, cash and demerger dividends totaling (pound)1,110.8 million and (pound)450.0 million respectively were paid as part of the capital reconstruction which occurred during the year ended March 31, 1996.
(2) Translated into US dollars per ADS (each ADS representing five ordinary shares) at the Noon Buying Rate on the dates the dividends were paid.


         As dividends paid by New National Grid will be in pounds sterling, exchange rate fluctuations will affect the US dollar amounts received by holders of ADSs on conversion by The Bank of New York, the Depositary, of such cash dividends. See "Currencies and Exchange Rate," "The Merger--Material Tax Consequences," "Description of Ordinary Shares--Dividends and Other Distributions" and "Description of American Depositary Shares--Share Dividends and Other Distributions."

         Niagara Mohawk. Niagara Mohawk has never paid a dividend on its common stock. Prior to the formation of the holding company, NMPC has not paid a dividend on its common stock since December 31, 1995.

                       WHERE YOU CAN FIND MORE INFORMATION

         Niagara Mohawk and National Grid Group are, and upon completion of the scheme of arrangement New National Grid will be, subject to the informational requirements of the Securities Exchange Act of 1934.

         Niagara Mohawk files annual, quarterly and special reports, proxy statements and other information with the SEC. National Grid Group files annual reports and other information with the SEC. You may read and copy any reports, statements or other information filed by Niagara Mohawk or National Grid Group at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Niagara Mohawk's SEC filings are also available to the public at the web site maintained by the SEC at http://www.sec.gov. National Grid Group ADSs and Niagara Mohawk common stock are listed on the New York Stock Exchange, and consequently, the periodic reports and other information filed by National Grid Group and periodic reports and other information filed by Niagara Mohawk with the SEC can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. The primary market for National Grid Group ordinary shares is the London Stock Exchange.

         New National Grid has filed with the SEC a registration statement on Form F-4 to register the ordinary shares to be issued by it to holders of Niagara Mohawk common stock in the merger. This proxy statement/prospectus is a part of the registration statement and constitutes a prospectus of New National Grid, as well as being a proxy statement of Niagara Mohawk.

         As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. Statements contained or incorporated by reference in this proxy statement/prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete, and in each instance reference is made to the copy of such contract or other document so filed, each such statement being qualified in all respects by the reference.

         The SEC allows us to "incorporate by reference" information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information contained in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their financial condition.

Niagara Mohawk SEC Filings
  (File No. 0-25595 and 1-2987)          Period
----------------------------------       ------

Annual Report on Form 10-K               Fiscal year ended December 31, 1999

Quarterly Reports on Form 10-Q           Fiscal quarters ended March 31, 2000
                                         and June 30, 2000

Current Reports on Form 8-K              Filed May 1, 2000, June 2, 2000,
                                         July 31, 2000 and September 13, 2000

Proxy Statement                          Year 2000 Annual Meeting

National Grid Group SEC Filings
   (File No. 1-4315)                     Period
----------------------------------       ------
Annual Report on Form 20-F               Fiscal year ended March 31, 2000

Reports of Foreign Private Issuer on     Filed on April 4, 2000, May 3, 2000,
   Form 6-K                              May 23, 2000, June 2, 2000, July 7,
                                         2000, July 11, 2000, August 2, 2000,
                                         September 1, 2000, September 5, 2000,
                                         September 28, 2000, and September 29,
                                         2000

         Niagara Mohawk also incorporates by reference into this proxy statement/prospectus additional documents that may be filed with the SEC from the date of this proxy statement/prospectus to the date of the Niagara Mohawk shareholders' meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. New National Grid also incorporates by reference into this proxy statement/prospectus additional documents that may be filed with the SEC from the date of this proxy statement/prospectus to the date of the consummation of the transaction. These include periodic reports, such as Annual Reports on Form 20-F and Reports of Foreign Private Issuer on Form 6-K filed with the SEC.

         Any statement contained in an incorporated document shall be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained in this proxy statement/prospectus or in any other subsequently filed incorporated document modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this proxy statement/prospectus.

         Each of Niagara Mohawk and National Grid Group hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this proxy statement/prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the incorporated documents, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference therein. Requests should be directed to (1) Niagara Mohawk Holdings, Inc., 300 Erie Boulevard West, Syracuse, New York 13202,
Attention: Leon T. Mazur, Director, Investor Relations, (315) 428-5876 or (2) National Grid Group plc, 15 Marylebone Road, London NW1 5JD, United Kingdom,
Attention: David Forward, Telephone number: 011 44 207 312 5860 or National Grid USA, 25 Research Drive, Westborough, Massachusetts 01582, Attention: Corporate Communications, Telephone number: (508) 389-2591. In order to ensure timely delivery of any such documents in advance of the Niagara Mohawk special meeting,
any request should be made by    , 2001.

                              --------------------

         You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the transactions. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated , 2000. You should not assume that the information contained in the proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of ADSs in the merger shall create any implication to the contrary.

                              --------------------

Forward-Looking Statements

         This proxy statement/prospectus contains certain statements that are neither reported financial results nor other historical information. These statements are forward-looking statements within the meaning of the safe-harbor provisions of the US federal securities laws. Because these forward-looking statements are subject to risks and uncertainties, actual future results may differ materially from those expressed in or implied by the statements. Many of these risks and uncertainties relate to factors that are beyond the companies' ability to control or estimate precisely, such as the ability to obtain expected synergies from the merger, delays in obtaining or adverse conditions contained in regulatory approvals, competition and industry restructuring, changes in economic conditions, changes in energy market prices, changes in historical weather patterns, changes in laws, regulations or regulatory policies, developments in legal or public policy doctrines, technological developments, the availability of new acquisition opportunities, the timing and success of future acquisition opportunities and other risk factors detailed in National Grid Group's and Niagara Mohawk's reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. The companies do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of these materials.

               NIAGARA MOHAWK SPECIAL MEETING, VOTING AND PROXIES

Date, Time and Place; Purpose

         The special meeting of Niagara Mohawk shareholders will be held at
10:00 a.m. local time, on January   , 2001 at   . At the special meeting,
Niagara Mohawk shareholders of record will be asked to consider and vote upon a proposal to adopt the merger agreement.

Record Date

         The close of business on December , 2000 has been fixed as the record date for the determination of Niagara Mohawk shareholders entitled to notice of, and to vote at, the special meeting. Only Niagara Mohawk shareholders of record at the close of business on the record date are entitled to notice of and to vote at the special meeting and at any adjournment thereof. As of the record
date, there were      outstanding shares of Niagara Mohawk common stock held by
approximately      Niagara Mohawk shareholders of record. Any person who owns shares in the name of a bank, broker or other holder of record must obtain a proxy from the holder of record to be able to vote at the meeting. As of the record date, directors and executive officers of Niagara Mohawk and their affiliates owned less than 1% of the shares outstanding.

Special Meeting Attendance

         Attendance will be limited to shareholders of record, beneficial owners of shares entitled to vote at the meeting having evidence of ownership, the authorized representative of an absent shareholder, and invited guests of the management.

         Any person who owns shares in the name of a bank, broker or other holder of record must show proof of ownership. Proof of ownership may be in the form of a letter or a recent statement from the bank or broker showing ownership of Niagara Mohawk or NMPC common stock.

         Any person claiming to be an authorized representative of a shareholder must, upon request, produce written evidence of the authorization.

         In order to assure a fair and orderly meeting and to accommodate as many shareholders as possible who may wish to speak at the meeting, management will permit only shareholders or their authorized representatives to address the meeting. Management will also require that any signs, banners, placards and similar materials be left outside the meeting room.

Voting and Revocation of Proxies

         Shares represented by properly signed proxies received in time for the special meeting will be voted at the special meeting in the manner specified on the proxies. Proxies that are properly signed but do not contain instructions will be voted "FOR" adoption of the merger agreement. A Niagara Mohawk shareholder may revoke a proxy at any time before it is voted by (i) delivering, prior to the special meeting, to the Corporate Secretary of Niagara Mohawk, 300 Erie Boulevard West, Syracuse, New York 13202, a written statement of revocation having a later date or time than the proxy; (ii) submitting a properly signed proxy bearing a later date or time (or voting later by telephone or on the Internet) than the previous proxy; or (iii) attending the special meeting and voting in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.

         Niagara Mohawk shareholders may vote by mail, telephone or on-line via the Internet. The telephone and Internet procedures authenticate shareholders by use of a control number and permit confirmation that the vote has been properly recorded. Niagara Mohawk shareholders do not need to return their proxy cards if they vote by telephone or via the Internet.

         BY MAIL:   Please mark your vote, sign, date and promptly return your proxy card in the enclosed postage-paid envelope.

         BY TELEPHONE: Please call the toll-free telephone number on your proxy card (800- ). Once connected, you will be prompted to record and confirm your vote. Telephone voting is available 24 hours
                a day, through January   , 2001, 5:00 p.m. (EDT).

         VIA INTERNET: You may vote on-line by using the following Internet address: Specific instructions will be available allowing you to record and confirm your vote. Internet voting is available
                24 hours a day, through January   , 2001, 5:00 p.m. (EDT).

         Whole and fractional shares held in participants' accounts in the Niagara Mohawk employee savings plan will be voted by such plans' trustees in accordance with participants' voting directions. Any shares for which voting directions are not received will be voted in the trustees' discretion.

         STOCK CERTIFICATES SHOULD NOT BE SENT WITH THE ENCLOSED PROXY. IF THE MERGER IS COMPLETED, NIAGARA MOHAWK SHAREHOLDERS WILL BE GIVEN INSTRUCTIONS FOR EXCHANGING THEIR SHARES FOR CASH OR NEW NATIONAL GRID ADSs AT THAT TIME.

         Niagara Mohawk will bear the costs of the special meeting and of soliciting proxies therefor. Niagara Mohawk and National Grid Group will share equally the amount of the filing fees and the other expenses incurred in connection with the cost of filing, printing and distributing this proxy statement/prospectus. D.F. King & Co. will assist in the solicitation of
proxies by Niagara Mohawk for a base fee of $      plus reasonable out-of-pocket
expenses.

         Additionally, officers and other Niagara Mohawk employees may solicit proxies by telephone, telegram, fax, other electronic means or in person. Upon request, Niagara Mohawk will reimburse banks, brokers, nominees and related fiduciaries for reasonable expenses incurred by them in sending proxy materials to beneficial owners of shares.

Required Vote; Quorum

         New York law requires adoption of the merger agreement by not less than a majority of all of the votes entitled to be cast at the special meeting by Niagara Mohawk shareholders. Each share of Niagara Mohawk common stock outstanding on the record date is entitled to one vote. There are no other voting securities of Niagara Mohawk outstanding. Brokers and nominees are precluded from exercising their voting discretion on the adoption of the merger agreement, and, for this reason, absent specific instructions from the beneficial owner of the shares, are not permitted to vote such shares. Shares that are not voted because brokers did not receive instructions are referred to as "broker non-votes." Holders of a majority of the shares outstanding on the record date must be present in person or by proxy at the special meeting to constitute a quorum. Abstentions and broker non-votes are counted as present or represented for purposes of determining a quorum for the special meeting. Because the affirmative vote of Niagara Mohawk shareholders holding not less than a majority of the outstanding shares on the record date is required for approval of the merger agreement, an abstention, unreturned proxy or broker non-vote will have the effect of a vote against adoption of the merger agreement.

         The Niagara Mohawk Board recommends that Niagara Mohawk shareholders vote "FOR" adoption of the merger agreement.

Absence of Dissenters' Rights

         Under New York law, Niagara Mohawk shareholders are not entitled to exercise dissenters' rights with respect to the merger.

Availability of Independent Accountants

         Representatives of PricewaterhouseCoopers LLP, independent accountants of Niagara Mohawk, will be present at the special meeting, will have the opportunity to make a statement should they desire to do so and are expected to be available to respond to appropriate questions.

                                   THE MERGER

         This section of the proxy statement/prospectus, as well as the next section entitled "The Merger Agreement," describe certain aspects of the proposed merger. These sections highlight key information about the merger, the scheme of arrangement and the merger agreement but they may not include all the information that a shareholder would like to know. The merger agreement is attached as Annex A to this proxy statement/prospectus. We urge shareholders to read the merger agreement in its entirety.

Overview

         The merger agreement contemplates a scheme of arrangement and a merger which taken together will result in the creation of New National Grid, a new holding company for National Grid Group, and the acquisition by New National Grid of Niagara Mohawk. The scheme involves cancelling and exchanging National Grid Group's existing shares for shares of New National Grid, with National Grid Group becoming a wholly owned subsidiary of New National Grid. The merger contemplates that Grid Delaware, Inc., a wholly owned subsidiary of New National Grid, will merge into Niagara Mohawk with Niagara Mohawk surviving as a wholly owned subsidiary of New National Grid. It is intended that the scheme of arrangement and merger taken together will qualify as a tax free transaction within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended. The scheme of arrangement will be implemented prior to the merger. The merger agreement also provides that in the event that National Grid Group determines another structure would be preferable, the parties agree to negotiate in good faith to restructure the transaction (including a transaction that does not require completion of the scheme of arrangement in the event National Grid Group determines it is not likely to be approved); provided that any restructuring must preserve the economic and tax benefits of the transaction for both parties. In this document, we refer to the time when the merger is completed as the "Merger Effective Time" and to the time when the scheme of arrangement is completed as the "Scheme Effective Time".

         At the Merger Effective Time, each share of common stock of Grid Delaware, Inc. issued and outstanding prior to the merger will be converted into one share of common stock of Niagara Mohawk. Each share of Niagara Mohawk common stock will be converted into the right to receive the merger consideration in the form of cash, ADSs or a combination of cash and ADSs.

         The per share merger consideration will be $19.00 if the Average Price is between $32.50 and $51.00. In the event that the Average Price is greater than $51.00, the per share consideration received by Niagara Mohawk shareholders will increase by two-thirds of the percentage of the increase in value over $51.00. In the event that the Average Price is less than $32.50, the per share consideration received by Niagara Mohawk shareholders will decrease by two-thirds of the percentage of the decrease in value below $32.50. Niagara Mohawk shareholders can elect to receive their consideration in cash, ADSs or as a combination of both, subject to the aggregate cash consideration paid being $1.015 billion. If cash elections received from Niagara Mohawk shareholders exceed $1.015 billion, National Grid Group has the option, but not the obligation, to increase the cash component of the consideration. If elections for one form of consideration exceed the amount of such form of consideration to be issued in the merger, all shareholders electing the oversubscribed form of consideration will receive, on a pro rata basis, some of the undersubscribed form of consideration.

         "Average Price" means the average of the closing prices of National Grid Group ordinary shares, as derived from the Daily Official List of the London Stock Exchange (converted to a US dollar value using the exchange rate for each date for which the closing price is to be determined as reported in The Financial Times) for 20 trading days selected at random (using mutually agreed upon procedures) in the period of 40 consecutive London Stock Exchange trading days ending on the close of business on the tenth London Stock Exchange trading day prior to the election deadline, multiplied by five.

         An overview of the scheme of arrangement is provided under "Scheme of Arrangement."

Background of the Merger

         Since Niagara Mohawk entered into its Master Restructuring Agreement in 1998, under which it bought out most of its above-market government-mandated power purchase agreements, and thereby stabilized its financial condition, the board of directors and management of Niagara Mohawk have periodically reviewed Niagara Mohawk's strategic alternatives, including internal growth, growth by acquisition, the sale of Niagara Mohawk and a combination with another company in which Niagara Mohawk shareholders would continue to participate. Consideration was given not only to electric and gas utilities, but also to the oil and gas and telecommunications industries. During this period, Niagara Mohawk engaged in preliminary discussions with a number of parties about potential transactions, but, except as set forth below, no specific proposals were made and these discussions did not evolve beyond a preliminary stage.

         Since 1998, National Grid Group has been pursuing a growth strategy in the electric transmission and distribution market in the United States, with a particular focus on the Northeast region where many states have been engaged in a deregulation process pursuant to which, among other things, the ownership and operation of generation facilities are being separated from that of transmission and distribution facilities. Consistent with this strategy, in March 2000, National Grid Group completed the acquisition of New England Electric System (currently known as National Grid USA), whose subsidiaries operate electric transmission and distribution systems in three New England states, followed in April 2000 by National Grid USA's acquisition of Eastern Utility Associates, whose subsidiaries also operate transmission and distribution systems in three New England states. Both New England Electric System and Eastern Utilities Associates had divested the vast majority of their generation assets prior to being acquired by National Grid Group and are seeking to sell the remainder of their generation assets. Since the announcement of the New England Electric System and Eastern Utilities Associates acquisitions, National Grid Group has continued to investigate the possibility of further strategic transactions with US electric utility companies, such as Niagara Mohawk, that have or are in the process of divesting their generation assets in order to expand its transmission and distribution operations in the United States but, except as set forth below, no specific proposals were made and these discussions did not evolve beyond a preliminary stage.

         In November 1999, William E. Davis, Chairman of the Board and Chief Executive Officer of Niagara Mohawk, was called by Richard P. Sergel, President and Chief Executive Officer of New England Electric System, whose company was then in the process of merging with National Grid Group. Mr. Sergel suggested that in light of the favorable experience he felt that the merger presented to New England Electric System, Niagara Mohawk might be interested in pursuing talks with National Grid Group. In order to facilitate these preliminary discussions, Niagara Mohawk and National Grid Group entered into a Confidentiality Agreement on December 13, 1999. Messrs. Davis and Sergel met in New York City on December 14, 1999, with a small number of executive officers from New England Electric System, National Grid Group, and Niagara Mohawk and their respective financial advisors, but immediately following that meeting it was decided to delay any further substantive discussions pending the completion of the New England Electric System/National Grid Group merger. In April, following completion of the New England Electric System/National Grid Group merger, the parties resumed discussions, with due diligence being performed on both sides for a period of months.

         Following a meeting on August 15, 2000 in New Jersey with Mr. Sergel and David Jones, Group Chief Executive Officer of National Grid Group, Mr. Davis felt that the terms of a potential transaction had advanced sufficiently so that a presentation about National Grid Group and the possible terms of a transaction could be made to the Niagara Mohawk board of directors at its regularly scheduled late August off-site meeting. Following that meeting, negotiations continued, including, without limitation, on the per share price, the mix of cash and securities, the conditions to the merger and other terms of the merger agreement. On August 30, 2000, a telephonic board meeting was held to update the Niagara Mohawk board of directors on the status of the negotiations.

         On the afternoon of August 31, 2000, the National Grid Group board of directors met to consider the proposed transaction. At this meeting, the National Grid Group board of directors discussed the structure of the proposed transaction and the terms of the merger, including financial terms. As part of this meeting, the National Grid Group board of directors received advice from its financial advisors regarding the financial terms of the merger and other matters relevant to their consideration of the proposed transaction. Following these deliberations, the National Grid Group board of directors unanimously approved the proposed transaction and terms of the merger agreement and established a committee, consisting of any two directors, one of whom had to be David Jones, Stephen Box, Group Director, Finance, of National Grid Group or Richard P. Sergel (the "National Grid Special Committee"), to finalize the outstanding terms of the merger agreement and to authorize the execution and delivery of the merger agreement.

         By September 3, 2000, all remaining issues had been negotiated and on September 4, 2000, the Niagara Mohawk board of directors and the National Grid Special Committee comprising David Jones and Stephen Box adopted and approved the merger agreement, which was then executed by the parties.

Recommendation of the Niagara Mohawk Board of Directors

         At a meeting on September 4, 2000, the Niagara Mohawk board of directors, by unanimous vote of those present, determined that the merger is fair to and in the best interests of Niagara Mohawk's shareholders, adopted the merger agreement, and recommended that Niagara Mohawk shareholders vote in favor of adoption of the merger agreement. ACCORDINGLY, NIAGARA MOHAWK'S BOARD OF DIRECTORS RECOMMENDS THAT NIAGARA MOHAWK SHAREHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

         In reaching this recommendation, the Niagara Mohawk board of directors took into account numerous factors, including but not limited to, the following:

         1. The familiarity of the Niagara Mohawk board of directors with the financial condition, results of operations, business and prospects of Niagara Mohawk, as reflected in Niagara Mohawk's historical and projected financial information, the current economic and regulatory environment and the nature of the electric utility industry.

         2. The fact that the consideration offered of $19.00 per share (which assumes that the aggregate dollar value of five National Grid Group's ordinary shares is between $32.50 and $51.00 during the applicable time period prior to the election deadline), constitutes a premium of 37% over the market price of Niagara Mohawk's common stock on the last trading day on the New York Stock Exchange prior to the announcement of the merger and a premium of 36% over the average closing price during the twelve months prior to the announcement of the merger.

         3. The opinion of Niagara Mohawk's financial advisor, DLJ, as to the fairness of the consideration to be received by Niagara Mohawk shareholders in the merger.

         4. The fact that Niagara Mohawk's prospects, together with the present relatively low trading value of its shares and its highly leveraged financial condition, makes it unlikely for there to be substantial growth for Niagara Mohawk, either internally generated or by acquisition, in the near future.

         5. The fact that the receipt of ADSs is tax-free to Niagara Mohawk shareholders.

         6. The opportunity afforded to Niagara Mohawk shareholders, through the receipt of ADSs, to become equity participants in National Grid Group, which

             o as a result of the merger, will be the ninth largest electric utility in the United States, with a US business equal in size to the UK business;

             o in an era of growing consolidation in the transmission and distribution business, will be the largest transmission business (by miles) and the second largest distribution business (by power delivered) in the New England/New York market;

             o has ten years of experience in operating a transmission system in a deregulated market;

             o has a proven track record in accomplishing savings following acquisitions; and

             o has successfully parlayed its transmission and distribution skills into the telecommunications arena.

         7. The Board's belief that the merger offered better short and long term value for the Niagara Mohawk shareholders than any of the available alternatives, including the possibility of remaining independent and the possibility of a merger with another company.

         8. The fact that under the terms of the merger agreement, as described under "The Merger Agreement--Termination," the board retains its ability, if required by its fiduciary duties, to withdraw its recommendation as to the merger and/or terminate the merger agreement, upon payment of a termination fee.

         9. The fact that, under the terms of the merger agreement, Niagara Mohawk shareholders will share in the effect of increases or decreases in the price of five National Grid Group's ordinary shares above $51.00 and below $32.50.

         In view of the wide variety of factors considered by the Niagara Mohawk board of directors in connection with its evaluation of the merger and the complexity of such matters, the Niagara Mohawk board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. The Niagara Mohawk board conducted a discussion of the factors described above, including asking questions of Niagara Mohawk's management and Niagara Mohawk's legal and financial advisors, and reached a general consensus that the merger was fair to and in the best interests of Niagara Mohawk and its shareholders. In considering the factors described above, individual members of the Niagara Mohawk board may have given different weight to different factors. The Niagara Mohawk board relied on the experience and expertise of its financial advisor for quantitative analysis of the financial terms of the merger.

Opinion of Financial Advisor to Niagara Mohawk

         DLJ, in its role as financial advisor, was asked to render an opinion to Niagara Mohawk's board of directors as to the fairness, from a financial point of view, to the holders of Niagara Mohawk common stock of the consideration to be received by such holders in the merger. On September 4, 2000, DLJ delivered to Niagara Mohawk's board of directors its written opinion, dated September 4, 2000, to the effect that, as of that date, based on and subject to the assumptions, limitations and qualifications set forth in its written opinion, the consideration to be received by the holders of Niagara Mohawk common stock in the merger was fair to such holders from a financial point of view. The full text of DLJ's opinion is attached as Appendix B to this proxy statement/prospectus.

         DLJ expressed no opinion as to the prices at which Niagara Mohawk common stock, National Grid Group's ordinary shares or National Grid Group's ADSs, New National Grid ordinary shares or New National Grid ADSs would actually trade at any time. DLJ's opinion did not constitute a recommendation to any Niagara Mohawk shareholder as to how such shareholder should vote on the merger.

         Niagara Mohawk and National Grid Group determined the consideration to be received by the holders of Niagara Mohawk common stock in arm's length negotiations between Niagara Mohawk and National Grid Group, in which DLJ advised Niagara Mohawk.

         Niagara Mohawk selected DLJ as its financial advisor because DLJ is an internationally recognized investment banking firm that has substantial experience providing strategic advisory services. DLJ has acted as Niagara Mohawk's financial advisor for a number of years, including in connection with its Master Restructuring Agreement. DLJ was not retained as an advisor or agent to the shareholders of Niagara Mohawk or any other person. As part of its investment banking business, DLJ is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Niagara Mohawk did not impose any restrictions or limitations upon DLJ with respect to the investigations made or the procedures followed by DLJ in rendering its opinion.

         In arriving at its opinion, DLJ:

         o reviewed the draft dated September 2, 2000 of the merger agreement and the exhibits thereto and assumed the final form of the merger agreement would not vary in any respect material to DLJ's analysis;

         o reviewed financial and other information that was publicly available or furnished to DLJ by Niagara Mohawk and National Grid Group, including information provided during discussions with their respective management teams. Included in the information provided during discussions with management were certain financial projections of Niagara Mohawk for the period beginning January 1, 2000 and ending December 31, 2007 prepared by the management of Niagara Mohawk and certain financial projections of National Grid Group for the period beginning April 1, 2000 and ending March 31, 2006 prepared by the management of National Grid Group;

         o compared certain financial and securities data of Niagara Mohawk with various other companies whose securities are traded in public markets;

         o reviewed the historical stock prices and trading volumes of Niagara Mohawk common stock;

         o reviewed prices and premiums paid in certain other business combinations; and

         o conducted other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of rendering its opinion.

         In rendering its opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by Niagara Mohawk, National Grid Group, or their respective representatives, or that DLJ otherwise reviewed. With respect to the financial projections supplied to DLJ, DLJ relied on representations that the projections were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of Niagara Mohawk and National Grid Group as to the future operating and financial performance of Niagara Mohawk and National Grid Group, respectively. DLJ did not assume responsibility for making any independent evaluation of the assets or liabilities, or for making any independent verification of the information DLJ reviewed. DLJ relied as to certain legal matters on advice of counsel to Niagara Mohawk.

         DLJ necessarily based its opinion on economic, market, financial and other conditions as they existed on, and on the information made available to DLJ as of, the date of its opinion. DLJ states in its opinion that, although subsequent developments may affect the conclusions reached in its opinion, DLJ does not have any obligation to update, revise or reaffirm its opinion.

Summary of Financial Analyses Performed by DLJ

         The following is a summary of the financial analyses DLJ presented to Niagara Mohawk's board of directors on September 4, 2000 in connection with the preparation of DLJ's opinion. No company or transaction used in the analyses described below is directly comparable to Niagara Mohawk, National Grid Group or the contemplated transaction. In addition, mathematical analysis such as determining the mean or median is not in itself a meaningful method of using selected company or transaction data. The analyses DLJ performed are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. The information summarized in the tables that follow should be read in conjunction with the accompanying text.

                           Analysis of Niagara Mohawk

         Common Stock Trading History. DLJ examined the historical closing prices of Niagara Mohawk common stock from August 31, 1999 to September 1, 2000. During this time period, Niagara Mohawk common stock reached a high of $16.19 per share and a low of $11.00 per share. On September 1, 2000, the price was $13.88.

         Discounted Cash Flow Analysis. DLJ performed a discounted cash flow, or DCF, analysis of the projected cash flows of Niagara Mohawk for the fiscal years ending December 31, 2000 through December 31, 2007, using projections and assumptions provided by the management of Niagara Mohawk. The DCF value for Niagara Mohawk was estimated using discount rates ranging from 7.0% to 8.0%, based on estimates related to the weighted average cost of capital of Niagara Mohawk, and terminal multiples of estimated EBITDA for Niagara Mohawk's fiscal year ending December 31, 2007 ranging from 6.5x to 7.5x. The DCF analysis also took into account Niagara Mohawk's net operating loss or NOL position and the value associated with such NOLs. Based on this analysis, DLJ estimated a value per share of Niagara Mohawk common stock ranging from $10.16 to $15.61, compared to the proposed consideration to be received in the merger of $19.00 per share (subject to the adjustment mechanism described in the merger agreement).

         Sum-of-the-Parts Analysis. DLJ also performed a valuation analysis based on the sum of the value of each of the segments of Niagara Mohawk, namely the regulated businesses and the unregulated businesses. The regulated businesses include electric and gas transmission and distribution, and nuclear generation. The unregulated businesses include Opinac (which has investments in Telergy and Evonyx) and Canadian Niagara Power. Based on this analysis, DLJ estimated the value per share of Niagara Mohawk common stock ranging from $11.71 to $18.13, compared to the proposed consideration to be received in the merger of $19.00 per share (subject to the adjustment mechanism described in the merger agreement).

         Regulated Businesses. For the regulated electric and gas businesses, DLJ performed a DCF analysis of the projected cash flows for the fiscal years ending December 31, 2000 through December 31, 2007, using projections and assumptions provided by the management of Niagara Mohawk. The DCF valuation for the regulated businesses included the cash flows associated with certain regulatory assets, which were booked on Niagara Mohawk's balance sheet as intangible assets, and which provide cash benefits to Niagara Mohawk in the form of tariffs that offset prior costs incurred by Niagara Mohawk. The DCF value for the regulated businesses was estimated using discount rates ranging from 7.0% to 8.0%, based on estimates related to the weighted average cost of capital of Niagara Mohawk's regulated businesses, and terminal multiples of estimated EBITDA for Niagara Mohawk's fiscal year ending December 31, 2007 ranging from 6.5x to 7.5x. Based on this analysis, DLJ estimated the value of the regulated businesses to range between $6,765 million and $7,658 million.

         Unregulated Businesses. For the unregulated businesses, DLJ used an analysis of comparable company trading multiples to value Niagara Mohawk's 18% stake in Telergy, and used book values to estimate the value of Evonyx and Canadian Niagara Power. Based on these analyses, DLJ estimated the value of the unregulated businesses to range between $363 million and $462 million.

         In valuing Niagara Mohawk's 18% stake in Telergy, DLJ analyzed trading multiples of selected publicly traded US broadband companies that DLJ believed were reasonably comparable to Telergy. These companies consisted of:

         o   360networks Incorporated
         o   Broadwing Incorporated
         o   NorthEast Optic Network Incorporated
         o   Williams Communications Group

         In examining these comparable companies, DLJ calculated the enterprise value of each company as a multiple of its respective: (i) LTM Route Miles, (ii) Route Miles for the fiscal year 2000, (iii) Route Miles for the fiscal year 2001 and (iv) LTM Net property, plant and equipment, or PP&E.


                                 ENTERPRISE VALUE
                  --------------------------------------------------
                             Route Miles
                  --------------------------------
                    LTM         2000        2001        LTM Net PP&E
                    ---         ----        ----        ------------
     Average      $876,594    $638,311    $501,964          12.7x
     Median       $783,161    $557,762    $397,794           7.3x

         Based on an analysis of this data and Telergy's actual and projected results, DLJ estimated the value of Niagara Mohawk's 18% stake in Telergy to range between $226 million and $325 million.

         Comparable Publicly Traded Company Analysis. DLJ analyzed the market values and trading multiples of selected publicly traded US utility companies that DLJ believed were reasonably comparable to Niagara Mohawk on the basis notably of their business activity and geographic presence. These comparable companies consisted of:

         o  Conectiv, Inc.
         o  Consolidated Edison, Inc.
         o  Constellation Energy Group, Inc.
         o  Energy East Corporation
         o  KeySpan Corporation
         o  PECO Energy Company
         o  Potomac Electric Power Company
         o  PPL Corporation
         o  Public Service Enterprise Group, Inc.

         In examining these comparable companies, DLJ calculated the enterprise value of each company as a multiple of its respective: (i) LTM EBITDA and (ii) LTM EBIT. The enterprise value of a company is equal to the value of its fully-diluted common equity plus debt, minority interests, and the liquidation value of outstanding preferred stock, if any, minus cash, marketable securities, and minority investments in other entities. LTM means the last twelve-month period for which financial data for Niagara Mohawk has been reported. EBITDA means earnings before interest expense, taxes, depreciation and amortization, and excluding earnings in equity affiliates. EBIT means earnings before interest expense and taxes, and excluding earnings in equity affiliates. DLJ also calculated the price per share of each company as a multiple of its respective
(i) LTM earnings per share or EPS and (ii) projected calendar year 2000 earnings per share. All historical data was derived from publicly available sources and all projected data was obtained from First Call Research estimates where available. DLJ's analysis of the comparable companies yielded the following multiple ranges:

                         ENTERPRISE
                         VALUE/LTM                PRICE/EPS
                    ---------------------    -------------------
                      EBITDA       EBIT        LTM         2000
                      ------       ----        ---         ----
    High               8.4x        12.3x      20.1x       15.7x
    Low                5.0x         8.2x       8.8x        9.4x
    Average            7.0x        10.1x      12.8x       12.2x
    Median             7.3x        10.1x      12.8x       11.9x


         Based on an analysis of this data and such other matters as DLJ considered appropriate, DLJ estimated a value per share of Niagara Mohawk common stock ranging from $16.00 to $18.00, compared to the proposed consideration to be received in the merger of $19.00 per share (subject to the adjustment mechanism described in the merger agreement).

         Precedent Merger and Acquisition Transaction Analysis. DLJ reviewed selected acquisitions involving companies in the utility industry that DLJ believed are reasonably comparable to the merger. These transactions consisted of:

         o  First Energy Corporation/GPU, Inc. (pending as of September 4, 2000)
         o  FPL Group, Inc./Entergy Corporation (pending as of September 4,
            2000)
         o  AES Corporation/IPALCO Enterprises, Inc. (pending as of September 4,
            2000)
         o  PowerGen plc/LG&E Energy Corporation (pending as of September 4,
            2000)
         o Consolidated Edison, Inc./Northeast Utilities System (pending as of September 4, 2000)
         o  PECO Energy Company/Unicom Corporation (pending as of September 4,
            2000)
         o Carolina Power & Light Company/Florida Progress Corporation (pending as of September 4, 2000)
         o  Energy East Corporation/CMP Group, Inc.
         o  Indiana Energy, Inc./SIGCORP, Inc. (closed 03/31/00)
         o  Investor Group/MidAmerican Energy Company (closed 03/14/00)
         o  National Grid Group plc/Eastern Utilities Associates (closed
            04/19/00)
         o  National Grid Group plc/New England Electric System (closed
            03/22/00)
         o  BEC Energy/Commonwealth Energy System (closed 08/24/99)
         o  ScottishPower plc/PacifiCorp (closed 12/01/99)
         o  AES Corporation/CILCORP, Inc. (closed 10/18/99)

         In examining these acquisitions, DLJ calculated the enterprise value of the acquired company implied by each of these transactions as a multiple of (i) LTM EBITDA and (ii) LTM EBIT. DLJ also calculated the equity value of the acquired company implied by each of these transactions as a multiple of LTM Net Income. DLJ's analysis of these comparable acquisitions yielded the following multiple ranges:

                               ENTERPRISE               EQUITY
                                VALUE/LTM             VALUE/LTM
                          ---------------------     -------------
                            EBITDA       EBIT         NET INCOME
                            ------       ----         ----------
          High               9.8x        19.0x          38.8x
          Low                4.2x         5.4x          12.1x
          Average            7.4x        12.4x          19.0x
          Median             7.3x        11.6x          17.1x

         Based on an analysis of this data and Niagara Mohawk's actual operating results, DLJ estimated a value per share of Niagara Mohawk common stock ranging from $18.00 to $23.00, compared to the proposed consideration to be received in the merger of $19.00 per share (subject to the adjustment mechanism described in the merger agreement).

         Premiums Paid Analysis. DLJ determined the premium over the common stock trading prices for one day, one week and one month prior to the announcement date in selected merger and acquisition transactions of US utilities that DLJ believed are reasonably comparable to the merger. The group of transactions considered was similar to the group used for the "Precedent Merger and Acquisition Transaction Analysis." DLJ calculated the premiums for these transactions based on publicly available data. The median premiums for the selected transactions over the common stock trading prices for one day, one week and one month prior to the announcement date were 21.6%, 26.9% and 28.5%, respectively. The average premiums for the selected transactions over the common stock trading prices for one day, one week and one month prior to the announcement date were 25.9%, 29.1% and 29.8%, respectively. Applying the above premiums to the closing price of Niagara Mohawk common stock on comparable days, DLJ estimated a value per share of Niagara Mohawk common stock ranging from $17.00 to $18.50, compared to the proposed consideration to be received in the merger of $19.00 per share (subject to the adjustment mechanism described in the merger agreement).

                         Analysis of National Grid Group

         Common Stock Trading History. DLJ examined the historical closing prices of National Grid Group's ordinary shares from August 31, 1999 to September 1, 2000. During this time period, National Grid Group's ordinary shares reached a high of (pound)5.97 per share and a low of (pound)4.08 per share. On September 1, the price was (pound)5.73.

         Research Analyst Views. DLJ reviewed research analysts reports, dated between February and July 2000, from six large financial institutions that published a target price for ordinary shares of National Grid Group. The target prices were in a range of (pound)6.50 to (pound)7.50. The ADS equivalent target prices were in a range of $48.75 to $56.25. The ADS equivalent price is the product of (i) the price of National Grid Group's ordinary shares (as quoted in London in (pound)); (ii) an exchange rate of (pound)1.00 = $1.50; and (iii) five (representing five ordinary shares per National Grid Group ADS).

         Sum-of-the-Parts Analysis. DLJ performed a Sum-of-the-Parts Analysis on the four significant businesses of National Grid Group: UK Electric, National Grid USA, Energis and Intelig. Based on this analysis, DLJ estimated a value per share of National Grid Group's ordinary shares ranging from (pound)6.64 to (pound)8.41.

         UK Electric. To determine the value of the UK Electric segment of the National Grid Group business, including its international electric joint ventures in Argentina, Zambia and Australia ("UK Electric"), DLJ performed a comparable publicly traded company analysis and a DCF analysis. Based on these analyses, DLJ estimated the value of UK Electric to range between (pound)4,374 million and (pound)5,203 million (or $6,561 million and $7,804 million at an exchange rate of (pound)1.00 = $1.50).

         Comparable Publicly Traded Company Analysis. DLJ analyzed the market values and trading multiples of selected publicly traded electric utility companies in the United Kingdom that DLJ believed were reasonably comparable to UK Electric. These comparable companies consisted of:

         o  British Energy plc
         o  National Power plc
         o  PowerGen plc
         o  Scottish and Southern Energy plc
         o  ScottishPower plc
         o  Viridian Group plc

         In examining these comparable companies, DLJ calculated the enterprise value of each company as a multiple of its respective: (i) LTM EBITDA and (ii) LTM EBIT. Data was derived from publicly available sources. DLJ's analysis of the comparable companies yielded the following multiple ranges:

                                    ENTERPRISE             EQUITY
                                     VALUE/LTM            VALUE/LTM
                                --------------------     -----------
                                 EBITDA        EBIT       Net Income
                                 ------        ----      -----------
                   High           10.3x       15.2x          13.8x
                   Low             3.2x        5.1x           8.5x
                   Median          6.8x        9.3x          12.3x

         Based on an analysis of this data and UK Electric's actual results, DLJ estimated the value of the UK Electric segment to range between (pound)4,718 million and (pound)5,767 million (or $7,077 million and $8,650 million at an exchange rate of (pound)1.00 = $1.50).

         DCF Analysis. DLJ also performed a DCF analysis of the projected cash flows of UK Electric for the fiscal years ending December 31, 2000 through December 31, 2005, using projections and assumptions provided by the management of National Grid Group. The DCF valuation for UK Electric was estimated using discount rates ranging from 6.0% to 7.0%, based on estimates related to the weighted average costs of capital of UK Electric, and terminal multiples of estimated EBITDA ranging from 6.3x to 7.3x on December 31, 2005. Based on this analysis, DLJ estimated the value of UK Electric, excluding the international electric joint ventures, to range between (pound)3,844 million and (pound)4,539 million (or $5,766 million and $6,808 million at an exchange rate of (pound)1.00 = $1.50).

         National Grid USA. To determine the value of the National Grid USA segment of National Grid Group DLJ performed a comparable publicly traded company analysis, a DCF analysis and also considered the purchase price of these assets. DLJ also estimated the value of NEES Communications, Inc. and the present value of certain operational and tax synergies resulting from National Grid Group's integration of the businesses of National Grid USA. Based on these analyses, DLJ estimated the value of National Grid USA to range between $5,057 million and $6,433 million.

         Analysis of Purchase Price of National Grid USA by National Grid Group. DLJ estimates that the purchase price paid by National Grid Group to acquire the businesses making up National Grid USA was $4,786 million.

         Comparable Publicly Traded Company Analysis. DLJ analyzed the market values and trading multiples of selected publicly traded electric utility companies in the United States that DLJ believed were reasonably comparable to National Grid USA on the basis notably of their business activity and geographic presence. These comparable companies consisted of:

         o  Conectiv, Inc.
         o  Consolidated Edison, Inc.
         o  Constellation Energy Group, Inc.
         o  Energy East Corporation
         o  KeySpan Corporation
         o  PECO Energy Company
         o  Potomac Electric Power Company
         o  PPL Corporation
         o  Public Service Enterprise Group, Inc.

         In examining these comparable companies, DLJ calculated the enterprise value of each company as a multiple of its respective: (i) LTM sales, (ii) LTM EBITDA and (iii) LTM EBIT. All historical data was derived from publicly available sources. DLJ's analysis of the comparable companies yielded the following multiple ranges:

                               ENTERPRISE VALUE/LTM
                         ----------------------------------
                           Sales       EBITDA       EBIT
                           -----       ------       ----
         High               2.6x        8.4x        12.3x
         Low                1.1x        5.0x         8.2x
         Average            2.0x        7.0x        10.1x
         Median             2.1x        7.3x        10.1x

         Based on an analysis of this data and National Grid USA's actual results, DLJ estimated the value of National Grid USA to range between $4,791 million and $5,856 million.

         DCF Analysis. DLJ performed a DCF analysis of the projected cash flows of National Grid USA for the fiscal years ending December 31, 2000 through December 31, 2005, using projections and assumptions provided by the management of National Grid Group. The DCF valuation for National Grid USA was estimated using discount rates ranging from 7.0% to 8.0%, based on estimates related to the weighted average costs of capital of National Grid USA, and terminal multiples of estimated EBITDA ranging from 6.8x to 7.8x on December 31, 2005. Based on this analysis, DLJ estimated the value of National Grid USA to range between $5,296 million and $6,085 million.

         The above DCF analysis did not include cash flows and corresponding values for NEES Communications, Inc. and certain operational and tax synergies resulting from National Grid Group's acquisition of the businesses of National Grid USA. DLJ estimated that the valuation of NEES Communications, Inc. was $100 million, based on the value of NEES Communications, Inc.'s telecommunications contracts. DLJ estimated that the present value of the operational and tax synergies resulting from National Grid Group's acquisition of the businesses of National Grid USA was in range from $0 to $758 million, based on sensitivities to cost savings assumptions provided by National Grid Group management.

         Energis. National Grid Group had an interest of 36.3% in Energis as of September 4, 2000. DLJ estimated the value of Energis based on Energis' stock price and public valuation, research analysts' price targets, and a comparable publicly traded company analysis. Based on these analyses, DLJ estimated the value of Energis to range between (pound)9,470 million and (pound)11,237 million, implying a value for National Grid Group's 36.3% interest in Energis to range between (pound)3,438 million and (pound)4,079 million (or $5,157 million and $6,119 million at an exchange rate of (pound)1.00 = $1.50).

         Public Valuation. The equity valuation of Energis was (pound)10,257 million as of September 1, 2000, based on Energis' closing share price of (pound)6.60 on that date.

         Research Analyst Views. DLJ reviewed research analyst reports from six large financial institutions, dated between May and July 2000, that valued the current price per share and published a target price for shares of Energis. The target prices were in a range of (pound)6.60 to (pound)9.00.

         Comparable Publicly Traded Company Analysis. DLJ performed a comparable publicly traded company analysis of Energis, by analyzing the market values and trading multiples of selected publicly traded European alternative network companies that DLJ believed were reasonably comparable to Energis. These comparable companies consisted of:

         o  Carrier 1 International S.A.
         o  Colt Telecom Group Plc
         o  Fibernet Group Plc
         o  Netia SA
         o  Thus Plc
         o  Versatel Telecom International

         DLJ calculated the enterprise value of each company as a multiple of its respective: (i) projected calendar year 2000, 2001 and 2002 sales and (ii) net PP&E and gross PP&E. All historical data was derived from publicly available sources and all projected data was obtained from Wall Street research reports. DLJ's analysis of the comparable companies yielded the following multiple ranges:

                                        ENTERPRISE VALUE
                 --------------------------------------------------------------
                  2000 Sales   2001 Sales   2002 Sales   Net PP&E   Gross PP&E
                  ----------   ----------   ----------   --------   ----------
      High           26.9x        16.8x        13.3x       22.3x       19.2x
      Low             3.8x        2.9x         2.8x        2.5x        2.3x
      Median         12.9x        6.5x         5.4x        9.3x        8.3x

         Based on an analysis of this data and Energis' actual and projected results, DLJ estimated the equity value of Energis to range between (pound)10,110 million and (pound)12,485 million (or $15,165 million and $18,727 million at an exchange rate of (pound)1.00=$1.50).

         Intelig. National Grid Group owns 50% of Intelig. DLJ estimated the value of Intelig based on a DCF analysis, an analysis of comparable publicly traded companies, and a net asset valuation analysis. Based on these analyses, DLJ estimated the enterprise value of Intelig to range between $1,675 million and $2,159 million, implying a value for National Grid Group's 50% stake in Intelig to range between $665 million and $907 million.

         DCF Analysis. DLJ performed a DCF analysis of the projected cash flows of Intelig for the fiscal years ending December 31, 2000 through December 31, 2008, using projections and assumptions provided by the management of National Grid Group. The DCF valuation for Intelig was estimated using discount rates ranging from 14.5% to 16.5%, based on estimates related to the weighted average costs of capital of Intelig, and terminal multiples of estimated EBITDA ranging from 7.0x to 8.0x on December 31, 2008. Based on the DCF analysis, DLJ estimated the value of Intelig to range between $1,372 million and $2,012 million.

         Comparable Publicly Traded Company Analysis. DLJ also performed a comparable publicly traded company analysis of Intelig, analyzing the market values and trading multiples of selected publicly traded Latin American telecom companies that DLJ believed were reasonably comparable to Intelig. These comparable companies consisted of:

         o  Telefonas de Mexico SA de CV (Telmex)
         o  Compania de Telecommunicaciones de Chile S.A. (Telefonica CTC Chile)
         o  Telefonica de Argentina S.A.
         o  Embratel Participacoes S.A.
         o  Telecommunicacoes de San Paulo S.A. (Telesp)
         o  Telenorte Leste Participacoes S.A. (Telmar)
         o  Brazil Telecom Participacoes S.A.

         DLJ calculated the enterprise value of each company as a multiple of its respective projected calendar year 2000 and 2001 sales. All historical data was derived from publicly available sources and all projected data was obtained from Wall Street research reports where available. DLJ's analysis of the comparable companies yielded the following multiple ranges:


                                     ENTERPRISE VALUE/
                              --------------------------------
                                2000 Sales         2001 Sales
                                ----------         ----------
                  High              3.8x              3.6x
                  Low               2.4x              1.9x
                  Average           2.8x              2.5x

         Based on an analysis of this data and Intelig's projected results, DLJ estimated the value of Intelig to range between $2, 253 million and $2,753 million.

         Net Asset Value Analysis. DLJ reviewed the net asset value multiples of selected European companies, which were included in the comparable publicly traded company analysis for Energis. The multiples observed were in a range of 2.5x to 22.3x, with a median of 9.3x. DLJ estimated 6.7x to 8.1x as a representative range of multiples for Intelig, implying a value for Intelig to range between $1,400 million and $1,711 million.

         The summary set forth above does not purport to be a complete description of the analyses performed by DLJ but describes, in summary form, the material elements of the presentation that DLJ made to Niagara Mohawk's board of directors on September 4, 2000 in connection with the preparation of DLJ's fairness opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. DLJ conducted each of the analyses in order to provide a different perspective on the transaction and to add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. DLJ did not place any particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, DLJ has indicated to Niagara Mohawk that it believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The analyses DLJ performed are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses.

Engagement Letter

         Pursuant to the terms of an engagement agreement dated January 24, 2000, Niagara Mohawk has agreed to pay a fee that is customary in transactions of this nature a substantial portion of which is contingent upon the completion of the merger. In addition, Niagara Mohawk agreed to reimburse DLJ, upon DLJ's request from time to time, for all out-of-pocket expenses (including the reasonable fees and expenses of counsel) DLJ incurred in connection with its engagement thereunder and to indemnify DLJ and certain related persons against certain liabilities in connection with its engagement, including liabilities under US federal securities laws. DLJ and Niagara Mohawk negotiated the terms of the fee arrangement.

Other Relationships

         In the ordinary course of business, DLJ and its affiliates may own or actively trade the securities of Niagara Mohawk and National Grid Group for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in Niagara Mohawk or National Grid Group securities.

         DLJ has represented Niagara Mohawk in many advisory or underwriting transactions, including: (i) lead-managing the issue of $200 million of 87/8% Senior Notes due 2007; (ii) advising on the sale of various of Niagara Mohawk's fossil and hydro generating assets for approximately $900 million; (iii) advising on the restructuring and termination of various of Niagara Mohawk's power purchase agreements with certain of its independent power producers for approximately $3.6 billion in cash and 42.9 million shares of Niagara Mohawk common stock; and (iv) lead-managing the issue of $3.45 billion of Senior Notes of various maturities and $316 million of Niagara Mohawk common stock.

Interests of Niagara Mohawk's Officers and Directors

         General. Some members of Niagara Mohawk's senior management and the Niagara Mohawk board of directors may be deemed to have interests in the merger that are in addition to and/or potentially different from the interests of shareholders of Niagara Mohawk generally. The Niagara Mohawk board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transaction contemplated by the merger agreement. In considering the recommendation of the Niagara Mohawk board of directors in respect of the merger agreement and the transactions contemplated by the merger agreement, the Niagara Mohawk shareholders should be aware that these interests may present actual or potential conflicts of interest with respect to the merger.

         National Grid Group Board; Arrangements for Mr. Davis; National Grid USA Board. The merger agreement provides that William E. Davis, Chairman and Chief Executive Officer of Niagara Mohawk, will be appointed as Chairman of National Grid USA for two years after the merger and as an executive director on the New National Grid board of directors. In consideration for Mr. Davis' agreement to serve as Chairman of National Grid USA for two years and not to compete with National Grid Group or its subsidiaries for 2 years thereafter, National Grid USA and Mr. Davis have agreed that Mr. Davis will receive, about the time of the merger, the amount that would have been payable had he been terminated under his employment agreement and then will receive for two years, his present annual salary and have the opportunity to receive raises and the right to participate in bonus opportunities equivalent to those he had at Niagara Mohawk and the opportunity to receive raises. One additional outside director on the current Niagara Mohawk board of directors, to be selected by National Grid Group, will also be appointed to the New National Grid board. The parties have also agreed that three senior executives of Niagara Mohawk, including Mr. Davis, will be appointed to the National Grid USA Board.

         New York Advisory Board Appointments. Promptly following the merger, an advisory board will be established for two years, to advise Niagara Mohawk with respect to matters relating to general business as well as opportunities and activities in New York State and to maintain and develop customer relationships in New York State. The board will consist of up to 12 outside directors of the Niagara Mohawk board who are not appointed to the New National Grid board.

         Director and Officer Indemnification and Insurance. New National Grid has agreed that it will indemnify all officers, directors and employees of Niagara Mohawk from all losses (including litigation expenses and fees) arising out of actions or omissions occurring at or prior to the merger (whenever asserted) that are, in whole or in part, based on or arising out of the fact that such person is or was a director, officer or employee of Niagara Mohawk or based on or arising out of or pertaining to the transactions contemplated by the merger agreement. New National Grid also has agreed that it will maintain in effect for no less than six years following the merger all rights of indemnification in favor of the employees, agents, officers and directors of Niagara Mohawk contained in the certificate of incorporation and bylaws of Niagara Mohawk and its subsidiaries before the merger. New National Grid also has agreed that, until the sixth anniversary of the merger, it will cause to be maintained in effect the policies of directors' and officers' liability insurance maintained by Niagara Mohawk and its subsidiaries as of the date of the merger agreement, or will procure equally favorable directors' and officers' liability coverage, with respect to claims arising from facts or events that occurred on or before the merger. See "The Merger Agreement-Indemnification."

         Senior Officer Employment Agreements. Niagara Mohawk and NMPC have employment agreements with 9 of their senior officers, in addition to Mr. Davis whose arrangements with National Grid USA are described above. In the event of a change in control (as defined in the employment agreement and which includes shareholder adoption of the merger agreement), the agreement will remain in effect for a period of at least 36 months after the completion of the merger unless a notice not to extend the term of the agreement was given at least 18 months prior to the change in control. If, following a change in control, the executive's employment is terminated by Niagara Mohawk without cause or by the executive for good reason within 36 months after the completion of the merger, the executive will be entitled to a lump sum severance benefit equal to four times the executive's base salary. The executive will also be entitled to employee benefit plan coverage for medical, prescription drug, dental and hospitalization benefits and life insurance for the remainder of the executive's life with all related premiums paid by Niagara Mohawk and coverage under other employee benefit plans will continue for four years. If the executive's employment is terminated by the Company without cause or by the executive for good reason before completion of the merger, only two times the executive's base salary will be paid until the merger is completed (or two years plus two years' bonus in the event of a termination by Niagara Mohawk without cause) with an additional amount, so that the aggregate amount paid is four years salary, being paid when the merger is completed. In the event that the payments to the executive upon termination of employment following a change in control would subject the executive to the excise tax on excess parachute payments under the Internal Revenue Code, Niagara Mohawk will reimburse the executive for such excise tax (and the income tax and excise tax on such reimbursement). In the event of a dispute over an executive's rights under the executive's agreement following a change in control of Niagara Mohawk, Niagara Mohawk will pay the executive's reasonable legal fees with respect to the dispute unless the executive's claims are found to be frivolous.

         Each senior officer employment agreement also provides that the executive's benefits under the Supplemental Executive Retirement Plan (SERP) will be based on the executive's salary, annual incentive awards and awards under the 1995 Stock Incentive Plan, as applicable. Further, if the executive's employment is terminated by Niagara Mohawk without cause at any time, or by the executive for good reason after a change in control, the agreements provide that the executive will be deemed fully vested under the SERP without reduction for early commencement.

         As used in the senior officer employment agreements, "good reason" generally means a materially adverse change in duties, reduction in salary or benefits or relocation by more than 50 miles, all as determined by the executive in good faith.

         As used in the senior officer employment agreements, termination for "cause" generally arises upon willful failure to perform duties, commitment of a felony, gross neglect or willful misconduct resulting in material economic loss to Niagara Mohawk or breach of certain confidentiality and non-compete provisions. Following a change in control, "cause" must be determined by a vote of three-fourths of the Niagara Mohawk board of directors after a meeting at which the executive and his or her legal counsel are entitled to be heard.

         Officer Change in Control Agreements. Niagara Mohawk and NMPC also have change in control agreements with 19 of their other officers, which provide that if, within two years following a change in control which would occur upon the completion of the merger, an officer terminates his or her employment for good reason or Niagara Mohawk terminates the officer's employment without cause, the officer will be entitled to a lump sum severance benefit equal to two times the officer's base salary plus two years of benefits. In addition, a subsidiary of Opinac has change in control agreements with nine officers. Five officers have agreements which provide that if, within two years following a change in control, an officer terminates his or her employment for good reason or Niagara Mohawk terminates the officer's employment without cause, the officer will be entitled to severance payments equal to two times the officer's base salary plus a payment in lieu of benefits for a period of two years and four other officers have agreements which provide under such circumstances that those officers will be entitled to severance payments equal to one and one-half times the officer's base salary plus a payment in lieu of benefits for a period of eighteen months.

         Effect of Change in Control on Compensation and Benefits. Completion of the merger will constitute a "change in control" of Niagara Mohawk for the following Niagara Mohawk compensation and benefit plans in which the executive officers of Niagara Mohawk participate: the Niagara Mohawk Long-Term Incentive Plan (LTIP), the Officers Annual Incentive Compensation Plan (OAICP), the CEO Special Award Plan, the Supplemental Executive Retirement Plan (SERP), and the Officers Deferred Compensation Plan. As a result:

         o all stock units granted under the LTIP will be deemed vested and will entitle the holder to a cash payment equal to the merger consideration within 30 days following the change in control;

         o stock appreciation rights granted under the LTIP will become exercisable for the balance of the exercise period (using the ADS consideration in the merger as the means of determining appreciation);

         o if the employment of a participant who held outstanding awards on the date of shareholder adoption of the merger agreement is terminated after shareholder adoption and prior to the completion of the merger, either by the participant for good reason or by Niagara Mohawk without cause, the participant will receive a cash payment within 5 business days of the completion of the merger for any awards which were forfeited on such termination of employment;

         o stock appreciation rights and stock units under the CEO Special Award Plan will be treated similarly to the appreciation rights and the units under the LTIP and cash awards under the plan will be paid within 30 days of the change in control;

         o contingent stock units awarded under the OAICP will be deemed vested and will entitle holders to a cash payment within 30 days following the change in control;

         o under the SERP, certain benefits vest upon a change in control, and senior officers with employment agreements as described above are entitled to vesting and full benefits without reduction for early retirement in addition to the benefits described above under "Senior Officer Employment Agreements;" and

         o participants in the Officers Deferred Compensation Plan are entitled to payments, at their election, either in a lump sum or in installments, in the event of their deemed termination of employment due to the occurrence of certain events within 24 months following a change in control.

         Payments to Directors. Non-employee directors of Niagara Mohawk have received annual grants of deferred stock units ("DSUs") equal in value to $15,000 ($17,000 for committee chairs) based on the market price of Niagara Mohawk shares at the time of each grant under the Outside Director Deferred Stock Unit Plan. Under the plan, when a director ceases to be an outside director, the director is entitled to receive the cash value of the DSUs credited to his or her account based on market prices at the time of the payment. Under the terms of the plan, in connection with the merger, each outside director will receive an amount in cash equal to the per share merger consideration with respect to each DSU credited to his or her account immediately following the completion of the merger, unless the director elects to receive payment in a lump sum in the year following completion or in installments over 5 years beginning in the year following completion.

         Ongoing Employee Compensation and Benefits. The merger agreement provides that New National Grid shall maintain compensation, benefits and coverage with respect to current employees and retirees of Niagara Mohawk or its subsidiaries, other than those covered by a collective bargaining agreement who continue employment with New National Grid or its subsidiaries, for two years after the merger that are no less favorable in the aggregate than those provided to those employees and retirees immediately prior to the merger. Therefore, in addition to any benefits previously described, current executive officers of Niagara Mohawk or its subsidiaries will continue to receive compensation incentives and employee benefits that are at least as favorable as those currently provided.

         Stock Options. At the time of the merger, the 211,375 stock options outstanding under Niagara Mohawk's 1992 Stock Option Plan will be cancelled and each of the options which has an exercise price in excess of the merger consideration, currently 101,625 options, will entitle the holder to receive an amount in cash equal to the per share merger consideration minus the exercise price of the option.

         Stock Ownership. All of the directors and executive officers of Niagara Mohawk own shares for which they will receive the same consideration in the merger as other shareholders. The directors and executive officers own less than 1% of the outstanding shares.

Accounting Treatment

         The merger will be accounted for under the purchase method of accounting, in accordance with generally accepted accounting principles. Under the purchase method of accounting, the purchase price of Niagara Mohawk, including direct costs of the acquisition, will be allocated to the assets acquired and liabilities assumed based upon their estimated fair values, with the excess purchase consideration allocated to goodwill.

         The Unaudited Pro Forma Condensed Combined Financial Statements appearing elsewhere in this proxy statement/prospectus are based upon certain assumptions, as described in the pro forma statements, and are included for informational purposes only. Any difference between the purchase price, representing fair value, and the fair value of the identified assets acquired will be recorded as goodwill. If the merger is completed, National Grid Group's financial statements will reflect effects of transaction adjustments only from the Merger Effective Time. The actual amounts of assets, liabilities, and acquisition adjustment may differ significantly from the amounts reflected in the Unaudited Pro Forma Condensed Combined Financial Statements.

         For purposes of preparing National Grid Group's consolidated financial statements under UK GAAP, National Grid Group will convert Niagara Mohawk's financial statements from US GAAP to UK GAAP and establish a new accounting basis for Niagara Mohawk's assets and liability based upon the fair market values thereof and the purchase price for Niagara Mohawk. Therefore, the purchase accounting adjustments made in connection with the development of the Unaudited Pro Forma Condensed Combined Financial Information appearing elsewhere in this proxy statement/prospectus are preliminary and have been made solely for purposes of developing the Unaudited Pro Forma Condensed Combined Financial Information to comply with the disclosure requirements of the SEC. Although the final allocation will differ, the Unaudited Pro Forma Condensed Combined Financial Information reflects National Grid Group's best estimate based upon currently available information.

Listing of ordinary shares and ADSs

         It is a condition to the completion of the merger that the UK Listing Authority has agreed to admit to the Official List of the UK Listing Authority, subject to allotment, both the New National Grid ordinary shares represented by New National Grid ADSs issuable in the merger and the New National Grid ordinary shares to be issued under the scheme of arrangement. In addition, the New National Grid ADSs to be issued in the merger must be approved for listing on the New York Stock Exchange at or prior to the Merger Effective Time.

Federal Securities Law Consequences

         All ADSs received by Niagara Mohawk shareholders in the merger will be freely transferable, except that ADSs received by persons who are deemed to be "affiliates" (as that term is defined under the Securities Act) of Niagara Mohawk prior to the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Niagara Mohawk generally include individuals or entities that control, are controlled by, or are under common control with, Niagara Mohawk and may include certain officers and directors of Niagara Mohawk as well as principal shareholders of Niagara Mohawk. The merger agreement requires Niagara Mohawk to use commercially reasonable efforts to cause each of its affiliates to execute a written agreement providing that the affiliate will not offer or sell or otherwise dispose of any ADSs issued to the affiliate in or pursuant to the merger in violation of the Securities Act or the rules and regulations promulgated by the SEC thereunder.

         This proxy statement/prospectus does not cover resales of ADSs received by any person who may be deemed to be an affiliate of Niagara Mohawk.

Material Tax Consequences

         The following summary discusses: (1) the material US federal income tax consequences to Niagara Mohawk shareholders who exchange their Niagara Mohawk common stock for (a) New National Grid ADSs; (b) cash; or (c) a combination of New National Grid ADSs and cash; (2) the material US federal income and UK tax consequences to US Holders (as defined below) of the ownership and disposition of New National Grid ADSs; and (3) New York State Real Estate Transfer tax consequences to Niagara Mohawk shareholders. This discussion is based upon the United States Internal Revenue Code of 1986, as amended and in effect (the "Code"), Treasury regulations, administrative rulings and judicial decisions currently in effect. All of the foregoing are subject to change, possibly with retroactive effect, and any such change could affect the continuing validity of the following discussion.

         For purposes of this discussion, "US Holder(s)" means a beneficial owner(s) of New National Grid ADSs who is:

         o  a citizen or resident of the US,

         o a corporation, or other entity taxable as a corporation, or a partnership created or organized under the laws of the US or any of its political subdivisions, or

         o an estate or trust that is subject to US federal income tax on its income regardless of its source.

         This discussion does not describe all aspects of US taxation or UK taxation that may be relevant to US Holders in light of their particular circumstances. The discussion assumes that shareholders hold their Niagara Mohawk common stock and will hold New National Grid ADSs as capital assets within the meaning of Section 1221 of the Code. The discussion does not apply to shareholders subject to special treatment under US federal income tax laws, such as insurance companies, tax-exempt organizations, financial institutions, brokers, dealers, persons that hold Niagara Mohawk common stock as part of a straddle, hedge or conversion transaction or persons who acquired Niagara Mohawk common stock through the exercise of employee stock options or otherwise as compensation. Except as provided below, the discussion does not consider the potential effects of any state, local or foreign tax laws.

         None of National Grid Group, New National Grid or Niagara Mohawk has requested a ruling from the US Internal Revenue Service with respect to any of the US federal income tax consequences of the merger. As a result, there can be no assurance that the Internal Revenue Service will agree with any of the conclusions described below.

         Holders of Niagara Mohawk common stock should consult their own tax advisors regarding the specific tax consequences to them of the merger, including the applicability and effect of federal, state, local and foreign income and other tax laws in their particular circumstances.

US Tax Consequences of the Merger

         In the opinions of PricewaterhouseCoopers LLP, special tax advisors to National Grid Group and New National Grid, and Bryan Cave LLP, special tax counsel to Niagara Mohawk, for US federal income tax purposes:

         o the merger, together with the scheme of arrangement, will be treated for US federal income tax purposes as a transaction described in
            Section 351 of the Code, and no gain or loss will be recognized as a result thereof by National Grid Group, New National Grid or Niagara Mohawk;

         o no gain or loss will be recognized by Niagara Mohawk shareholders who receive solely New National Grid ADSs in exchange for their Niagara Mohawk common stock pursuant to the merger, except with respect to any cash received instead of a fractional share;

         o capital gain or loss will be recognized by Niagara Mohawk shareholders who receive solely cash in exchange for their Niagara Mohawk common stock pursuant to the merger, in an amount equal to the difference between the amount of cash received and their adjusted tax basis in their Niagara Mohawk common stock;

         o to the extent that a Niagara Mohawk shareholder receives in exchange for his Niagara Mohawk common stock a combination of New National Grid ADSs and cash pursuant to the merger, the receipt of the ADSs will not result in the recognition of gain or loss; however, depending on a Niagara Mohawk shareholder's tax basis in his Niagara Mohawk common stock, the receipt of the cash may result in the recognition of gain (in an amount not exceeding the amount of cash received);

         o a US Holder of Niagara Mohawk common stock who receives cash instead of a fractional New National Grid ADS should be treated as having received the fractional share in the merger and then having exchanged the fractional share for cash in a redemption by New National Grid; the US Holder will generally recognize a gain or loss equal to the difference between the amount of cash received and that US Holder's adjusted tax basis in the New National Grid ADS that is allocable to the fractional share;

         o the aggregate tax basis of the New National Grid ADSs received by a US Holder will be the same as the aggregate tax basis of the Niagara Mohawk common stock surrendered in exchange therefor in the merger increased by the gain recognized, if any, and reduced by any cash received pursuant to the merger; and

         o the holding period for the New National Grid ADSs received by a US Holder will include the holding period of the Niagara Mohawk common stock surrendered in exchange therefor in the merger.

         The tax opinions are subject to qualifications and are based on currently applicable law, certain factual representations made by National Grid Group, New National Grid and Niagara Mohawk and certain assumptions. The material assumptions are that (i) the merger and the scheme of arrangement will be completed as contemplated by the registration statement and in accordance with the provisions set forth in the merger agreement, (ii) any statements concerning the merger set forth in the merger agreement or the registration statement are true, correct and complete, and (iii) any representations made by National Grid Group, New National Grid or Niagara Mohawk concerning the merger are true, correct and complete. Moreover, the tax opinions are in no way binding on the Internal Revenue Service or any courts. Any change in currently applicable law, which may or may not be retroactive, or failure of any of such factual representations or assumptions to be true, correct and complete in all material respects, could affect the continuing validity of the tax opinions.

         New York State Transfer Taxes

         It is expected that, as a result of the merger, the New York State Real Estate Transfer Tax ("Transfer Tax") will be imposed on Niagara Mohawk shareholders. New National Grid has agreed to pay such Transfer Tax directly to New York State taxing authorities on behalf of the shareholders. For US federal income tax purposes, any such payments made on behalf of a shareholder may result in the deemed receipt of additional consideration by such shareholder in proportion to the number of shares of Niagara Mohawk common stock owned by such shareholder. In such event, such shareholder would be deemed to have paid such Transfer Tax on his own behalf.

         Backup Withholding

         Certain non-corporate Niagara Mohawk shareholders may be subject to backup withholding at a 31% rate on payments received in connection with the merger (including cash paid instead of fractional shares of New National Grid
ADSs). Backup withholding will not apply, however, to a Niagara Mohawk shareholder who (i) furnishes a correct taxpayer identification number and certifies as to not being subject to backup withholding on the substitute Form W-9 or successor form which will be included in the letter of transmittal to be delivered to Niagara Mohawk shareholders prior to the completion of the merger,
(ii) provides a certification of foreign status on Form W-8 or successor form or
(iii) is otherwise exempt from backup withholding.

         If you do not provide a correct taxpayer identification number, you may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against your US federal income tax liability, and a US Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the Internal Revenue Service. You should consult with your own tax advisors as to your qualification for exemption from backup withholding and the procedure for obtaining the exemption.

         You may present backup withholding by completing a substitute Form W-9 or substitute Form W-8 or successor forms, as applicable, and submitting it to the paying agent when you submit your Niagara Mohawk common stock certificates.

         Reporting Requirements

         The former holders of Niagara Mohawk common stock will be required to attach to their income tax returns for the taxable year in which the completion of the merger occurs, and maintain a permanent record of, a complete statement of all the facts relating to the exchange of shares in connection with the merger. The facts to be disclosed by a former holder include the former holder's basis in the Niagara Mohawk common stock, transferred to New National Grid and the number of New National Grid ADSs received in the merger.

US Tax Consequences of the Ownership of ADSs

         Dividends paid to a US Holder by New National Grid with respect to the ADSs will be taxable as ordinary income to the US Holder for US federal income tax purposes to the extent paid out of New National Grid's current or accumulated earnings and profits, as determined for US federal income tax purposes, based on the US dollar value of the dividend on the date the dividend is actually or constructively received by the Depositary, calculated by reference to the exchange rate on the relevant date.

         A US Holder, generally, is entitled to a UK tax credit of one ninth of the amount of the cash dividend that is offset by the UK withholding tax. Under the present US-UK income tax treaty, US Holders will include as ordinary income the amount of any dividend paid by New National Grid out of its current or accumulated earnings and profits, as determined for US federal income tax purposes (the "base dividend"), plus, if an election is made on US IRS Form 8833 (Treaty-Based Return Position Disclosure Under Section 6114 or 7701(B)), the amount of any UK tax credit (the "dividend gross-up"). For example, if New National Grid paid a dividend of $90 for US federal income tax purposes, a US Holder making the election referred to above would recognize ordinary income of $100, comprised of $90 of the base dividend plus $10 of the dividend gross-up (reflecting the $10 UK tax credit.) The income is recognized when the dividend is actually or constructively received by the Depositary. The dividend will not be eligible for the dividends-received deduction generally allowed to US corporations in respect of dividends received from other US corporations. Distributions in excess of New National Grid's current and accumulated earnings and profits, as determined for US federal income tax purposes, will be treated as a return of capital to the extent of the US Holder's basis in the ADSs, and thereafter as capital gain.

         Subject to some specific limitations and requirements, a US Holder will be entitled, generally, to credit the UK withholding tax against the US Holder's US federal income tax liability. To obtain a foreign tax credit, US Holders must make an election on US IRS Form 8833 (Treaty-Based Return Position Disclosure Under Section 6114 or 7701(b)), which must be filed with their US federal income tax return for the relevant year. Claiming a US foreign tax credit with respect to the UK withholding tax may result in a lower effective US federal income tax rate on dividends paid by New National Grid for certain US Holders. US Holders who do not elect to claim a foreign tax credit may instead claim a deduction for any UK withholding tax. Eligible US Holders who rely on the US-UK income tax treaty should consider disclosing this reliance on their US federal income tax return. US Holders who fail to disclose reliance on a treaty where disclosure is required are subject to penalties under US federal income tax law. The rules relating to the computation of foreign taxes are complex and US Holders should consult their own tax advisors to determine whether and to what extent a credit would be available and whether any filings or other actions may be required to substantiate their foreign tax credit claim.

         Taxation of Capital Gains

         In general, for US federal income tax purposes, US Holders of ADSs will be treated as the owners of the underlying ordinary shares that are represented by the ADSs and deposits and withdrawals of ordinary shares by US Holders in exchange for ADSs will not be treated as a sale or other disposition for US federal income tax purposes. In the event a US Holder exchanges his ADSs for ordinary shares of New National Grid, the US Holder's tax basis and holding period for the ordinary shares will be the same as the tax basis and holding period of the ADSs exchanged therefor.

         Upon a sale or other disposition of ADSs, a US Holder will recognize a gain or loss for US federal income tax purposes in an amount equal to the difference between the US dollar value of the amount realized and the US Holder's tax basis (determined in US dollars) in the ADSs. Generally, the gain or loss will be a long-term capital gain or loss if the US Holder's holding period for the ADSs exceeds one year, and any gain or loss generally will be US source income.

UK Tax Consequences to US Holders of the Ownership of ADSs

         For the purposes of the US-UK income tax treaty, US Holders of ADSs will be treated as owners of the ordinary shares underlying the ADSs.

         Taxation of Dividends

         The US-UK income tax treaty contains provisions that are intended to extend the benefits of the UK integrated tax system to US Holders eligible for treaty benefits ("eligible US Holders"). As discussed above in "US Tax Consequences of the Ownership of ADSs," the treaty provides that eligible US Holders, generally, are entitled to a UK tax credit that is offset by the UK withholding tax.

         Taxation of Capital Gains

         A US Holder who is not a resident or ordinarily resident for tax purposes in the UK, generally, will not be liable for UK tax on capital gains realized on the disposal of her ADSs. This general rule does not apply if, at the time of the disposal, the US Holder carries on a trade, profession or vocation in the UK through a branch or agency and the ADSs are or have been used, held or acquired for the purposes of such trade, profession or vocation, or for the purposes of such branch or agency. An individual US Holder who has, on or after March 17, 1998, ceased to be resident or ordinarily resident for tax purposes in the UK for a period of less than five tax years and who disposes of ADSs during that period may be liable for UK tax on capital gains realized, subject to any available exemption or relief.

         Stamp Duty and Stamp Duty Reserve Tax

         UK stamp duty is charged in respect of certain documents and UK stamp duty reserve tax ("SDRT") is imposed in respect of certain transactions in securities.

         Transfers of the ordinary shares will generally be subject to UK stamp duty at the rate of 50p for every (pound)100, or part thereof, of the consideration given for the transfer (with rounding up to the nearest multiple of (pound)5). An agreement to transfer ordinary shares or any interest in the ordinary shares for money or money's worth will normally give rise to a charge of SDRT at the rate of 0.5% of the consideration given. If an agreement to transfer ordinary shares is completed by a duly stamped transfer within six years, then the charge to SDRT will be cancelled or, where the SDRT charge has been paid, the SDRT will be repaid, provided that a claim for repayment is made.

         Transfers of shares through the electronic transfer system known as "CREST" are generally subject to SDRT rather than stamp duty. A charge to stamp duty or SDRT respectively at the rates of (pound)1.50 for every (pound)100, or part thereof, or 1.5% of the value of the consideration or, in some circumstances, the value of the ordinary shares concerned, may arise on a transfer of the ordinary shares to the Depositary or to certain persons providing a clearance service or their nominees or agents and will generally be payable by the Depositary or person providing the clearance service. Any tax or duty payable by the Depositary on deposit of ordinary shares will be charged by the Depositary to the party to whom ADSs are delivered against the deposits. However, any SDRT or stamp duty arising on the issue of the ADSs constituting merger consideration will be paid by New National Grid.

         No liability for stamp duty should arise on any transfer of an ADS or beneficial ownership of such ADS, provided that the ADS and any instrument of transfer or written agreement to transfer is executed outside the UK, and remains at all times outside the UK. In any other case, a charge to ad valorem stamp duty may arise.

         SDRT will not be payable on any agreement to transfer the American Depositary Receipts ("ADRs") evidencing ADSs or beneficial ownership of the ADRs. A transfer of the underlying ordinary shares from the Depositary to the holder of an ADS upon cancellation of the ADS generally will be subject to a fixed UK stamp duty of (pound)5 per instrument of transfer.

                              THE MERGER AGREEMENT

         The description of the merger agreement set forth below highlights certain important terms of the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A. This description does not purport to be complete and it may not include all the information that interests or is relevant to you. We urge you to read the merger agreement carefully and in its entirety.

Merger Effective Time

         The merger will become effective upon the later of the filing of a certificate of merger relating to the merger by the Department of State of the State of New York and the filing of a certificate of merger relating to the merger with the Secretary of State of the State of Delaware or upon a later date agreed upon by the parties and specified in the certificates of merger; provided that the Merger Effective Time shall occur as soon as reasonably practical but no later than seven days after the Scheme Effective Time.

Effects of the Merger

         At the Merger Effective Time, Grid Delaware, Inc. will be merged with and into Niagara Mohawk and Niagara Mohawk will continue its corporate existence with the same certificate of incorporation and bylaws as in effect immediately prior to the Merger Effective Time. The additional effects of the merger will be as set forth in the applicable provisions of New York and Delaware law.

         At the Merger Effective Time, each share of common stock of Grid Delaware, Inc. issued and outstanding prior to the merger will be converted into one share of common stock of Niagara Mohawk. Each share of Niagara Mohawk common stock will be converted into the right to receive the merger consideration in the form of cash, ADSs or a combination of cash and ADSs.

         No fractional ordinary shares or scrip representing fractional ADSs will be issued in the merger. Shareholders will receive a cash payment in place of fractional shares.

         As a result of the merger, the common stock of Niagara Mohawk will no longer be publicly traded. Following the merger, persons who were shareholders of Niagara Mohawk immediately prior to the merger will no longer have an opportunity to continue to hold an interest in Niagara Mohawk as a separate business entity.

         Trading in the common stock of Niagara Mohawk on the New York Stock Exchange will cease immediately following the Merger Effective Time. At such time, the common stock will be delisted from the New York Stock Exchange. Registration of the common stock under the Securities Exchange Act of 1934, as amended, will also be terminated, as will the ongoing disclosure requirements thereunder with respect to the common stock.

Election

         Holders of shares of Niagara Mohawk common stock (other than shares held by Niagara Mohawk, National Grid Group, New National Grid or their wholly owned subsidiaries, which will be cancelled in the merger) issued and outstanding immediately prior to the election deadline will be entitled to choose one of the consideration options, listed below on their form of election:

         o  to receive cash consideration for each share;

         o  to receive ADS consideration for each share; or

         o  to exchange some of their shares for cash and some for ADSs.

         Niagara Mohawk shares as to which no election as to the type of consideration has been made will be deemed to have elected cash or ADSs as determined by National Grid Group.

         A form of election (as described herein) and complete instructions for properly making an election to receive cash, ADSs or a combination of cash and ADSs will be mailed to shareholders under separate cover not more than 90 days nor less than 30 days before the anticipated day of the completion of the merger, which is currently expected to be in late 2001.

Limits on Cash and ADS Consideration

         Under the merger agreement, the total amount of cash consideration to be paid in the merger will be $1.015 billion with the balance to be paid in ADS consideration. National Grid Group has a right to increase the cash election number to follow the elections of Niagara Mohawk's shareholders more closely.

Allocation

         If the number of shares of Niagara Mohawk common stock for which cash is elected would result in an amount of cash payable to Niagara Mohawk shareholders exceeding $1.015 billion, then:

         o those shares with respect to which ADS elections or no elections were made will be exchanged for ADSs; and

         o the cash will be prorated among the other shares of Niagara Mohawk common stock.

         If the number of shares of Niagara Mohawk common stock for which ADSs are elected does not result in at least $1.015 billion of cash being elected then:

         o all shares for which a cash election or no elections were made will be exchanged for cash; and

         o the remaining cash will be prorated among the shares for which an ADS election was made.

         In all instances, cash will be paid in place of fractional ADSs.

         As a result of the above-described proration, the amount of cash and ADSs received by shareholders may differ from their actual elections. If one form of consideration is oversubscribed by the Niagara Mohawk shareholders, a shareholder may receive all or part of his consideration in the undersubscribed form of consideration.

Exchange of Stock Certificates

         Exchange Agent. National Grid Group, New National Grid or Grid Delaware, Inc. as the case may be, will deposit with The Bank of New York acting as the Depositary cash equal to the sum of the total cash payable in exchange for outstanding Niagara Mohawk common stock and the number of ordinary shares represented by the ADSs to be issued in the merger.

         Exchange Procedures. At least 30 and no more than 90 days before the anticipated day of the completion of the merger, the Depositary will mail a form of election to each record shareholder (as of a record date to be determined by Niagara Mohawk, New National Grid and National Grid Group) of Niagara Mohawk common stock. The Depositary will use its best efforts to make a form of election available to all persons who become shareholders of Niagara Mohawk after the record date. To be effective, a form of election must be:

         o  properly completed and signed by the shareholder of record;

         o accompanied by the certificates for the Niagara Mohawk common stock for which the election is being made (duly endorsed in blank or otherwise acceptable for transfer on the books of Niagara Mohawk, or by an appropriate guarantee of delivery); and

         o delivered to the exchange agent before 5:00 p.m. on the fifth business day immediately preceding the day of the completion of the merger.

         Holders may revoke their elections by sending written notice to the Depositary before the deadline for submitting elections. Elections will be automatically revoked if the Depositary receives written notice from New National Grid, National Grid Group and Niagara Mohawk that the merger has been abandoned. Upon any such revocation, the certificates (or delivery guarantees) covered by the election shall be promptly returned. New National Grid or National Grid Group, as the case may be (and, at their option, the Depositary), will have the discretion to determine whether forms of election have been properly completed, signed and submitted or revoked, and to disregard defects in the forms of election.

         Promptly after the Merger Effective Time, the Depositary will mail the following materials to each shareholder of record of Niagara Mohawk whose shares were converted into the right to receive consideration in the merger and who did not return a properly completed form of election:

         o a letter of transmittal for use in submitting such shares to the Depositary for exchange; and

         o instructions explaining what the shareholder must do to effect the surrender of Niagara Mohawk certificates in exchange for consideration to be issued in the merger.

If the shareholder has not already submitted all of his certificates accompanied by a form of election, such shareholder should complete and sign the letter of transmittal and return it to the Depositary together with such certificates in accordance with the instructions. Shareholders who hold shares through a nominee (for example if their shares of common stock are held by a broker as nominee) will not need to request that certificates be issued. Those shareholders will need to make their elections in the same time period and will receive separate instructions at that time.

         Lost, Stolen or Destroyed Certificates. If certificates for any Niagara Mohawk common stock have been lost, stolen or destroyed, the shareholder must submit an affidavit to that effect to the Depositary. New National Grid or the surviving corporation in the merger may also require the shareholder to deliver a bond to the Depositary in an amount reasonably required to indemnify the Depositary against claims with respect to lost certificates.

         Transfer of Ownership. The Depositary will issue payment for shares of Niagara Mohawk common stock to a person other than the person in whose name the Niagara Mohawk certificate surrendered in exchange therefor was registered only if the surrendered certificate is properly endorsed and otherwise in proper form for transfer. The person requesting the payment must also pay any required transfer or other taxes or establish to the satisfaction of New National Grid, National Grid Group and Niagara Mohawk that no tax is payable.

         Payments Following Surrender. Until they have surrendered their certificates, holders of certificates who elect or are allocated to receive ADSs will not receive:

         o dividends and other distributions with respect to ADSs they are entitled to pursuant to the merger and that are declared or made with a record date after the Merger Effective Time; or

         o  cash payment in place of fractional ADSs.

         At the time of surrender, Niagara Mohawk shareholders will receive certificates representing whole ADSs issued in exchange for Niagara Mohawk shares, the cash payable in place of fractional ADSs to which the shareholder is entitled under the merger agreement and the amount of dividends or other distributions paid with respect to whole ADSs if such distributions had a record date after the Merger Effective Time. These shareholders will also be paid on the appropriate payment date the amount of dividends or other distributions with a record date after the Merger Effective Time but prior to surrender, and a payment date subsequent to surrender. Shareholders who elect to receive cash in exchange for Niagara Mohawk shares will be paid the appropriate amounts without interest.

         Shareholders should not forward certificates to the Depositary, New National Grid, National Grid Group or Niagara Mohawk until they have received a form of election. Shareholders should not return certificates with the enclosed proxy. A form of election and complete instructions for properly making an election to receive cash, ADSs or a combination of cash and ADSs will be mailed to shareholders under separate cover not more than 90 days nor less than 30 days before the anticipated day of the completion of the merger, which is currently anticipated to be in late 2001.

Representations and Warranties

         In the merger agreement, each of Niagara Mohawk, National Grid Group, New National Grid and Grid Delaware, Inc. makes representations and warranties about itself and its business in favor of the other parties. These representations and warranties relate to such matters as:

         o the organization of the parties and their subsidiaries and similar corporate matters;

         o  the parties' capital structures;

         o the authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;

         o the absence of breach or conflict and compliance with applicable laws, regulations, organizational documents, agreements and other existing obligations;

         o the regulatory approvals, licenses and permits of National Grid Group and its subsidiaries and Niagara Mohawk and its subsidiaries;

         o the reports and financial statements filed by National Grid Group and its subsidiaries and Niagara Mohawk and its subsidiaries with the SEC, the Federal Energy Regulatory Commission, the Nuclear Regulatory Commission, the Federal Communications Commission, the Department of Energy or appropriate state public utilities commissions, and accuracy of the information contained therein;

         o the absence of material adverse changes and the non-occurrence of certain events with respect to National Grid Group and its subsidiaries and Niagara Mohawk and its subsidiaries;

         o the legal proceedings with respect to National Grid Group and its subsidiaries and Niagara Mohawk and its subsidiaries;

         o the accuracy of information supplied by each of Niagara Mohawk, National Grid Group, New National Grid and Grid Delaware, Inc. for use in the registration statement, of which this proxy statement/prospectus forms a part, filed by New National Grid in connection with the issuance of ADSs in the merger;

         o the accuracy of information supplied by each of them for use in filings with the UK Listing Authority in connection with the merger or the scheme of arrangement, including the circular to be issued to shareholders of National Grid Group, the listing particulars relating to New National Grid ordinary shares and the document, including explanatory statement, to be sent to shareholders of National Grid Group in connection with the scheme of arrangement;

         o  tax matters;

         o with respect to Niagara Mohawk, retirement and other employee benefit plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended;

         o environmental compliance and liability with respect to National Grid Group and its subsidiaries and Niagara Mohawk and its subsidiaries;

         o  with respect to Niagara Mohawk, regulation as a utility;

         o the National Grid Group and Niagara Mohawk shareholder votes required in connection with the merger and the scheme of arrangement;

         o  with respect to Niagara Mohawk, the opinion of DLJ;

         o beneficial ownership by either Niagara Mohawk, National Grid Group or New National Grid of common stock, ordinary shares or ADSs issued by the other parties, as applicable;

         o brokers' and finders' fees incurred in connection with the merger and the scheme of arrangement;

         o with respect to Niagara Mohawk, non-applicability of certain takeover provisions to the merger;

         o  insurance;

         o with respect to Niagara Mohawk, assets necessary to conduct business;

         o  with respect to Niagara Mohawk, labor and employee relations;

         o  with respect to Niagara Mohawk, intellectual property;

         o with respect to Niagara Mohawk, credit and commodity derivatives exposure; and

         o with respect to Niagara Mohawk, compliance by it with laws applicable to Niagara Mohawk's nuclear facilities.

Conduct of Business Before the Merger Effective Time

         Under the merger agreement, Niagara Mohawk has agreed, as to itself and its subsidiaries, that, during the period from the date of the merger agreement until the Merger Effective Time, except as otherwise permitted in the merger agreement or as described in the disclosure schedule provided by Niagara Mohawk to National Grid Group, or by written consent of the parties, Niagara Mohawk (and each of its subsidiaries) will, among other things:

         o carry on its business in the usual, regular and ordinary course in substantially the same manner as conducted in the past;

         o consult with National Grid Group before initiating any changes in rates or services or accounting or entering into agreements with respect to such changes and deliver to National Grid Group for comment copies of filings and agreements related to rate matters at least four days before their filing or execution;

         o confer, provide copies of filings and cooperate with National Grid Group, notify and forewarn National Grid Group of any material changes and changes that are reasonably likely to result in a material adverse effect on Niagara Mohawk and its subsidiaries or its ability to complete the merger;

         o use all commercially reasonable efforts to obtain third-party consents required in the merger and related transactions;

         o maintain insurance coverage with financially responsible insurance companies consistent with insurance maintained by Niagara Mohawk in the ordinary course of business in accordance with past practice;

         o inform National Grid Group and New National Grid of any events that are reasonably likely to result in a tax change relating to the sale of Niagara Mohawk's nuclear facilities and to consult with them before making any of those changes;

and will not:

         o (1) declare or pay any dividends on or make other distributions in respect of any of its capital stock, other than dividends paid by a subsidiary of Niagara Mohawk to Niagara Mohawk or to another subsidiary of Niagara Mohawk, regularly scheduled dividends and distributions required by the terms of preferred stock or similar securities that are not convertible into common stock, (2) split, combine or reclassify any of its capital stock or issue other securities in substitution for its capital stock or (3) make any redemptions, repurchases or other acquisitions of its capital shares, other than redemptions or repurchases of stock for the purpose of funding employee stock ownership and dividend reinvestment plans and redemptions, purchases or acquisitions required by the terms of any non-convertible preferred securities of Niagara Mohawk subsidiaries;

         o issue or sell capital stock or options, other than issuances of options or awards under Niagara Mohawk stock plans in connection with the hiring of new employees or upon exercise of existing options, or intercompany issuances of capital stock;

         o amend its charter or by-laws, except as contemplated by the merger agreement;

         o engage in material acquisitions or alterations of its corporate structure or ownership, except in the ordinary course of business consistent with past practice;

         o  sell, lease, encumber or otherwise dispose of its assets;

         o make any additional investments in, loans or contributions to any joint venture or partnership, or undertake any guarantees or other obligations with respect to any joint venture or partnership;

         o take any action that could reasonably be expected to jeopardize the tax exempt qualification of some of Niagara Mohawk's bond issues;

         o make or rescind any material tax election or grant any power of attorney with respect to tax matters, make a request for a tax ruling or enter into a closing agreement, settle or compromise any material tax claim, action, proceeding, investigation, audit or controversy relating to taxes, or make a material change in its methods of reporting income or deductions for federal income tax purposes;

         o make any capital expenditure in excess of 110% of the amount budgeted for each fiscal year, other than in circumstances described in the merger agreement;

         o incur or guarantee indebtedness or enter into a keep-well agreement with respect to indebtedness other than (1) short-term indebtedness in the ordinary course of business consistent with past practice in amounts agreed upon by the parties, except as reasonably deemed necessary after consulting with National Grid Group following a catastrophic event, (2) long-term indebtedness in connection with the refinancing of existing indebtedness at stated maturity or at a lower cost of funds, or (3) guarantees or keep-well agreements in favor of wholly owned subsidiaries in connection with their business;

         o enter into, amend or increase the amount or accelerate the payment or vesting or termination of benefits or payments under any employee benefit or compensation plan, or other contract, agreement, commitment, arrangement, plan, trust, fund or policy or other arrangement benefiting officers, employees or directors, except for increases in the ordinary course of business consistent in process and amounts with past practice or that are otherwise required pursuant to the current terms of Niagara Mohawk benefit plans which, taken together for any group, will not result in a material increase in benefits or compensation expense or material changes in the amount which will fail to be deductible for federal income tax purposes or in acceleration or increase of parachute payments;

         o adopt, establish, enter into or implement any new employee plan, benefit or compensation program or policy, any new employment, severance or retention agreement, or other new contract, agreement or arrangement providing for any form of benefits or other compensation to any former, present or future director, officer or employee, except as required by the existing collective bargaining agreement, by employee benefit plans that are agreed to in writing by the parties or as is otherwise required under the current terms of Niagara Mohawk's employee benefit plans, or as may be necessary to implement the terms of existing severance policies; (NMPC may also negotiate successor collective bargaining agreements);

         o engage in any activity which would cause a change in its status under the United States Public Utility Holding Company Act of 1935;

         o make any changes in its accounting methods other than as required by law, rule, regulation or US generally accepted accounting principles, or agreed to by the parties;

         o enter into any material agreements with affiliates on terms materially less favorable than those that could be obtained in arm's-length bargaining;

         o modify, amend, terminate, renew or fail to renew any material contract or waive, release or assign material rights or claims or agree to provisions that would impede the ability of Niagara Mohawk to complete the merger or with respect to which the merger will trigger default or termination provisions;

         o discharge any material liabilities other than in the ordinary course of business consistent with past practice;

         o take any action that would be reasonably likely to adversely affect the status of the merger and the scheme of arrangement taken together as a transaction described in Section 351 of the Code or cause the merger to be subject to Section 367(a)(1) of the Code;

         o terminate, amend, modify or waive any standstill agreement or standstill provisions of other agreements to which it is a party and fail to take all appropriate steps to enforce the provisions of any such agreement; or

         o take any action that would, or is reasonably likely to, result in a material breach of any provision of the merger agreement or a failure of any representation or warranty of such party to be true and correct.

         Under the merger agreement, National Grid Group has agreed, as to itself and its subsidiaries, that, during the period from the date of the merger agreement until the Merger Effective Time, except as otherwise permitted in the merger agreement or by written consent of the parties, National Grid Group (and each of its subsidiaries) will, among other things:

         o carry on its business in the usual, regular and ordinary course in substantially the same manner as conducted in the past;

         o confer with and provide copies of filings to Niagara Mohawk, notify and forewarn Niagara Mohawk of any material changes and changes that are reasonably likely to result in a material adverse effect on National Grid Group and its subsidiaries or materially impair its ability to complete the merger or the scheme of arrangement; and

         o use all commercially reasonable efforts to obtain third-party consents required in the merger and related transactions;

and will not:

         o enter into or agree to mergers, consolidations or acquisitions of assets or stock of other entities that could reasonably be expected to materially delay the completion of the merger;

         o take any action that would be reasonably likely to adversely affect the status of the merger and the scheme of arrangement taken together as a transaction described in Section 351 of the Code or cause the merger to be subject to Section 367(a)(1) of the Code;

         o take any action including amending its charter, by-laws, regulations or similar organic documents, except as provided in the merger agreement, engage in any activity that would result in a change of its status under the United States Public Utility Holding Company Act of 1935; or make any changes in its accounting methods other than as required by law, rule, regulation or generally accepted accounting principles, that would reasonably be expected to prevent or materially impede, interfere with or delay the merger or the scheme of arrangement; or

         o willfully take any action that would, or is reasonably likely to, result in a material breach of any provision of the merger agreement or a failure of any representation or warranty of National Grid Group to be true and correct.

         Under the merger agreement, New National Grid has agreed that both New National Grid and Grid Delaware, Inc. will perform their obligations and will not engage in any business or activity, or enter into any agreement or arrangement that is inconsistent with the merger agreement or the scheme of arrangement.

         In addition, Niagara Mohawk and National Grid Group have agreed that if they determine that the Niagara Mohawk nuclear facilities are likely to be sold but not on a timely basis in order to satisfy the conditions of the merger agreement, they would consider alternatives to the sale of these facilities before the completion of the merger and related transactions. Alternatives may include alternative governance, operational and ownership arrangements acceptable to National Grid Group that are consistent with the requirements of the Atomic Energy Act and applicable Nuclear Regulatory Commission rules and regulations.

No Solicitation of Transactions

         Under the merger agreement, Niagara Mohawk has agreed that neither it nor any of its subsidiaries or representatives will initiate or encourage any inquiry or proposal about other mergers, sales of substantial assets, sales of 10% or more of its capital stock or other business combinations, or negotiate, discuss, approve or recommend any such alternative acquisition proposal. The merger agreement requires Niagara Mohawk to terminate any existing discussions or negotiations with any third party about such mergers, sales or similar transactions.

         Prior to the time the Niagara Mohawk shareholders adopt the merger agreement and approve related transactions, Niagara Mohawk's board of directors is not prevented from considering, approving and recommending an unsolicited alternative acquisition proposal from a third party or providing information to the offeror, if the board of directors:

         o determines in good faith, based on the written opinion of outside counsel that the board's fiduciary duties under applicable law with respect to the alternative acquisition proposal require it to do so in order to act consistently with the fiduciary duties of its members;

         o concludes in good faith (based on the written advice of its financial advisors) that the person or group making the alternative acquisition proposal has adequate sources of financing to consummate it and that such proposal is materially more favorable to Niagara Mohawk shareholders from a financial point of view than the merger; and

         o engages in discussions or negotiations regarding the alternative acquisition proposal and provides information to the offeror of the proposal pursuant to a confidentiality agreement no more favorable to the offeror than the confidentiality agreement between National Grid Group and Niagara Mohawk.

         Niagara Mohawk must promptly notify National Grid Group of the receipt of any alternative acquisition proposal, the material terms and conditions of any such proposal, the identity of the person making the proposal, and the status and details of any such request or proposal. If Niagara Mohawk decides to accept the acquisition proposal, it must give National Grid Group five business days' written notice of its intent to accept. In addition, Niagara Mohawk and its financial and legal advisors must give National Grid Group a reasonable opportunity to adjust the terms of the merger agreement so that the parties can proceed with the merger and negotiate in good faith with National Grid Group with respect to any such adjustments. Concurrently with the termination of the merger agreement, Niagara Mohawk must also pay required termination fees (see "--Termination").

Indemnification

         For a period of six years following the Merger Effective Time, with respect to persons who were or become employees, officers or directors of Niagara Mohawk or its subsidiaries before the Merger Effective Time or, if applicable, the Scheme Effective Time, with respect to persons who were or become employees, officers or directors of National Grid Group before the Scheme Effective Time:

         o New National Grid shall, at New National Grid's election, either maintain the current directors' and officers' liability insurance policies of National Grid Group or Niagara Mohawk, obtain new policies on terms no less favorable than the terms of the current insurance coverage, or provide tail coverage for persons currently covered by such policies on terms no less favorable than the terms of the current insurance coverage.

         o To the fullest extent permitted by law, the indemnification provisions in the charters, by-laws and similar governing documents of National Grid Group or Niagara Mohawk and its subsidiaries, will survive the merger and remain in effect with respect to activities of the officers, directors, employees and agents of the companies prior to the Merger Effective Time or the Scheme Effective Time, as applicable.

         In addition, to the extent such persons are not otherwise indemnified, New National Grid has agreed to the fullest extent permitted under applicable law and its governing documents, to indemnify, defend and hold harmless each present and former director, officer and employee of Niagara Mohawk or National Grid Group, as applicable (or any of its subsidiaries) against (i) all losses, expenses, claims, damages or liabilities or amounts paid in settlements arising out of actions or omissions occurring at or prior to the Merger Effective Time, with respect to Niagara Mohawk, and at or prior to the Scheme Effective Time, with respect to National Grid Group, that arise in whole or in part out of the fact that such person was a director, officer or employee of Niagara Mohawk or National Grid Group, as applicable (or any of its subsidiaries); and (ii) any losses to the extent they are based on or relate to the transactions contemplated by the merger agreement. Subject to certain conditions, the surviving corporation will pay for counsel for the indemnified parties and shall cooperate in the indemnified party's defense, but it will not be liable for any settlement effected without its written consent.

Corporate Governance Matters

         National Grid Board. New National Grid agreed to take all actions necessary to appoint all members serving on the National Grid Group board of directors immediately prior to the Merger Effective Time, the current Chief Executive Officer of Niagara Mohawk and one additional outside director of the board of directors of Niagara Mohawk, as determined by National Grid Group, to serve on the New National Grid board of directors following the Merger Effective Time.

         Advisory Board. Promptly following the Merger Effective Time, New National Grid agreed to cause the surviving entity in the merger to establish an advisory board which will be maintained for at least two years. The advisory board will be comprised of up to 12 persons who were, immediately prior to the Merger Effective Time, serving as non-executive members of Niagara Mohawk's board of directors, who are not appointed to serve on the New National Grid board of directors and who are willing to serve in such capacity on the advisory board. The function of the advisory board will be to advise the surviving entity's board of directors with respect to general business as well as opportunities and activities in the State of New York and to maintain and develop customer relationships in the State of New York. The board will meet at least three times a year.

         National Grid USA Board. For a period of two years after the Merger Effective Time, the current Chief Executive Officer of Niagara Mohawk shall serve as Chairman of the board of directors of National Grid USA and two other current executive officers of Niagara Mohawk as determined by National Grid Group will serve on the board of directors of National Grid USA.

Workforce and Employee Benefit Matters

         New National Grid will honor or will cause the appropriate subsidiary to honor all collective bargaining agreements in effect at the Merger Effective Time until their expiration and assume all rights and obligations under those agreements.

         Subject to compliance with applicable laws and obligations under applicable collective bargaining agreements, for a period of two years following the Merger Effective Time:

         o reductions in workforce, if any, in respect of US employees of New National Grid and its subsidiaries will be made on a fair and equitable basis, as determined by New National Grid, and any US employees whose employment is terminated or job is eliminated during such period will have a right to participate on a fair and equitable basis in the job opportunity and placement programs offered by New National Grid or any of its subsidiaries for which these US employees are eligible; and

         o workforce reductions, if any, carried out by the surviving entity will be done in accordance with all applicable collective bargaining agreements, and all laws governing the employment relationship and its termination, including the Worker Adjustment and Retraining Notification Act and regulations thereunder, and any similar state or local law.

         Under the merger agreement, employee benefit plans will be treated in the following manner:

         o New National Grid or its subsidiaries will provide for two years after the day of the completion of the merger, compensation, benefits and coverage to current employees and retirees of Niagara Mohawk or its subsidiaries, other than those covered by a collective bargaining agreement, who continue employment with New National Grid or its subsidiaries, that are no less favorable in the aggregate than those provided to such employees and retirees immediately prior to the merger;

         o New National Grid and the surviving entity and its other subsidiaries will honor all obligations to current and former officers of Niagara Mohawk or its subsidiaries, and to their beneficiaries, under employment agreements and benefit plans, and assume all other obligations under employment, severance, consulting and retention agreements or arrangements and benefit plans;

         o the compensation, benefits and coverage provided to employees who are covered by a collective bargaining agreement will continue to be provided under the terms of that agreement;

         o with some exceptions and modifications, New National Grid or its subsidiaries will provide severance benefits that are equivalent to those provided to employees of Niagara Mohawk and its subsidiaries (other than with respect to employees covered by a collective bargaining agreement) on the date of the merger agreement to such employees who continue employment with New National Grid or its subsidiaries, if their employment is terminated within 24 months after the merger;

         o employees and retirees of Niagara Mohawk or its subsidiaries, other than employees covered by a collective bargaining agreement, who continue employment with New National Grid or its subsidiaries will receive full credit for all service with Niagara Mohawk or its subsidiaries, to the same extent as their service was credited by Niagara Mohawk or its subsidiaries, for purposes of eligibility, vesting, accrual of benefits and determination of the level of benefits in any benefit plan or arrangement of New National Grid or its subsidiaries (exceptions apply if their credit would provide duplication of benefits or if New National Grid or its subsidiaries establish certain non-replacement plans or arrangements after the merger);

         o New National Grid or its subsidiaries generally will, with respect to any welfare benefit plan of New National Grid or its subsidiaries in which continuing employees other than those covered by a collective bargaining agreement may be eligible to participate after the completion of the merger, (1) waive for such employees all limitations as to preexisting conditions, exclusions and waiting periods, other than limitations or waiting periods that are already in effect and (2) provide those employees with credit for any co-payments and deductibles paid prior to the completion of the merger in satisfying applicable credit or out-of-pocket requirements;

         o except as may be limited by any applicable law or collective bargaining agreement, New National Grid and its subsidiaries may elect to merge or replace Niagara Mohawk's benefit plans, agreements, or arrangements into or with those of New National Grid or its subsidiaries; and

         o Niagara Mohawk has agreed to use its reasonable efforts to take all necessary actions to have each stock option outstanding pursuant to Niagara Mohawk's 1992 Stock Option Plan, whether or not then exercisable, cancelled and exchanged for an amount in cash from Niagara Mohawk equal to the result of multiplying (1) the number of shares of Niagara Mohawk common stock previously subject to the option by (2) the excess of the merger consideration over the per share exercise price of the option.

Conditions to Completion of the Merger

         Conditions to Each Party's Obligations to Effect the Merger. Unless waived in writing, the obligations of the parties to complete the merger are subject to satisfaction of the following conditions:

         o the shareholders of Niagara Mohawk have adopted the merger agreement and the shareholders of National Grid Group have approved the merger;

         o no court of competent jurisdiction or other governmental authority has enacted, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) that has the effect of making illegal or otherwise restricting or prohibiting completion of the scheme of arrangement, the merger or related transactions;

         o the proxy/registration statement has been declared effective and the SEC has not taken or threatened any prohibitory action;

         o the UK Listing Authority has agreed to admit to its Official List the ordinary shares represented by the ADSs to be issued in the merger and the ordinary shares to be issued pursuant to the scheme of arrangement and such agreement has not been withdrawn, and the ADSs to be issued in the merger have been approved for listing, upon official notice of issuance, on the New York Stock Exchange;

         o the sale by Niagara Mohawk of its nuclear facilities has closed and conforming license amendments have been issued by the Nuclear Regulatory Commission to reflect the change in ownership, or National Grid Group and Niagara Mohawk have agreed to an alternative to the sale, with respect to which all required approvals (which will include approvals by the US Nuclear Regulatory Commission, the New York Public Service Commission and other regulatory bodies) and any necessary conforming license amendments have been received;

         o the parties have obtained the required statutory approvals from agencies, including a confirmation from the New York Public Service Commission that PowerChoice will remain in effect in accordance with its terms in all material respects following completion of the merger (see "The Merger--Regulatory Matters" below) which have become final orders as required in the merger agreement; and

         o the applicable waiting periods under the Hart Scott Rodino ("HSR") Act have expired or have been terminated.

         Conditions to the Obligations of New National Grid and National Grid Group. The obligations of New National Grid and National Grid Group are also subject to satisfaction of the following conditions:

         o Niagara Mohawk has performed, in all material respects, those agreements and covenants in the merger agreement required to be performed by Niagara Mohawk at or prior to the Merger Effective Time;

         o the representations and warranties of Niagara Mohawk contained in the merger agreement are true and correct as of the date of the merger agreement and, subject to certain exceptions, as of the day of the closing of the merger, unless any failure of the representations and warranties to be true and correct could not individually or in the aggregate be reasonably expected to result in a material adverse effect on the business of Niagara Mohawk;

         o New National Grid and National Grid Group have received a certificate from the chief financial officer of Niagara Mohawk stating that the above conditions have been satisfied;

         o Niagara Mohawk has obtained certain consents as required in the merger agreement;

         o Niagara Mohawk has obtained certain agreements executed by its "affiliates" (as the term is defined under the Securities Act) as provided in the merger agreement;

         o New National Grid and National Grid Group have received a satisfactory written opinion from PricewaterhouseCoopers opining, among other things, that the merger, together with the scheme of arrangement, will constitute a transaction described in Section 351 of the Code; and no gain or loss will be recognized by New National Grid or National Grid Group as a result thereof;

         o New National Grid and National Grid Group have received all necessary licenses, permits and other governmental approvals necessary to be transferred or issued to New National Grid and National Grid Group in order for it to continue business operations of Niagara Mohawk and its subsidiaries; and

         o the High Court of Justice in London, England, has sanctioned the scheme of arrangement on terms contemplated by the merger agreement, and the scheme of arrangement has been approved by National Grid Group shareholders.

         Conditions to Obligations of Niagara Mohawk. The obligations of Niagara Mohawk are also subject to satisfaction of the following conditions:

         o National Grid Group and New National Grid have performed, in all material respects, those agreements and covenants in the merger agreement required to be performed by National Grid Group and New National Grid at or prior to the Merger Effective Time;

         o the representations and warranties of National Grid Group, New National Grid and Grid Delaware, Inc. contained in the merger agreement are true and correct as of the date of the merger agreement and, subject to certain exceptions, as of the day of the completion of the merger, unless any failure of the representations and warranties to be true and correct could not individually or in the aggregate be reasonably expected to result in a material adverse effect on the business of National Grid Group;

         o Niagara Mohawk has received a certificate from the chief financial officer of National Grid Group and New National Grid stating that the above conditions have been satisfied;

         o National Grid Group and New National Grid have obtained certain consents as required in the merger agreement unless the failure to obtain such consents could not reasonably be expected to have a material adverse effect on National Grid Group or Niagara Mohawk;

         o Niagara Mohawk has received a satisfactory written opinion from Bryan Cave LLP opining, among other things, that the merger, together with the scheme of arrangement, will constitute a transaction described in Section 351 of the Code, and no gain or loss will be recognized by Niagara Mohawk pursuant to the merger, and no gain or loss will be recognized by Niagara Mohawk shareholders who receive solely ADSs pursuant to the merger; and

         o Niagara Mohawk has received an opinion from CMS Cameron McKenna, substantially to the effect that the New National Grid ordinary shares represented by the ADSs to be issued in the merger will be validly issued and fully paid.

Termination

         Conditions to Termination. National Grid Group, New National Grid and Niagara Mohawk have the right to terminate the merger agreement prior to the day of the completion of the merger, whether before or after the shareholders have approved the transaction, by mutual written consent of the boards of directors. Both National Grid Group and Niagara Mohawk also have the right to terminate the merger agreement under the following circumstances:

         o if any state or federal law, order, rule or regulation prohibits the merger (such determination must be supported by an opinion of outside counsel) or if any court or government authority issues a nonappealable final order or other permanent action restraining, enjoining or otherwise prohibiting the merger;

         o upon written notice to the other parties, if the merger has not been completed by December 31, 2001, so long as the delay has not been caused by a failure of the party seeking termination to fulfill its obligations under the merger agreement. If all closing conditions are satisfied or able to be satisfied on December 31, 2001, other than receipt of the required statutory approvals and/or the sale or other arrangement relating to Niagara Mohawk's nuclear facilities, to the extent conditions with respect to Niagara Mohawk's nuclear facilities remain open, Niagara Mohawk has either entered into a definitive agreement for the sale of its nuclear facilities or satisfactory alternative arrangements with respect to these facilities have been reached by the parties, the relevant date for termination will be extended to March 31, 2002. If all closing conditions other than receipt of approvals for the sale of Niagara Mohawk's nuclear facilities are satisfied or able to be satisfied on March 31, 2002 and the definitive agreement or other arrangement for the sale of these facilities remains in effect, the date for termination will be extended to August 31, 2002;

         o upon written notice to the other party, if the shareholders of such party do not approve the merger agreement at their duly held shareholder meeting;

         o by Niagara Mohawk, prior to its shareholders' adoption of the merger agreement and approval of related transactions, if Niagara Mohawk receives a third-party proposal about another merger, sale of substantial assets, sale of 10% or more of Niagara Mohawk's or any of its material subsidiaries capital stock or other business combination, in response to which Niagara Mohawk's board of directors determines, based on the written opinion of outside counsel, that the board's fiduciary duties under applicable law require it to accept such proposal in order to act consistently with the fiduciary duties of its members, and concludes in good faith (based on written advice of its financial advisors) that the person or group making the alternative proposal has adequate sources of financing to consummate it and that such proposal is materially more favorable to Niagara Mohawk shareholders than the merger; provided that before Niagara Mohawk may terminate the merger agreement:

            (1) Niagara Mohawk must give National Grid Group five business days' written notice of its intent to accept the alternative acquisition proposal (notice must also specify its material terms and identify the person making the proposal);

            (2) Niagara Mohawk and its financial and legal advisors must give National Grid Group a reasonable opportunity during this five business days' period to make any adjustments in the terms of the merger agreement that would allow Niagara Mohawk to proceed with the merger, and must negotiate in good faith with National Grid Group towards adjusting the merger agreement so as to enable the merger to proceed; and

            (3) Niagara Mohawk must pay to National Grid Group the termination fee of $150 million plus National Grid Group's out-of-pocket expenses due up to $10 million if it enters into a transaction with the offeror of the alternative acquisition proposal; or

         o  upon written notice to the other party if:

            (1) the other party has materially breached a covenant, representation or warranty, and the breach remains uncured 20 days after written notice was given;

            (2) the other party's board of directors withdraws or modifies, in a manner adverse to the terminating party, its approval or recommendation to its shareholders regarding approval of the merger agreement, the merger or the scheme of arrangement (if it remains part of the transaction structure); or

            (3) New National Grid fails to deliver the consideration to be paid in connection with the merger to the Depositary, while all other conditions to New National Grid's obligations have been either satisfied or waived.

         Effect of Termination. If the merger agreement is terminated, there will be no liability on the part of National Grid Group, Niagara Mohawk or any of their affiliates, directors, officers or shareholders, except as otherwise provided in the merger agreement and as described below under "--Termination Fees." Nothing, however, will relieve any party from liability for a breach of the merger agreement.

         Termination Fees.

         o If a party terminates the merger agreement because the other party's board of directors withdraws or modifies its recommendation to its shareholders before their approval the other party will be obligated to pay a termination fee of $150 million and also pay in cash to the terminating party all documented out-of-pocket expenses and fees incurred by the terminating party, up to $10 million.

         o If a party terminates the merger agreement because the other party willfully materially breaches a representation, warranty, covenant or agreement under the merger agreement, the non-breaching terminating party may recover appropriate amounts at law or in equity available to that party.

         o If Niagara Mohawk terminates the merger agreement because its board of directors determines that their fiduciary duties make it necessary to accept an alternative acquisition proposal (as described above), Niagara Mohawk will pay in cash to National Grid Group a termination fee equal to $150 million in addition to any amounts that have already been paid to National Grid Group in respect of out-of-pocket expenses and fees up to $10 million.

         o Additionally, in certain other circumstances Niagara Mohawk may be required to pay to National Grid Group a termination fee of $150 million (plus any amounts to be paid to National Grid Group in respect of out-of-pocket expenses and fees up to $10 million). Specifically, the termination fee will be payable if the merger agreement is terminated while an alternative acquisition proposal is outstanding, on the basis of a material breach by Niagara Mohawk of any representation, warranty, covenant or agreement under the merger agreement, a failure to seek or obtain the requisite shareholder approval, or a failure to complete the merger by December 31, 2001 (or the applicable later dates in the circumstances described above) and if Niagara Mohawk enters into a transaction with the offeror of the alternative acquisition proposal within two years after termination of the merger agreement (or within one year if the termination was solely the result of failure to complete the sale of Niagara Mohawk's nuclear facilities).

Amendment and Waiver

         Amendment. The parties to the merger agreement may amend the agreement by action taken by their boards of directors at any time before Niagara Mohawk shareholders and National Grid Group shareholders have approved the merger agreement at their meetings and before the Merger Effective Time. After the shareholders of either party have approved the merger agreement, however, an amendment may be made only to the extent permitted by applicable law.

         Waiver. At any time prior to the Merger Effective Time, the parties may:

         o extend the time for performance of acts or obligations of the other parties;

         o waive inaccuracies in the representations and warranties of the other parties; and

         o waive compliance with agreements or conditions contained in the merger agreement, to the extent permitted by applicable law.

Regulatory Matters

         Before the merger and the scheme of arrangement are completed, we must obtain a number of regulatory approvals. National Grid Group, New National Grid and the Niagara Mohawk are not aware of any material governmental consents, approvals or clearances that are required prior to the parties' consummation of the merger or the scheme of arrangement, other than those described below. It is presently contemplated that if any additional governmental consents, approvals or clearances are required, they will be sought.

         It is a condition to the completion of the merger that final orders approving the merger and the scheme of arrangement, if appropriate, be obtained from the various federal, state and foreign regulators described below. Under the merger agreement, each party has agreed to use its best efforts to obtain all governmental authorizations necessary or advisable to complete or effect the transactions contemplated by the merger agreement. Various parties may seek intervention in these proceedings to oppose the merger or to have conditions imposed upon the receipt of necessary approvals. While there can be no assurance that the consents, approvals and clearances described below or any additional consents, approvals or clearances will be obtained on satisfactory terms, the directors of New National Grid, National Grid Group and Niagara Mohawk believe that the necessary approvals can be obtained by late 2001.

HSR Act

         The merger is subject to the requirements of the HSR Act and the rules and regulations thereunder, which provide that certain acquisition transactions may not be completed until certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and until certain waiting periods have been terminated or have expired. The expiration or earlier termination of the HSR Act waiting period would not preclude the Antitrust Division or the FTC from challenging the merger on antitrust grounds. If the merger is not completed within 12 months after the expiration or earlier termination of the initial HSR Act waiting period, New National Grid, National Grid Group and Niagara Mohawk would be required to submit new information to the Antitrust Division and the FTC, and a new HSR Act waiting period would have to expire or be earlier terminated before the merger could be completed. New National Grid, National Grid Group and Niagara Mohawk intend to file their premerger notifications in the first half of 2001.

Federal Power Act

         Section 203 of the Federal Power Act (the "FPA") provides that no public utility may sell or otherwise dispose of its facilities subject to the jurisdiction of the Federal Energy Regulatory Commission or, directly or indirectly, merge or consolidate such facilities with those of any other person or acquire any security of any other public utility without first having obtained authorization from the Federal Energy Regulatory Commission. Because this transaction involves a change in ownership and control of Niagara Mohawk's public utility subsidiary, the prior approval of the Federal Energy Regulatory Commission under FPA Section 203 is required in order to complete the merger. In addition, because the scheme of arrangement technically involves a change of control over National Grid Group's existing public utility subsidiaries to New National Grid, the scheme of arrangement also requires approval of the Federal Energy Regulatory Commission as a merger transaction under Section 203 of the FPA.

         Under Section 203 of the FPA, the Federal Energy Regulatory Commission is directed to approve a merger if it finds such merger "consistent with the public interest." In reviewing a merger, the Federal Energy Regulatory Commission generally evaluates: (1) whether the merger will adversely affect competition; (2) whether the merger will adversely affect rates; and (3) whether the merger will impair the effectiveness of regulation. New National Grid, National Grid Group and Niagara Mohawk believe the proposed merger and scheme of arrangement satisfies these standards.

         An application will be filed with the Federal Energy Regulatory Commission requesting approval of the merger and the scheme of arrangement under
Section 203 of the FPA at the appropriate time.

Securities and Exchange Commission Approval Pursuant to the United States Public Utility Holding Company Act of 1935

         Section 9(a)(2) of the United States Public Utility Holding Company Act of 1935 provides that it is unlawful, without the prior approval of the SEC, for any person to acquire any security of any public utility company if that person already owns 5% or more of the voting securities of another public utility company, or will by virtue of that transaction come to own 5% or more of the voting securities of two or more public utility companies. As a result of the merger and the scheme of arrangement, New National Grid will be deemed to acquire directly or indirectly all of the common shares of National Grid Group, a registered public utility holding company that owns several public utility company subsidiaries as well as the common shares of Niagara Mohawk and its public utility subsidiary. Accordingly, New National Grid and National Grid Group are required to obtain prior SEC approval under Section 9(a)(2) of the United States Public Utility Holding Company Act of 1935 to complete the scheme of arrangement and the merger. An application for approval of the merger and the scheme of arrangement will be filed by New National Grid and National Grid Group at the appropriate time.

         Under the applicable standards of the United States Public Utility Holding Company Act of 1935, the SEC is directed to approve a proposed acquisition unless it finds that (1) the acquisition would tend towards detrimental interlocking relations or a detrimental concentration of control,
(2) the consideration to be paid in connection with the acquisition is not reasonable, (3) the acquisition would unduly complicate the capital structure of the applicant's holding company system or would be detrimental to the proper functioning of the applicant's holding company system, or (4) the acquisition would violate applicable state law. In order to approve a proposed acquisition, the SEC also must find that the acquisition would tend towards the development of an integrated public utility system and would otherwise conform to the United States Public Utility Holding Company Act of 1935's integration and corporate simplification standards.

         National Grid Group is currently a public utility holding company registered under Section 5 of the United States Public Utility Holding Company Act of 1935, and will continue to be a registered public utility holding company subject to regulation as such upon completion of the merger and the scheme of arrangement. If the scheme of arrangement is effected, New National Grid will also register as a public utility holding company under Section 5 of the United States Public Utility Holding Company Act of 1935 and become subject to regulation thereunder as National Grid Group is currently. Niagara Mohawk is currently a holding company exempt from all provisions of the United States Public Utility Holding Company Act of 1935, including the registration provisions, except Section 9(a)(2) (which is discussed above) because it and its utility subsidiary are organized and doing business predominantly in a single state, New York. Following the completion of the merger, Niagara Mohawk and its subsidiaries will become subsidiaries of a registered holding company and will be subject to regulation under the United States Public Utility Holding Company Act of 1935.

Federal Communications Commission

         The Federal Communications Commission must approve the transfer of control of telecommunications permits or licenses. The Communications Act of 1934 prohibits the transfer, assignment or disposal in any manner of any construction permit or station license, or any rights thereunder, to any person without authorization from the Federal Communications Commission. In addition, a carrier must obtain permission before acquisition or operation of new lines and may not construct or extend a line, or transmit via such lines, without prior Federal Communications Commission approval. Under the Communications Act, the Federal Communications Commission will approve a transfer of control if it serves the public convenience, interest and necessity. We will seek the necessary approval from the Federal Communications Commission for the transfer of control of licenses held by Niagara Mohawk and to amend licenses and tariffs as appropriate.

State Regulatory Approvals

New York Public Service Commission

         Under Section 70 of the New York State Public Service Law, the New York Public Service Commission ("NYPSC") must approve the transfer of an electric company's franchise, works or systems to another corporation. The NYPSC has previously asserted jurisdiction over mergers of holding companies of public utility corporations, even where there was no direct transfer of the franchise, works or system of the New York utility, based upon the indirect change of control. In reviewing proposed mergers, the NYPSC must determine whether the transaction is in the public interest. Factors which may be considered include ratepayer benefits, service quality and reliability, market power issues, environmental impacts, affiliate transactions and the financial integrity of the resulting corporation. We intend to seek necessary approval of the transaction by the NYPSC under Section 70 or other applicable statutes at the appropriate time.

New Hampshire Public Utility Commission

         The New Hampshire Public Utility Commission ("NHPUC") must approve the direct or indirect acquisition of more than 10% of the stock or bonds of a public utility or public utility holding company doing business in the state under Section 374:33 of the New Hampshire Revised Statutes Annotated ("RSA"). The scheme of arrangement may require approval of the NHPUC under RSA 374:33 because of the indirect transfer of control of Granite State Electric Company, a subsidiary of National Grid USA, to New National Grid. Under RSA 369:8, approval is not required for a merger of a parent company of a public utility where the public utility certifies that the transaction will not have an adverse effect on the rates, terms, service or operations of the New Hampshire public utility and the NHPUC does not challenge the certification. If the NHPUC does challenge the utility's certification of no adverse effect within 30 days of the filing, the utility may amend its initial certification. If after reviewing the amended certification, the NHPUC still challenges the certification, the utility must review the proposed merger under RSA 374:33. The transaction may be approved under RSA 374:33 where the NHPUC determines that there will be no net harm to New Hampshire customers. If the NHPUC takes no action within 60 days after the public utility's filing of certification of no adverse effect, then the transaction is considered approved as filed. We intend to seek a waiver of any necessary approvals from the NHPUC based upon a certification that the transaction will not have an adverse effect within the state.

Vermont Public Service Board

         Under Section 107 of Title 30 of the Vermont Statutes Annotated, the Vermont Public Service Board ("VPSB") must approve the direct or indirect acquisition of a controlling interest in a company subject to the jurisdiction of the VPSB, or in a company which has the controlling interest in the jurisdictional company. Because New England Power Company ("NEP"), a subsidiary of National Grid USA, operates facilities in Vermont, and is subject to the VPSB's jurisdiction, the scheme of arrangement will require VPSB approval for the indirect change of control of NEP. The VSPB may approve the acquisition based upon a finding that the transaction will promote the public good and has discretionary authority to waive formal hearings. We will file for all necessary approvals from the VPSB at the appropriate time.

Connecticut Department of Public Utility Control

         The Connecticut Department of Public Utility Control ("CDPUC") must approve the direct or indirect merger or consolidation of a Connecticut public service company under Section 16-43 of the Connecticut General Statutes ("CGS"). Because NEP is a public service company under Connecticut law by virtue of its ownership of the Millstone Unit III nuclear facility, the transaction may require approval by the CDPUC in the event the pending sale of NEP's interest in Millstone Unit III has not closed.

UK Governmental Approval

         The UK Secretary of State for Trade and Industry holds a special share in National Grid Group. National Grid Group cannot undertake certain transactions, including the scheme of arrangement, without his prior written consent. National Grid Group will seek consent to implement the scheme of arrangement from the Secretary of State for Trade and Industry.

                              SCHEME OF ARRANGEMENT

         The board of directors of National Grid Group intends to recommend to National Grid Group shareholders a proposal to introduce a new holding company for National Grid Group. The holding company structure will be effected through a scheme of arrangement which must be sanctioned by the High Court in London, England and approved by National Grid Group's shareholders. Under the scheme of arrangement, New National Grid will issue one share in New National Grid in exchange for each outstanding National Grid Group share. As a result, New National Grid will become the holding company for National Grid Group. National Grid Group expects that the special share in National Grid Group will be cancelled and that New National Grid will issue a special share to the holder of the National Grid Group special share.

         In addition, ordinary shares of New National Grid will be listed for trading on the London Stock Exchange, New National Grid ADSs will be listed for trading on The New York Stock Exchange and New National Grid will be subject to the registration and information requirements of the US securities laws.

         The rights attaching to New National Grid ordinary shares will be substantially the same as those currently attaching to National Grid Group ordinary shares. Thus, after the scheme of arrangement is implemented (but before completion of the merger), holders of New National Grid Group ordinary shares will have their interest in National Grid Group replaced by an equivalent proportionate interest in New National Grid and, subject to the effect of exercise of options to subscribe for National Grid Group shares granted under National Grid Group share schemes, their proportionate interests in the profits, net assets and dividends in the National Grid Group will not be affected.

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL INFORMATION

Introductory note

         The following Unaudited Pro Forma Condensed Combined Financial Information gives pro forma effect to the acquisition of National Grid USA (formerly New England Electric System) and the proposed acquisition of Niagara Mohawk, after giving effect to the pro forma adjustments described in the accompanying notes. The Unaudited Pro Forma Condensed Combined Financial Information does not include the results, assets and liabilities of Eastern Utilities Associates (EUA), which was acquired by National Grid Group on April 19, 2000 for a cash consideration of $643 million. The EUA acquisition has not been included on the grounds that this acquisition does not constitute a significant transaction.

         The Unaudited Pro Forma Condensed Combined Financial Information has been prepared from, and should be read in conjunction with, the respective historical consolidated accounts and notes thereto of National Grid Group, National Grid USA and Niagara Mohawk, which are incorporated by reference in this proxy statement/prospectus.

         The Unaudited Pro Forma Condensed Financial Information is provided for illustrative purposes only and does not purport to represent what the actual results of operations or the financial position of the Combined Group, comprising National Grid Group, National Grid USA and Niagara Mohawk, would have been had the acquisitions of National Grid USA and Niagara Mohawk occurred on the dates assumed, nor is it necessarily indicative of the Combined Group's future operating results or combined financial position. No account has been taken within the Unaudited Pro Forma Condensed Combined Financial Information of any synergies (including cost savings) or any severance and restructuring costs, which have or are expected to occur following the acquisition of National Grid USA and the proposed acquisition of Niagara Mohawk.

         Following the acquisition of National Grid USA on March 22, 2000 for a cash consideration of (pound)2,070.8 million (see note 7 (a) to the Unaudited Pro Forma Condensed Combined Financial Information), National Grid Group applied the acquisition method of accounting under UK GAAP and similarly intends to account for the proposed acquisition of Niagara Mohawk using this method. In addition, both acquisitions qualify for the purchase method of accounting under US GAAP and the Unaudited Pro Forma Condensed Combined Financial Information has been prepared on this basis. For the purposes of the acquisition method of accounting under UK GAAP and the purchase method of accounting under US GAAP, National Grid Group is treated as the acquiring entity and National Grid USA and Niagara Mohawk are treated as the entities being acquired.

         As described in note 3 to the Unaudited Pro Forma Condensed Combined Financial Information, adjustments have been made to the historical consolidated accounts of National Grid USA and Niagara Mohawk to reflect reclassifications to conform with National Grid Group's presentation under UK GAAP.

         The historical accounts of National Grid USA and Niagara Mohawk have been prepared in accordance with US GAAP. For the purpose of presenting the Unaudited Pro Forma Condensed Combined Financial Information, financial information relating to National Grid USA and Niagara Mohawk has been adjusted to conform with National Grid Group's accounting policies under UK GAAP as described in note 6 to the Unaudited Pro Forma Condensed Combined Financial Information.

         The historical accounts of National Grid USA and Niagara Mohawk are presented in US dollars. For the purposes of presenting the Unaudited Pro Forma Condensed Combined Financial Information the adjusted income statements of National Grid USA and Niagara Mohawk in respect of the year ended December 31, 1999 have been translated into pounds sterling at the average Noon Buying Rate for the year ended December 31, 1999, and the adjusted balance sheet of Niagara Mohawk at December 31, 1999 has been translated into pounds sterling at the Noon Buying Rate on December 31, 1999 (see note 3 to the Unaudited Pro Forma Condensed Combined Financial Information).

         The pro forma acquisition accounting adjustments reflected in the accompanying Unaudited Pro Forma Condensed Combined Financial Information, and described in note 7 to the Unaudited Pro Forma Condensed Combined Financial Information, reflect estimates made by National Grid Group's management and assumptions that it believes to be reasonable. Actual amounts will differ from those reflected in the Unaudited Pro Forma Condensed Combined Financial Information.

         In exchange for each share of Niagara Mohawk common stock, Niagara Mohawk shareholders will receive consideration of $19.00 per Niagara Mohawk common share, if the Average Price is between $32.50 and $51.00. In the event that the Average Price is greater than $51.00, the per share consideration received by Niagara Mohawk shareholders will increase by two-thirds of the percentage of the increase in value over $51.00. In the event that the Average Price is less than $32.50, the per share consideration received by Niagara Mohawk shareholders will decrease by two-thirds of the percentage of the decrease in value below $32.50. Niagara Mohawk shareholders can elect to receive their consideration either in cash or ADSs, or a combination of both, subject to the aggregate cash consideration paid being $1.015 billion. If cash elections received from Niagara Mohawk shareholders exceed $1.015 billion, National Grid Group has the option to increase the cash component of the consideration. See note 7(b) to the Unaudited Pro Forma Condensed Combined Financial Information for details of the purchase consideration assumed for the purpose of calculating the acquisition adjustments.

         The Unaudited Pro Forma Condensed Combined Financial Information has been prepared in accordance with UK GAAP which differs in certain significant respects from US GAAP. Note 8 to the Unaudited Pro Forma Condensed Combined Financial Information provides a description of the significant differences between UK and US GAAP, as they relate to National Grid Group. A reconciliation of the pro forma net income and pro forma shareholders' funds to US GAAP is included in note 9 to the Unaudited Pro Forma Condensed Combined Financial Information.

             Unaudited Pro Forma Condensed Combined Income Statement

                        for the year ended March 31, 2000

         The following Unaudited Pro Forma Condensed Combined Income Statement for the year ended March 31, 2000 is derived from the audited historical consolidated profit and loss account of National Grid Group for the year then ended and the audited historical statements of consolidated income of National Grid USA and Niagara Mohawk for the year ended December 31, 1999, after giving effect to the pro forma adjustments described in notes 1 to 7 to the Unaudited Pro Forma Condensed Combined Financial Information. Such adjustments have been determined as if the acquisition of National Grid USA and Niagara Mohawk took place on April 1, 1999, the first day of National Grid Group's financial year ended March 31, 2000. The Unaudited Pro Forma Condensed Combined Financial Information has been prepared from, and should be read in conjunction with and supplemental to, the respective historical consolidated accounts and notes thereto of National Grid Group, National Grid USA and Niagara Mohawk, which are incorporated by reference in this proxy statement/prospectus.

             Unaudited Pro Forma Condensed Combined Income Statement
                  for the year ended March 31, 2000 (continued)


                                                                                        Acquisition adjustments
                                  National Grid                     Niagara Mohawk
                                      Group           National        year ended
                                    year ended        Grid USA       December 31,      National Grid      Niagara
                                  March 31, 2000    partial year         1999               USA           Mohawk      Combined Group
                                     UK GAAP           UK GAAP         UK GAAP            UK GAAP         UK GAAP        Pro forma
                                     (Note 1)         (Note 2)         (Note 2)         (Note 7(a))     (Note 7(b))       UK GAAP
                                     (pound)m         (pound)m         (pound)m          (pound)m        (pound)m        (pound)m
                                 ---------------------------------------------------------------------------------------------------
Group turnover                        1,614.7          1,309.8          2,521.1             -               -            5,445.6
Operating costs                      (1,042.6)        (1,095.6)        (2,207.7)          (42.4)           27.7         (4,360.6)
                                    -----------      -----------      -----------      -----------     -----------     -----------
Operating profit                        572.1            214.2            313.4           (42.4)           27.7          1,085.0
Share of joint ventures' and
   associate's operating
   (loss)/profit                        (33.5)             6.2              4.1             -               -              (23.2)
                                    -----------      -----------      -----------      -----------     -----------     -----------
Total operating profit
-  Before goodwill amortization         546.5            219.3            317.5             -               -            1,083.3
-  Goodwill amortization                 (7.9)             1.1              -             (42.4)(i)        27.7(i)         (21.5)
                                        538.6            220.4            317.5           (42.4)           27.7          1,061.8

Exceptional item (Note 4(a))          1,027.3              -                -               -             -              1,027.3
Net interest                            (64.9)           (45.6)          (311.6)         (135.4)(ii)      (50.2)(ii)      (607.7)
                                    -----------      -----------      -----------      -----------     -----------     -----------
Profit on ordinary activities
   before taxation                    1,501.0            174.8              5.9          (177.8)          (22.5)         1,481.4

Taxation
-  Excluding exceptional item          (123.1)           (60.5)            (5.6)           40.6(ii)        15.1(ii)       (133.5)
-  Exceptional item (Note 4(a))        (229.5)             -                 -               -               -            (229.5)
                                       (352.6)           (60.5)            (5.6)           40.6            15.1           (363.0)
                                    -----------      -----------      -----------      -----------     -----------     -----------
Profit on ordinary activities
   after taxation                     1,148.4            114.3              0.3          (137.2)           (7.4)         1,118.4
Minority interests                          -               -             (22.8)            -                -             (22.8)
                                    -----------      -----------      -----------      -----------     -----------     -----------
Profit for the year                   1,148.4            114.3            (22.5)         (137.2)           (7.4)         1,095.6
                                    ===========      ===========      ===========      ===========     ===========     ===========

Basic earnings/(loss) per
   ordinary/common share                78.0p           192.6p            (12.1)p                                           64.6p
   -  Goodwill amortization              0.5p           (1.9)p              -                                                1.3p
   -  Exceptional item                 (54.2p)            -                 -                                             (47.0)p
Basic earnings/(loss) per
   ordinary/ common share
   excluding exceptional item       -----------      -----------      -----------                                      -----------
   and goodwill amortization            24.3p           190.7p            (12.1)p                                           18.9p
                                    ===========      ===========      ===========                                      ===========

Diluted earnings/(loss) per
   ordinary/common share                73.4p           192.1p            (12.1)p                                           61.4p
   -  Goodwill amortization              0.5p           (1.8)p              -                                                1.2p
   -  Exceptional item                (50.1)p            -                  -                                             (43.9)p
Diluted earnings/(loss) per
   ordinary/common share
   excluding exceptional item       -----------      -----------      -----------                                      -----------
   and goodwill amortization            23.8p           190.3p            (12.1)p                                           18.7p
                                    ===========      ===========      ===========                                      ===========

Weighted average number of
   shares in issue (millions of
   shares)
   -  Basic                          1,472.9             59.4           186.7                             223.7(i)       1,696.6
   -  Diluted                        1,593.3             59.5           186.7                             223.7(i)       1,817.0

              Unaudited Pro Forma Condensed Combined Balance Sheet

                                at March 31, 2000

         The following Unaudited Pro Forma Condensed Combined Balance Sheet at March 31, 2000 is derived from the audited historical consolidated balance sheet of National Grid Group at March 31, 2000 and the audited historical consolidated balance sheet of Niagara Mohawk at December 31, 1999, and has been prepared to reflect the acquisition of Niagara Mohawk after giving effect to the pro forma adjustments described in notes 1 to 7 to the Unaudited Pro Forma Condensed Combined Financial Information. The Unaudited Pro Forma Condensed Combined Financial Information has been prepared from, and should be read in conjunction with and supplemental to, the respective historical consolidated accounts and notes thereto of National Grid Group and Niagara Mohawk, which are incorporated by reference in this proxy statement/prospectus.

              Unaudited Pro Forma Condensed Combined Balance Sheet
                          at March 31, 2000 (continued)

                                     National Grid                Niagara Mohawk              Acquisition   Combined Group
                                    Group at March             at December 31, 1999           adjustments      Pro forma
                                       31, 2000
                                        UK GAAP         US GAAP    Adjustments     UK GAAP    UK GAAP           UK GAAP
                                       (Note 1)        (Note 3)      (Note 5)                 (Note 7(b))
                                       (pound)m        (pound)m      (pound)m     (pound)m    (pound)m         (pound)m
                                   ----------------------------------------------------------------------------------------
Fixed assets
Intangible assets - positive             844.7              -            -             -       -                844.7
goodwill
Intangible assets - negative               -                -            -             -       (553.5)(i)      (553.5)
goodwill
Tangible assets                        4,938.3          3,643.6       218.0(vi )   3,861.6     -              8,799.9
Investments
Joint ventures
-  Share of gross assets             ------------     ---------    ----------    ----------  -----------    -----------
-  Share of gross liabilities            828.6             13.4          -            13.4     -                842.0
Investments in joint ventures           (622.7)            (7.7)         -            (7.7)    -               (630.4)
Investment in associate              ------------     ---------    ----------    ----------  -----------    -----------
Other investments                        205.9              5.7          -             5.7     -                211.6
                                         205.8              -            -             -       -                205.8
                                         107.3            233.1          -           233.1     -                340.4
                                     ------------     ---------    ----------    ----------  -----------    -----------
                                         519.0            238.8          -           238.8     -                757.8
                                     ------------     ---------    ----------    ----------  -----------    -----------
                                       6,302.0          3,882.4        218.0       4,100.4     (553.5)        9,848.9
                                     ------------     ---------    ----------    ----------  -----------    -----------

Current assets
Stocks                                    29.3             85.8          -            85.8     -                115.1
Debtors (amounts falling due
   within one year)                      490.1            554.5         17.7(vii)    572.2     -              1,062.3

Debtors (amounts falling due
   after one year)                       798.3          3,129.9        351.3(viii) 3,481.2     -              4,279.5
Assets held for exchange                  16.6              -            -             -       -                 16.6
Business held for resale                 118.9              -            -             -       -                118.9
Investments                                -               51.5          -            51.5     -                 51.5
Cash and deposits                      1,011.6             58.1          -            58.1     -              1,069.7
                                     ------------     ---------    ----------    ----------  -----------    -----------
                                       2,464.8          3,879.8        369.0       4,248.8     -              6,713.6

Creditors (amounts falling due
   within one year)
Borrowings                              (669.0)          (378.8)         -          (378.8)    -             (1,047.8)
Other creditors                       (1,192.1)          (361.0)         -          (361.0)    -             (1,553.1)
                                     ------------     ---------    ----------    ----------  -----------    -----------
                                      (1,861.1)          (739.8)         -          (739.8)    -             (2,600.9)
                                     ------------     ---------    ----------    ----------  -----------    -----------
Net current assets                       603.7          3,140.0        369.0       3,509.0     -              4,112.7
                                     ------------     ---------    ----------    ----------  -----------    -----------
Total assets less current              6,905.7          7,022.4        587.0       7,609.4     (553.5)       13,961.6
   liabilities

Creditors (amounts falling due
   after more than one year)
Convertible bonds                       (469.0)           -              -             -       -               (469.0)
Other borrowings                      (2,537.2)        (3,067.4)         -        (3,067.4)    (648.1)(ii)   (6,252.7)
Other creditors                         (494.0)          (346.4)         -          (346.4)    -               (840.4)
                                     ------------     ---------    ----------    ----------  -----------    -----------
                                      (3,500.2)        (3,413.8)         -        (3,413.8)    (648.1)       (7,562.1)

Provisions for liabilities and
   charges                              (461.4)        (1,461.9)        30.3(ix)  (1,431.6)    -             (1,893.0)
                                     ------------     ---------    ----------    ----------  -----------    -----------
Net assets employed                    2,944.1          2,146.7        617.3       2,764.0     (1,201.6)      4,506.5
                                     ============     =========    ==========    ==========  ===========    ===========

Capital and reserves
Called up share capital                  174.7              1.2          -             1.2       25.1(i)(iii)   201.0

Share premium account                    274.7          1,572.0          -         1,572.0    (345.4)(i)(iii) 1,501.3

Treasury stock                             -              (97.0)         -           (97.0)     97.0(iii)       -
Profit and loss account                2,459.6            377.2        617.3(x)      994.5    (994.5)(iii)    2,459.6

Accumulated other comprehensive
   income                                  -              (16.2)         -           (16.2)      16.2(iii)      -
Shareholders' funds                    2,909.0          1,837.2        617.3       2,454.5   (1,201.6)        4,161.9
                                     ------------     ---------    ----------    ----------  -----------    -----------
Minority interests                        35.1            309.5          -           309.5     -                344.6
                                     ------------     ---------    ----------    ----------  -----------    -----------
                                       2,944.1          2,146.7        617.3       2,764.0   (1,201.6)        4,506.5
                                     ============     =========    ==========    ==========  ===========    ===========

               Notes to the Unaudited Pro Forma Condensed Combined
                              Financial Information

Note 1: Financial information relating to National Grid Group

         The financial information relating to National Grid Group in respect of the year ended March 31, 2000 includes the results of National Grid USA from March 22, 2000 (the date of acquisition) to March 31, 2000 and the assets and liabilities relating to National Grid USA as at March 31, 2000.

Note 2: Financial information relating to National Grid USA and Niagara Mohawk

                               ----------------------------------------------------      ------------------------------------------
                                                National Grid USA                                     Niagara Mohawk

                                                            period
                                                           March 22,
                                                            2000 to
                                                           March 31,    partial year
                            year ended December 31, 1999     2000          UK GAAP             year ended December 31, 1999
                                US GAAP      Adjustments   UK GAAP       (Note 4(b))        US GAAP        Adjustments     UK GAAP
                          (Notes 3 and 4(b))   (Note 5)   (Note 4(b))      4(c))        (Note 3 and 4(c))    (Note 5)    (Note 4(c))
                               (pound)m        (pound)m    (pound)m       (pound)m         (pound)m         (pound)m      (pound)m
Group turnover                  1,346.0          -           36.2          1,309.8           2,521.1             -         2,521.1

Operating costs                (1,129.0)          -(i)      (33.4)        (1,095.6)         (2,206.9)           (0.8)(i)  (2,207.7)
                               ---------    ---------    ---------        ---------        ----------         -------     ---------
Operating profit                  217.0          -            2.8            214.2             314.2            (0.8)        313.4

Share of joint ventures'            1.8          4.6(ii)      0.2              6.2               2.0             2.1(ii)      4.1
   profit

Total operating profit
                               ---------    ---------    ---------        ---------        ----------         -------     ---------
  -Before goodwill amortization   218.8          4.6          4.1            219.3             316.2             1.3         317.5
  -Goodwill amortization            -            -           (1.1)             1.1               -               -             -
                               ---------    ---------    ---------        ---------        ----------         -------     ---------
                                  218.8          4.6          3.0            220.4             316.2             1.3         317.5

Net interest                      (40.9)        (4.0)(iii)    0.7            (45.6)           (311.2)           (0.4)(iii)  (311.6)

Profit on ordinary
   activities before taxation      177.9         0.6          3.7            174.8               5.0             0.9           5.9


Taxation                          (68.8)         7.1(iv)     (1.2)           (60.5)             (3.9)           (1.7)(iv)     (5.6)
                               ---------    ---------    ---------        ---------        ----------         -------     ---------
Profit on ordinary
   activities after taxation      109.1          7.7          2.5            114.3               1.1            (0.8)          0.3


Minority interests                  -           (0.2)(v)     (0.2)             -               (22.8)            -           (22.8)
                               ---------    ---------    ---------        ---------        ----------         -------     ---------

Profit (loss) for the period      109.1          7.5          2.3            114.3             (21.7)           (0.8)        (22.5)
                               =========    =========    =========        =========        ==========         =======     =========

               Notes to the Unaudited Pro Forma Condensed Combined
                        Financial Information (continued)

Note 3: Reclassifications and translation of financial information relating to National Grid USA and Niagara Mohawk

         National Grid USA and Niagara Mohawk present their accounts in accordance with US GAAP and in US dollars.

         Reclassifications have been made to the National Grid USA and Niagara Mohawk historical financial information to conform to National Grid Group's presentation under UK GAAP.

         The results of National Grid USA and Niagara Mohawk have been translated into pounds sterling at the average Noon Buying Rate of $1.62 to (pound)1.00 for the year ended December 31, 1999. The historical balance sheet of Niagara Mohawk has been translated into pounds sterling at the Noon Buying Rate on December 31, 1999 of $1.62 to (pound)1.00. The use of these exchange rates in the Unaudited Pro Forma Condensed Combined Financial Information should not be construed to signify that the US dollar amounts actually represent such pounds sterling amounts or could be converted into pounds sterling at the rate indicated or at any other rate, at any time.

Note 4: Results for the period

         (a)  National Grid Group

         The exceptional item of (pound)1,027.3 million relates to the partial disposal of National Grid Group's shareholding in Energis plc, an associated undertaking. This comprised a pre-tax profit of (pound)895.2 million ((pound)665.7 million after tax) on the sale of 28.9 million shares in Energis plc, and a pre- and post-tax profit of (pound)132.1 million resulting from reductions in National Grid Group's interest in Energis plc, primarily as a consequence of the placing by Energis plc of 14.8 million of its shares.

         (b)  National Grid USA

         The financial information relating to National Grid Group in respect of the year ended March 31, 2000 includes the results of National Grid USA from March 22, 2000 (the date of acquisition) to March 31, 2000. In order to reflect the results of National Grid USA in the Unaudited Pro Forma Condensed Combined Income Statement for a full 12 month period, National Grid USA's results for the period March 22, 2000 to March 31, 2000 have been excluded and their results for the year ended December 31, 1999 have been substituted.

         (c)  Niagara Mohawk

         Niagara Mohawk's historical results of operations for the year ended December 31, 1999, as reflected in the Unaudited Pro Forma Condensed Combined Income Statement, were negatively impacted by Niagara Mohawk's early redemption of certain debt securities which resulted in an after-tax charge to earnings of (pound)14.7 million. Additionally, Niagara Mohawk's earnings for the year ended December 31, 1999 were reduced by (pound)14.7 million (after-tax) because of costs associated with a new customer service system, and (pound)13.0 million (after-tax) for higher bad debt expense stemming from implementation issues involving the new system.

               Notes to the Unaudited Pro Forma Condensed Combined
                        Financial Information (continued)

Note 5: UK GAAP adjustments by caption heading

         The UK GAAP adjustments, which are described in Note 6 can be summarized by caption heading as follows:


                                                                                 year ended December 31, 1999
                                                                  Note 6        National Grid USA    Niagara Mohawk
                                                                                    (pound)m           (pound)m
(i)  Operating costs
        Pension costs                                               (b)                1.2                2.5
        Allowance for equity funds used during construction         (e)               (1.2)              (3.3)
                                                                                     -----              -----
                                                                                       -                 (0.8)
                                                                                     =====              =====
(ii)  Share of joint ventures' profit                               (f)                4.6                2.1
         Equity accounting                                                           =====              =====

(iii) Net interest
         Equity accounting                                          (f)               (4.0)              (0.4)

(iv)  Taxation
         Equity accounting                                          (f)               (0.4)              (1.7)
         Deferred taxation                                          (a)                7.5                 -
                                                                                     -----              -----
                                                                                       7.1               (1.7)
                                                                                     =====              =====
(v)   Minority interests
         Equity accounting                                          (f)              (0.2)                 -
                                                                                     =====              =====
(vi)  Tangible assets
         Decommissioning liabilities                                (d)                                 218.0

(vii) Debtors (amounts falling due within one year)
         Regulatory assets
         -  decommissioning liabilities                             (d)                                  26.7
         -  provisions for liabilities and charges                  (c)                                  (9.0)
                                                                                                        -----
                                                                                                         17.7
                                                                                                        =====
(viii)  Debtors (amounts falling due after more than one year)
         Regulatory assets
         -  decommissioning liabilities                             (d)                                 513.3
         -  provisions for liabilities and charges                  (c)                                (162.0)
                                                                                                        -----
                                                                                                        351.3
                                                                                                        =====
(ix)  Provisions for liabilities and charges
         Decommissioning liabilities                                (d)                                (758.0)
         Regulatory assets                                          (c)                                 171.0
         Deferred taxation                                          (a)                                 617.3
                                                                                                        -----
                                                                                                         30.3
                                                                                                        =====
(x)   Profit and loss account reserve
         Deferred taxation                                          (a)                                 617.3
                                                                                                        =====

               Notes to the Unaudited Pro Forma Condensed Combined
                        Financial Information (continued)


Note 6: UK GAAP adjustments to historical National Grid USA and Niagara Mohawk's financial information

         National Grid USA and Niagara Mohawk prepare their accounts in accordance with US GAAP. For the purposes of preparing the Unaudited Pro Forma Condensed Combined Financial Information, the accounts of National Grid USA and Niagara Mohawk have been restated to conform with National Grid Group's accounting policies under UK GAAP by giving effect to the adjustments described below.

         (a)  Deferred taxation

         Under UK GAAP, provision is made for deferred taxation to the extent that a liability or an asset will crystallize in the foreseeable future. US GAAP requires full provisioning for deferred taxation liabilities and permits deferred taxation assets to be recognized if their realization is considered more likely than not.

         (b)  Pension costs

         Under UK GAAP, pension costs are accounted for and disclosures are provided in accordance with UK Statement of Standard Accounting Practice 24. Under US GAAP, pension costs are determined in accordance with the requirements of US Statements of Financial Accounting Standards (SFAS) 87 and 88 and pension disclosures are presented in accordance with SFAS 132. Differences between UK GAAP and US GAAP figures arise from the requirement to use different actuarial methods and assumptions and a different method of amortizing certain surpluses and deficits.

         (c)  Regulatory assets

         SFAS 71 "Accounting for the Effect of Certain Types of Regulation" establishes US GAAP for utilities whose regulators have the power to approve and / or regulate rates that may be charged to customers. Provided that through the regulatory process, the utility is substantially assured of recovering its allowable costs by the collection of revenue from its customers, such costs not yet recovered are deferred as regulatory assets. Due to the different regulatory environment, no equivalent accounting standard applies in the UK.

         Under UK GAAP, regulatory assets established in accordance with SFAS 71 are recognized where they comprise rights or other access to future economic benefits which arise as a result of past transactions or events which have created an obligation to transfer economic benefit to a third party. Measurement of the past transaction or event and hence of the regulatory asset is determined in accordance with UK GAAP. Where the application of UK GAAP results in the non or partial recognition of an obligation compared with US GAAP, any related regulatory asset is either not or partially recognized. In certain circumstances, regulatory assets may be reported net of related regulatory liabilities, including provisions for liabilities and charges.

         (d)  Decommissioning liabilities

         Under US GAAP, estimated decommissioning liabilities are recognized over the expected life of the assets and included within accumulated provisions for depreciation and amortization. Under UK GAAP, estimated decommissioning liabilities are provided in full and included in provisions for liabilities and charges, and recognized as a tangible fixed asset or a regulatory asset.

         (e)  Allowance for equity funds used during the course of construction

         Under US GAAP, the estimated cost of equity funds used to finance the construction of tangible fixed assets is capitalized or recorded as a regulatory asset and recognized in other income as an allowance for equity funds used during the course of construction. Under UK GAAP, this treatment is not permitted.

               Notes to the Unaudited Pro Forma Condensed Combined
                        Financial Information (continued)


Note 6: UK GAAP adjustments to historical National Grid USA and Niagara Mohawk's financial information (continued)

         (f)  Equity accounting

         UK GAAP requires the investors' share of operating profit or loss, interest and taxation relating to associates and joint ventures to be accounted for and disclosed separately from those of group undertakings. Under US GAAP, the investors' share of the after tax profits and losses of joint ventures and associates are included within the income statement as a single line item. UK GAAP requires the investors' share of gross assets and gross liabilities of joint ventures to be shown on the face of the balance sheet. Under US GAAP, the net investment in joint ventures is shown as a single line item.

Note 7: Acquisition adjustments to the Unaudited Pro Forma Condensed Combined Financial Information.

         The acquisition adjustments to the Unaudited Pro Forma Condensed Combined Financial Information reflect those adjustments detailed below.

         (a)  National Grid USA

         (i)  Purchase consideration and goodwill

         On March 22, 2000, National Grid Group acquired the entire issued capital of National Grid USA for a cash consideration of (pound)2,070.8 million including acquisition costs of (pound)21.4 million. The acquisition has been accounted for by using the acquisition method of accounting. Because the acquisition occurred late in the year ended March 31, 2000, the fair values of net assets acquired of (pound)1,223.2 million and goodwill of (pound)847.6 million arising on acquisition are provisional and may be subject to revision during the financial year ending March 31, 2001. The amortization of this goodwill over 20 years gives rise to a charge of (pound)42.4 million in the unaudited Pro Forma Condensed Combined Income Statement.

         (ii)  Net interest, taxation and non-recurring charges

         Pro forma net interest and taxation adjustments:

                                                                       (pound)m

        Interest charge relating to cash consideration                  (139.0)
        Non-recurring charges                                              3.6
                                                                     -----------
        Net interest adjustment                                         (135.4)
                                                                     ===========
        Taxation credit on net interest adjustment                        40.6
                                                                     ===========


         The pro forma interest adjustment of (pound)139.0 million relates to the period April 1, 1999 to March 21, 2000, and has been calculated on the net cash outflow of (pound)2,070.8 million at an annual interest rate of 6.90%, being an estimate of the cost to National Grid Group of financing the net cash outflow, based on the interest foregone on cash deposits and the interest payable on incremental borrowings.

         Non recurring charges of (pound)3.6 million that relate directly to the acquisition of National Grid USA, have been excluded from the Unaudited Pro Forma Condensed Combined Income Statement.

               Notes to the Unaudited Pro Forma Condensed Combined
                        Financial Information (continued)

Note 7: Acquisition adjustments to the Unaudited Pro Forma Condensed Combined Financial Information. (continued)

         (a) National Grid USA (continued)

         (ii) Net interest, taxation and non-recurring charges (continued)

         The pro forma taxation adjustment of (pound)40.6 million has been calculated at the standard UK corporation tax rate of 30%.

         A 1/8% movement in the variable interest rate used above would affect profit after taxation by (pound)0.6 million.

         (b) Niagara Mohawk

         (i)  Purchase consideration and goodwill

         At the time of the acquisition of Niagara Mohawk, National Grid Group will establish a new accounting basis for Niagara Mohawk's assets and liabilities based upon the fair market values thereof and the purchase price for Niagara Mohawk, including the direct costs of acquisition.

         A preliminary allocation of the purchase price has been reflected in the Unaudited Pro Forma Condensed Combined Financial Information to the extent that the excess of the historical net asset position of Niagara Mohawk over the purchase price has been allocated to goodwill. A final allocation of the purchase price is dependent upon certain valuations and other studies which have not progressed to a stage where there is sufficient information to make such an allocation in the Unaudited Pro Forma Condensed Combined Financial Information. National Grid Group will not complete the valuations and studies of other significant assets, liabilities and the operations of Niagara Mohawk until after the completion of the acquisition. It is also expected that adjustments will be made to certain assets and liabilities in order to comply with UK and US rules of purchase accounting.

         National Grid Group believes that the portion of the existing carrying value of Niagara Mohawk's net assets in excess of the purchase price comprises primarily negative goodwill, which will be amortized, under both US and UK GAAP, over 20 years.

         Under the terms of the Merger Agreement with Niagara Mohawk, Niagara Mohawk shareholders will receive consideration of $19.00 per Niagara Mohawk common share, subject to the Average Price being between $32.50 and $51.00. In the event that the Average Price is greater than $51.00, the per share consideration received by Niagara Mohawk shareholders will increase by two-thirds of the percentage of the increase in value over $51.00. In the event that the Average Price is less than $32.50, the per share consideration received by Niagara Mohawk shareholders will decrease by two-thirds of the percentage of the decrease in value below $32.50. Niagara Mohawk shareholders can elect to receive their consideration either in cash or ADSs, or a combination of both, subject to the aggregate cash consideration paid being $1.015 billion. If cash elections received from Niagara Mohawk shareholders exceed $1.015 billion, National Grid Group has the option, but not the obligation, to increase the cash component of the consideration.

               Notes to the Unaudited Pro Forma Condensed Combined
                        Financial Information (continued)

Note 7: Acquisition adjustments to the Unaudited Pro Forma Condensed Combined Financial Information. (continued)

         (b) Niagara Mohawk (continued)

         (i) Purchase consideration and goodwill (continued)

         For the purposes of the acquisition adjustments included within the Unaudited Pro Forma Condensed Combined Financial Information, the number of Niagara Mohawk common shares to be purchased has been taken as the number of common shares in issue on September 21, 2000 of 187,364,863 less treasury stock of 27,125,045. The total purchase consideration, based on an exchange rate of $1.62 to (pound)1.00, is estimated at (pound)1,901.0 million, including an estimate of acquisition expenses of (pound)21.6 million. Based on the price of a National Grid Group ordinary share of 560p (the closing price on September 4,
2000) and an exchange rate of $1.62 to (pound)1.00 and assuming National Grid Group does not exercise its right to increase the cash proportion, it is assumed that the total purchase consideration, excluding acquisition expenses, will comprise the issue by National Grid Group of 223.7 million ordinary shares and a cash payment of $1.015 billion ((pound)626.5 million). The assumed value of the share consideration included within the Unaudited Pro Forma Condensed Combined Balance Sheet is (pound)1,252.9 million, comprising called up share capital of (pound)26.3 million and share premium of (pound)1,226.6 million respectively.

         In the event that the Average Price of National Grid Group ordinary shares is $32.50 or $51.00 during the applicable time period before closing, the merger agreement would require the issue by National Grid Group of approximately 312 million or approximately 199 million shares respectively. The issue of 312 million ordinary shares would increase the reported Combined Group pro forma weighted average number of shares in issue by approximately 5%. The issue of 199 million ordinary shares would decrease the reported Combined Group pro forma weighted average number of shares in issue by approximately 1%.

         Negative goodwill arising on the acquisition, representing the difference between the estimated purchase consideration and the historical value of the separately identifiable net assets attributable to shareholders of (pound)2,454.5 million as shown by the Unaudited Pro Forma Condensed Combined Balance Sheet is estimated at (pound)553.5 million. The amortization of this negative goodwill over 20 years gives rise to a credit of (pound)27.7 million in the Unaudited Pro Forma Condensed Combined Income Statement.

         (ii)  Net interest, taxation and non-recurring charges

         It has been assumed for the purposes of this pro forma condensed combined financial information that the estimated cash consideration, including acquisition expenses, relating to the proposed acquisition of Niagara Mohawk of (pound)648.1 million is to be financed by long term borrowings.

         Pro forma net interest and taxation adjustments:

                                                                       (pound)m
        Interest charge relating to cash consideration, including
           acquisition expenses                                          (50.2)
                                                                     ===========
        Taxation credit                                                  15.1
                                                                     ===========

         The pro forma interest charge of (pound)50.2 million relating to the cash consideration has been calculated on the net cash outflow of (pound)648.1 million at an interest rate of 7.75 %, being an estimate of the cost to National Grid Group of financing the net cash outflow, based on the interest payable on incremental borrowings.

               Notes to the Unaudited Pro Forma Condensed Combined
                        Financial Information (continued)

Note 7: Acquisition adjustments to the Unaudited Pro Forma Condensed Combined Financial Information. (continued)

         (b) Niagara Mohawk (continued)

         The pro forma net taxation adjustment of (pound)15.1 million has been calculated at the standard UK corporation tax rate of 30%.

         A 1/8% movement in the variable interest rate used above would affect profit after taxation by (pound)0.5 million.

         It is estimated that (pound)8.9 million of non-recurring charges will be incurred by National Grid Group in respect of financing the acquisition of Niagara Mohawk. These charges have not been reflected in the Unaudited Pro Forma Condensed Combined Income Statement.

         (iii) Capital and reserves

         The capital and reserves attributable to the shareholders of Niagara Mohawk are eliminated on consolidation as they relate to the position at acquisition.

Note 8:  Significant differences between UK GAAP and US GAAP

         The Unaudited Pro Forma Condensed Combined Financial Information has been prepared in accordance with UK GAAP, which differs in certain significant respects from US GAAP.

         The main differences between UK and US GAAP that are relevant to the Combined Group's Unaudited Pro Forma Condensed Combined Financial Information relate to :

         Allowance for equity funds used during the course of construction

         Under US GAAP, the estimated cost of equity funds used to finance the construction of tangible fixed assets is capitalized or recorded as a regulatory asset and recognized in other income as an allowance for equity funds used during the course of construction. Under UK GAAP, this treatment is not permitted.

         Deferred taxation

         Under UK GAAP, provision is made for deferred taxation to the extent that a liability or an asset will crystallize in the foreseeable future. US GAAP requires full provisioning for deferred taxation liabilities and permits deferred taxation assets to be recognized if their realization is considered more likely than not.

         Pensions

         Under UK GAAP, pension costs are accounted for and disclosures are provided in accordance with UK Statement of Standard Accounting Practice 24. Under US GAAP, pension costs are determined in accordance with the requirements of US Statements of Financial Accounting Standards (SFAS) 87 and 88 and pension disclosures are presented in accordance with SFAS 132. Differences between UK GAAP and US GAAP figures arise from the requirement to use different actuarial methods and assumptions and a different method of amortizing certain surpluses and deficits.

               Notes to the Unaudited Pro Forma Condensed Combined
                        Financial Information (continued)

Note 8:  Significant differences between UK GAAP and US GAAP

         Shares held by employee share trusts

         Under UK GAAP, shares in National Grid Group that are held by employee share trusts are recorded as fixed asset investments at cost less amounts written off. Under US GAAP, those shares not fully vested are regarded as treasury stock and recorded as a deduction from shareholders' equity.

         Share option schemes

         As permitted under UK GAAP, no cost is accrued for share options awarded under the Sharesave Scheme where the exercise price of the options is below the market value at the date of grant. In respect of the grant of options under the Executive Scheme, no cost is accrued under UK GAAP as the exercise price is equivalent to the market value at the date of grant. As permitted by SFAS 123, "Accounting for Stock-Based Compensation", National Grid Group has accounted for compensatory share option schemes under Accounting Principles Board statement (APB) 25 "Accounting for Stock Issued to Employees". Under the requirements of APB 25, the compensation costs relating to the Sharesave and Executive Schemes are amortized over the period from the date of grant of options to the date those options are first exercisable. SFAS 123 prescribes a fair value method of recognizing share option compensation costs, the application of which would have no material effect on National Grid Group's reported net income or earnings per ordinary share.

         Ordinary dividends

         Under UK GAAP, final ordinary dividends are provided for in the year in respect of which they are proposed by the board of directors for approval by the shareholders. Under US GAAP, dividends are not provided until declared.

         Tangible fixed assets

         During the financial year ended March 31, 1990, an impairment provision was recorded in respect of certain tangible fixed assets. Part of this impairment provision was subsequently released and shareholders' equity credited. Under US GAAP this partial release would not be permitted.

         Interest rate and currency swaps

         Under UK GAAP, interest rate and currency swaps used to hedge a portfolio of borrowings are hedge accounted for and are not recorded at market value. Any related foreign currency borrowings are translated at the hedged rate. Under US GAAP, interest rate and currency swaps which are not related to specific borrowings or to a specific group of similar borrowings are generally not eligible for hedge accounting. In addition, interest rate swaps that convert fixed rate liabilities into variable rate liabilities generally do not qualify for hedge accounting under US GAAP. As a result, interest rate and currency swaps that do not meet the US GAAP criteria for hedging are required to be recorded at market value with the resultant unrealized gains and losses recognized in income together with any exchange differences arising on the translation of any related foreign currency borrowings at the exchange rate ruling on the balance sheet date.

         Extraordinary item

         Under US GAAP, the loss from the extinguishment of debt, net of income taxes, is classified as an extraordinary item, which is not included in pro forma information. Under UK GAAP, this item would not be classified as an extraordinary item, and has been included within net interest and taxation.

               Notes to the Unaudited Pro Forma Condensed Combined
                        Financial Information (continued)

Note 8:  Significant differences between UK GAAP and US GAAP (continued)

         Equity Plus Income Convertible Securities ("EPICs")

         Under UK GAAP, EPICs at March 31, 2000 are carried in the balance sheet at the gross proceeds of the issue and the related issue costs were written off when incurred. Under US GAAP, the issue costs are deferred and written off over the period to the expected date of redemption of the EPICs on May 3, 2003.

         US GAAP requires the carrying value of the EPICs to be adjusted to the settlement amount of the debt, which is linked to the Energis plc share price, as described in Note 18 to the accounts, which are included within "Item 19--Financial statements and exhibits" of the Annual Report of National Grid Group on Form 20-F for the year ended March 31, 2000, which is incorporated by reference in this proxy statement/prospectus.

         Severance costs

         Under UK GAAP, severance costs are provided for in the accounts if it is determined that a constructive or legal obligation has arisen from a restructuring program where it is probable that it will result in the outflow of economic benefits and the costs involved can be estimated with reasonable accuracy. Under US GAAP, in respect of the existing severance program, severance costs are recognized when the employees accept the severance offer. In addition, where the number of employees leaving results in a significant reduction in the accrual of pension benefits for employees' future service (a curtailment under US GAAP), the effects are reflected as part of the cost of such termination benefits. Accordingly, timing differences between UK GAAP and US GAAP arise on the recognition of such costs.

         Share of associate's adjustments to conform with US GAAP

         National Grid Group's share of the associate's results and net assets, which also impact on the exceptional profit relating to Energis plc and assets held for exchange, have been adjusted to conform with US GAAP.

         Goodwill - effect of US GAAP adjustments

         Under US GAAP, the fair value of net assets acquired is calculated in accordance with US GAAP principles which differ in certain respects from UK GAAP principles. As a result, the US GAAP net assets of National Grid USA and Niagara Mohawk are less than the net assets as determined under UK GAAP and the related goodwill under US GAAP is higher than the goodwill calculated under UK GAAP principles. These adjustments reflect the higher level of goodwill as calculated under US GAAP and the related increase in annual goodwill amortization.

               Notes to the Unaudited Pro Forma Condensed Combined
                        Financial Information (continued)

Note 9:  Reconciliation of Combined Group under UK GAAP to US GAAP

         The following statements summarize the material adjustments which reconcile the Combined Group unaudited pro forma net income and shareholders' funds under UK GAAP to the amounts that would have been reported had US GAAP been applied.


                                                                               Combined Group
                                                                                 Pro forma
                                                                                 year ended
                                                                               March 31, 2000
                                                                                  (pound)m
                                                                                  --------
UK GAAP
Profit for the year, excluding exceptional items                                     297.8
Exceptional items after taxation                                                     797.8
                                                                                  ---------
Net income for the year under UK GAAP                                              1,095.6
                                                                                  ---------
Adjustments to conform with US GAAP

     Deferred taxation adjustments                                                    (8.9)
     Pension costs                                                                     2.0
     Share option schemes                                                             (5.4)
     Tangible fixed assets - depreciation on reversal of partial
       release of impairment provision                                                 3.4
     Interest rate and currency swaps                                                 27.9
     Issue costs associated with EPICs                                                (1.8)
     Carrying value of EPICs liability                                              (115.0)
     Severance costs                                                                 (11.3)
     Share of associate's adjustments to conform with US GAAP                        (40.5)
     Allowance for equity funds used during construction                               4.5
     Extraordinary item - loss from the extinguishment of debt,
        net of income taxes                                                           14.7
     Goodwill - effect of US GAAP adjustments                                        (41.4)
                                                                                  ---------
Total US GAAP adjustments                                                           (171.8)
                                                                                  ---------
Net income for the year under US GAAP                                                923.8
                                                                                  =========

                                                                               Combined Group
                                                                                Pro forma at
                                                                               March 31, 2000
                                                                                  (pound)m
Shareholders' funds under UK GAAP                                                  4,161.9
                                                                                  ---------
Adjustments to conform with US GAAP
     Deferred taxation                                                            (1,534.0)
     Pension costs                                                                   162.8
     Shares held by employee share trusts                                            (16.3)
     Ordinary dividends                                                              123.0
     Tangible fixed assets - depreciation on reversal of partial
       release of impairment provision                                               (45.0)
     Interest rate and currency swaps                                                  1.0
     Issue costs associated with EPICs                                                 5.5
     Carrying value of EPICs liability                                              (115.0)
     Severance liabilities                                                             5.5
     Share of associate's adjustments to conform with US GAAP                         21.3
     Goodwill - effect of US GAAP adjustments                                        827.9
                                                                                  ---------
Total US GAAP adjustments                                                           (563.3)
                                                                                  ---------
Shareholders' funds under US GAAP                                                  3,598.6
                                                                                  =========

               Notes to the Unaudited Pro Forma Condensed Combined
                        Financial Information (continued)

Note 10:  Earnings per ordinary/common share and ADS on a US GAAP basis

                                              Combined           Niagara        National Grid     National Grid
                                               Group             Mohawk              USA              Group
                                             Pro forma         Historical         Historical        Historical
                                                               (Note (a))         (Note (a))
                                             (pound)m              $m                 $m            (pound)m
Net income/(loss) under US GAAP for the
year ended March 31, 2000                      923.8             (35.1)             176.7           1,009.8

Earnings/(loss) per ordinary/common
share
     Basic                                      54.5p            $(0.19)             $2.98             68.6p
     Diluted                                    52.0p            $(0.19)             $2.97             64.7p

Earnings per ADS
     Basic                                     272.3p                                                 342.8p
     Diluted                                   260.0p                                                 323.4p

                                               Number            Number             Number            Number
                                             (million)          (million)         (million)         (million)
                                             ---------          ---------         ---------         ---------
Weighted average number of shares in
issue
     Basic                                   1,696.6             186.7               59.4           1,472.9
     Diluted                                 1,817.0             186.7               59.5           1,593.3

Note (a) National Grid USA and Niagara Mohawk historical comparative data is given for the year ended December 31, 1999.

The inclusion of the exceptional item (as defined under UK GAAP) and goodwill amortization has resulted in US GAAP earnings per share and ADS being increased or (decreased) by the following amounts:

                                              Combined                                          National Grid
                                                Group                                               Group
                                              Pro forma                                           Historical
                                              ---------                                         -------------
Per ordinary share
     Basic
     Exceptional item                            46.9p                                              54.0p
     Goodwill amortization                       (3.7)p                                             (0.5)p

     Diluted
     Exceptional item                            43.8p                                              49.9p
     Goodwill amortization                       (3.5)p                                             (0.5)p

Per ADS
     Basic
     Exceptional item                           234.5p                                             270.1p
     Goodwill amortization                      (18.5)p                                             (2.7)p

     Diluted
     Exceptional item                           219.0p                                             249.7p
     Goodwill amortization                      (17.3)p                                             (2.5)p



                         DESCRIPTION OF ORDINARY SHARES


         What follows is a summary of the material terms of New National Grid's proposed share capital as well as information about the material provisions of New National Grid's proposed articles of association and applicable English law.
New National Grid will become a publicly traded company when the scheme of arrangement becomes effective. At that time and subject to the condition that the scheme of arrangement becomes effective, New National Grid will adopt new articles of association appropriate for a publicly traded company. The following description assumes that New National Grid has adopted its new articles of association, that the existing special share in National Grid Group will be cancelled and that an equivalent special share in New National Grid, having the same rights as National Grid Group's special share, will be issued to the UK
Secretary of State for Trade and Industry. This summary is not necessarily complete and you should also refer to New National Grid's proposed articles of association, the form of which has been filed as an exhibit to this registration statement.

         New National Grid's authorized share capital will be 2,125,000,000 ordinary shares of 10p each and one special rights non-voting redeemable preference share of (pound)1.

The Special Share

         Any one of Her Majesty's Secretaries of State, another Minister of the Crown, the Solicitor for the affairs of HM Treasury or any other person acting on behalf of the Crown may hold the special share. The registered holder of the special share may, after consulting New National Grid and subject to the provisions of the Companies Act 1985, require New National Grid to redeem the special share at par at any time.

         The holder of the special share has the right to receive notice of, and to attend and speak at, any general meeting or any separate meeting of the holders of any class of shares, but the special share confers no right to vote nor any other rights at any shareholders' meeting. The special share confers no right to participate in New National Grid's capital or profits except that, on a distribution of capital in a winding-up, the holder of the special share is entitled to repayment of (pound)1 in priority to other shareholders.

         Each of the following actions is effective only with the written consent of the holder of the special share:

         (a) the amendment, removal or alteration of the effect of (including the ratification of any breach of) specified provisions of the articles of association, including the article relating to the special share, the article on general limitations on shareholdings, the article on shareholding restrictions on Pool members or license holders and the article relating to the disclosure of interests in shares under Section 212 of the Companies Act 1985 (each as described under "--General Limitations on Shareholdings" and "--Shareholding Restrictions on Pool Members or License Holders" below) except to the extent that any amendment, removal or alteration of the article relating to the disclosure of interests in shares is required to comply with the listing rules of the UK listing Authority;

         (b) the creation or issue of any shares in New National Grid carrying voting rights other than (1) shares carrying voting rights in all circumstances at general meetings and (2) shares which do not constitute equity share capital (as defined in the Companies Act
             1985) and which, when aggregated with all other similar shares, carry the right to cast less than 15% of the votes capable of being cast on a poll on any resolution at any general meeting;

         (c) the variation of any rights (save for dividend rights and rights to repayment of capital) attached to any shares in New National Grid;

         (d) the disposal by New National Grid of any shares in NGC to any person which is not a wholly owned subsidiary;

         (e) any scheme or arrangement which, if put into effect, would relieve
             NGC or any of New National Grid's affiliates of, or otherwise modify, the obligations required to be imposed on them by New
             National Grid by virtue of the provisions described under "--Obligations Relating to the Transmission License Holder" below;

         (f) the voluntary winding-up of New National Grid, a special resolution to the effect that New National Grid should be wound up by the court, the presentation by New National Grid or by the board of directors of a petition for the winding-up of New National Grid by the court, or any proposal for any of the foregoing;

         (g) the presentation by New National Grid or by the board of directors of a petition applying for an administration order or a proposal by the board of directors for a voluntary arrangement, in each case pursuant to the Insolvency Act 1986; or

         (h) the establishment of a holding company for New National Grid.

Ordinary Shares

         Voting Rights

         Subject to any specific rights or restrictions attached to any shares and to any other provisions of the articles, at any general meeting on a show of hands every shareholder who is present in person will have one vote and on a poll every shareholder will have one vote for every share which he holds. On a poll, shareholders may cast votes either personally or by proxy and a proxy need not be a shareholder.

         In the case of joint holders of a share, the vote of the senior who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the other joint holders and seniority will be determined by the order in which the names of the holders appear in the register of shareholders.

         Unless the board of directors otherwise determines, no shareholder, or person to whom any of that shareholder's holding is transferred other than by a transfer approved under the articles of association (see below), can vote at any general meeting either in person or by proxy in respect of any share in New
National Grid held by him (1) if all monies presently payable by him in respect of that share have not been paid or (2) if he or any other person appearing to be interested in the share has been given a notice under section 212 of the Companies Act 1985 (See--"Disclosure of Interests" on page 87) and has failed to provide the information required by the notice within 14 days from the date of service of the notice (or in the case of shares representing less than 0.25% of their class, within 28 days of service of the notice) or (3) in the circumstances referred to under "--General Limitations on Shareholdings" and "--Shareholding Restrictions on Pool Members or License Holders" below.

     Dividends and Other Distributions

         New National Grid may not pay any dividend otherwise than out of profits available for distribution under the Companies Act 1985 and the other applicable provisions of English law. In addition, as a public company, New
National Grid may make a distribution only if and to the extent that, at the time of the distribution, the amount of the net assets is not less than the aggregate of its called-up share capital and undistributable reserves (as defined in the Companies Act 1985). Subject to the foregoing, New National Grid may, by ordinary resolution, declare dividends in accordance with the respective rights of the shareholders but not exceeding the amount recommended by the board of directors. The board of directors may pay interim dividends or at intervals settled by it any dividend payable at a fixed date, if the board of directors considers that New National Grid's financial position justifies the payment.

         Except insofar as the rights attaching to any share otherwise provide, all dividends will be apportioned and paid proportionately to the amounts paid up (otherwise than in advance of calls) on the shares.

         A general meeting declaring a dividend may, upon the recommendation of the board of directors, direct that a dividend may be satisfied wholly or partly by the distribution of assets and may be declared or paid in any currency. The board of directors may, if authorized by a shareholders' ordinary resolution, offer the holders of ordinary shares the right to elect to receive new ordinary shares credited as fully paid, instead of cash for all or part of the dividend specified by that ordinary resolution.

         New National Grid may stop sending checks or warrants through the post for any dividend or other monies payable in respect of a share if in respect of at least two consecutive dividends the checks or warrants have been returned undelivered or remained uncashed (or, following one such occasion, reasonable enquiries have failed to establish any new address of the holder). New National
Grid must resume sending checks or warrants if the shareholder or person entitled by transmission claims the arrears of dividend.

         Any dividend unclaimed for twelve years from the date when it became due for payment will, unless the board of directors otherwise resolves, be forfeited and revert to New National Grid.

         In a winding-up, a liquidator may, with the sanction of a special resolution of New National Grid and any other sanction required by applicable provisions of English law, (a) divide among the shareholders the whole or any part of New National Grid's assets (whether the assets are of the same kind or not) and may for this purpose value any assets and determine how the division should be carried out as between different shareholders or different classes of shareholders, or (b) vest the whole or any part of the assets in trustees of those trusts for the benefit of contributories as the liquidator, determines but in neither case will a shareholder be compelled to accept any assets upon which there is a liability.

         Unless the board of directors determines otherwise, no shareholder holding at least 0.25% of any class of New National Grid's shares will be entitled to receive payment of any dividend or other distribution if he or any person appearing to be interested in those shares has been given a notice under section 212 of the Companies Act 1985 and has failed to give New National Grid the information required by the notice within 14 days from the date of service of notice.

      Variation of Rights

         Subject to applicable provisions of English law and the rights attached to any specific class of shares, the rights attached to any class of shares of New National Grid may be varied with the written consent of the holders of three-fourths in nominal value of the issued shares of that class, or with the sanction of an extraordinary resolution passed at a separate meeting of the holders of the shares of that class. The applicable provisions of English law and the articles of association relating to general meetings will generally apply to any such separate meeting except that:

         (i) the necessary quorum will be a person or persons holding or representing by proxy not less than one-third in nominal amount of the issued shares of that class or, at any adjourned meeting of holders of shares of that class at which that quorum is not present, will be any holder who is present in person or by proxy whatever the number of shares held by him;

         (ii) any holder of shares of that class present in person or by proxy may demand a poll; and

         (iii) every holder of shares of that class will, on a poll, have one vote in respect of every share of that class held by him.

         Calls on Shares

         Subject to the terms of issue, the board of directors may from time to time make calls upon shareholders in respect of any unpaid nominal amount or premium on their shares. Each shareholder must (subject to receiving at least 14 clear days' notice specifying when and where payment is to be made) pay to New
National Grid the amount called on his shares. A call may be made payable by installments. A call may, at any time before New National Grid receives any sum due under the call, be revoked in whole or in part and payment of a call may be postponed in whole or in part, as the board of directors may determine. A person upon whom a call is made shall remain liable for all calls made upon him notwithstanding the subsequent transfer of the shares in respect of which the call was made.

         If a call on a share remains unpaid after the date due, New National
Grid may cause the relevant shareholder to forfeit his share on 14 days' notice.
A resolution of the board of directors is required to effect such a forfeiture.

         If shares are forfeited, they become New National Grid's property and New National Grid may sell them until cancelled in accordance with the applicable provisions of English law.

         A person whose shares have been forfeited will cease to be a shareholder in respect of the forfeited shares and must surrender to New
National Grid for cancellation the certificate for the forfeited shares but will remain liable to New National Grid for all moneys which at the date of forfeiture were presently payable by the forfeiting shareholder to New National
Grid in respect of those shares.

         Transfer of Shares

         A shareholder may transfer all or any of his shares by an instrument of transfer in any usual form or in any other form which the board of directors may approve. A transfer must be executed by or on behalf of the transferor and (unless the share is fully paid) by or on behalf of the transferee. The transferor will be deemed to remain the holder of the share until the name of the transferee is entered in the register of shareholders.

         The board of directors may refuse to register the transfer of a share which is not fully paid without giving any reason for so doing, provided that where shares are admitted to the Official List of the UK Listing Authority, it may not exercise its discretion in such a way as to prevent dealings in shares of that class from taking place on an open and proper basis.

         The board of directors may also refuse to register the transfer of a share: (i) if it is not lodged, duly stamped (if necessary), at New National
Grid's registered office or at another place determined by the board of directors and accompanied by the certificate for the shares to which it relates
(where a certificate has been issued in respect of the shares) and/or such other evidence as the board of directors may reasonably require to show the right of the transferor to make the transfer; (ii) if it is not in respect of one class of share only; (iii) if it is not in favor of four or less transferees; or (iv) if it is in favor of a minor, bankrupt or person of mental ill health.

         If the board of directors refuses to register a transfer it will, within two months after the date on which the transfer was lodged, send to the transferee a notice of refusal. The registration of transfers may be suspended at any time and for any period (not exceeding 30 days in any calendar year) determined by the board of directors.

         No fee will be charged for the registration of any instrument of transfer or other document relating to or affecting the title to any share.

         Unless the board of directors otherwise determines, no shareholder holding shares representing 0.25% or more of any class of New National Grid's shares who has failed to comply with a notice served under section 212 of the Companies Act 1985 will be entitled to transfer any of those shares other than by accepting a takeover offer, in consequence of a sale of shares on a recognized investment exchange or an investment exchange on which shares in New
National Grid are normally traded, or in consequence of a sale of a shareholder's entire beneficial interest to a person who is unconnected with the shareholder and with any other person appearing to be interested in the shares.

         The board of directors must also decline to register a transfer which is made in the circumstances referred to under "General Limitations on Shareholdings" and "--Shareholding Restrictions on Pool Members or License
Holders" below.

Alteration of Capital

         New National Grid may by ordinary resolution increase, consolidate and divide and sub-divide its share capital. Subject to applicable provisions of English law, New National Grid may by special resolution reduce its share capital, any capital redemption reserve and any share premium account or other undistributable reserve in any manner. Subject to applicable provisions of English law and to any rights conferred on the holder of any class of shares, New National Grid may purchase all or any of its shares of any class (including any redeemable shares).

General Limitations on Shareholdings

         The articles of association contain provisions which limit interests in voting shares. These provisions are described briefly below:

         (a) If any person has, or appears to the board of directors to have, an interest in shares which carry 15% or more of the total votes attaching to the relevant share capital (as defined in the Companies Act 1985) of New National Grid and capable of being cast on a poll or is deemed so to have such an interest, the board of directors must take the following actions. The board must give notice to all persons who appear to the board of directors to have interests in the shares concerned and, if different, to the registered holders of those shares. The notice will require that the interest concerned be reduced to less than 15% by selling shares within 21 days of the notice (or a longer period that the board of directors considers reasonable). No transfer of the shares to which the interest relates may then be registered except for the purpose of reducing the interest to less than 15% or until the notice has been withdrawn.

         (b) If a person receiving a notice described in paragraph (a) does not comply with it, the board of directors will, so far as it is able, sell the shares on appropriate terms, as it determines. The proceeds of that sale will be received by New National Grid and paid (without interest and after deduction of any expenses of sale) to the former registered holder.

         (c) A registered holder receiving a notice described in paragraph (a) is not entitled, until he has complied with the notice, to attend or vote at any general meeting of New National Grid or meeting of the holders of voting shares or of any class of shares. Likewise, the holder will not be able to exercise any other right conferred by membership in relation to that meeting, and those rights will vest in the chairman of that meeting who may exercise them or refrain from doing so at his discretion.

         (d) Any resolution or determination of, or decision or exercise of any discretion or power by, the board of directors or any director or the chairman of any meeting under the relevant
               Article will be final and conclusive. Any disposal or transfer made by or on behalf of or on the authority of the board of directors or any director pursuant to the relevant article will be conclusive and binding on all persons concerned and will not be open to challenge. The board of directors is not required to give any reasons for any decision, determination or declaration taken or made in accordance with the relevant article.

         There are limited exceptions to these restrictions relating principally to holdings of a trustee or fiduciary nature and market clearing arrangements.
These restrictions do not apply to the Depositary acting in its capacity as such.

Shareholding Restrictions on Pool Members or License Holders

         The articles of association contain additional restrictions which are intended to prevent members of the "Pool", which is the trading mechanism through which the great majority of electricity is currently sold and purchased in bulk in England and Wales, a holder of a license under the Electricity Act
1989, or in either case, any affiliate thereof or any group of companies of which a regional electricity company (a "REC") is a member, from having an interest in shares which carry 1% or more of the total votes attaching to the relevant share capital of New National Grid and capable of being cast on a poll.

         The board of directors has the same rights as those set out under "--General Limitations on Shareholdings" above to require the sale or to sell sufficient numbers of shares to bring the relevant interest within the permitted limit where these provisions are breached.

Obligations Relating to the Transmission License Holder

         The articles of association provide that New National Grid must provide that, without the consent in writing of the holder of the special share:

         (a) the transmission license (as subsequently amended) which was granted by the then Secretary of State for Energy may not be held by any person which is not New National Grid or a wholly owned subsidiary of New National Grid;

         (b) New National Grid and its wholly owned subsidiaries may not cease to carry on, or dispose of or relinquish operational control over any asset required to carry on, the transmission business or the interconnectors business (as defined in the transmission license in place at December 11, 1995) except if that cessation, disposal or relinquishment is required by law or is permitted pursuant to or by virtue of the terms of the transmission license;

         (c) neither New National Grid nor any affiliate of New National Grid is permitted to carry on in the UK any activity which requires a generation or supply license or which is exempted from such requirement under or by virtue of the Electricity Act 1989, save where that activity is expressly permitted under the terms of the transmission license in place at December 11, 1995 and that neither New National Grid nor any affiliate of New National Grid is permitted to engage outside the UK in the generation of electricity to be imported into the UK;

         (d) no employee or director of any Pool member or the holder of a license under the Electricity Act 1989 or, in either case, any affiliate thereof other than New National Grid or any wholly owned subsidiary of New National Grid is permitted to be a director of New National Grid or the transmission license holder;
               and

         (e) the transmission license holder is not permitted to carry on activities other than:

               (i) those required or contemplated on the part of the transmission license holder (in its capacity as the holder of the transmission license) by the transmission license or the Electricity Act 1989 or related to those requirements;
                    or

               (ii) those carried on by NGC at or prior to December 11, 1995.

The restrictions set out in this paragraph (e) would not prevent the acquisition of any share capital by the transmission license holder in any company (subject to sub-paragraph (c)).

Disclosure of Interests

         (a) A shareholder may lose the right to vote his shares if he or any other person appearing to be interested in those shares fails to comply within a prescribed period of time with a request by New
             National Grid under the Companies Act 1985 to give the required information with respect to past or present ownership or interests in those shares. In the case of holders of more than 0.25% in nominal amount of the share capital of New National Grid (or any class of the share capital), in addition to disenfranchisement, the sanctions that may be applied by New National Grid include withholding of the right to receive payment of dividends and other monies payable on shares, and restrictions on transfers of, the relevant shares.

         (b) Section 198 of the Companies Act 1985 provides that a person
             (including a company and other legal entities) that acquires an interest of 3% or more in any class of shares constituting an English public company's "relevant share capital" (i.e., New
             National Grid issued share capital carrying the right to vote in all circumstances at a general meeting of New National Grid) is required to notify the company of its interest within two business days following the day on which the obligation arises. After the 3% level is exceeded, similar notifications must be made in respect of increases or decreases of 1% or more.

         For purposes of the notification obligation, the interest of a person in shares means any kind of interest in shares including interests in any shares
(a) in which a spouse, or child or stepchild under the age of 18 is interested,
(b) in which a corporate body is interested and either (i) that corporate body or its directors generally act in accordance with that person's directions or instructions or (ii) that person controls one-third or more of the voting power of that corporate body or (c) in which another party is interested and the person and that other party are parties to a "concert party" agreement within the meaning of the Companies Act 1985. A concert party agreement is one which provides for one or more parties to acquire interests in shares of a particular company and imposes obligations or restrictions on any one of the parties as to the use, retention or disposal of such interests acquired under such agreement, and any interest in the company's shares is in fact acquired by any of the parties under the agreement. Some of the interests (e.g., those held by certain investment fund managers) may be disregarded for the purposes of calculating the 3% threshold, but the obligations of disclosure will still apply where those interests exceed 10% or more of any class of the company's relevant share capital and to increases or decreases of 1% or more thereafter.

         In addition, Section 212 of the Companies Act 1985 provides that a public company may send a written notice to a person whom the company knows or has reasonable cause to believe to be, or to have been at any time during the three years immediately preceding the date on which the notice is issued, interested in shares constituting the company's "relevant share capital." The notice will require that person to state whether he has an interest in the shares, and in case that person holds or had held an interest in those shares, to give additional information relating to that interest and any other interest in the shares of which that person is aware.

         Where a company serves notice under the provisions described above on a person who is or was interested in shares of the company and that person fails to give the company any information required by the notice within the time specified in the notice, the company may apply to an English court for an order directing that the shares in question be subject to restrictions prohibiting, among other things, any transfer of those shares, the taking up of rights in respect of those shares and, other than in liquidation, payments in respect of those shares.

         A person who fails to fulfill the obligations imposed by Sections 198 and 212 of the Companies Act 1985 described above is subject to criminal penalties.


                    DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

         The Bank of New York will issue American Depositary Receipts ("ADRs") evidencing the ADSs. Each ADS will represent an ownership interest in five ordinary shares of New National Grid. The ordinary shares (or the right to receive ordinary shares) will be deposited by New National Grid with the London, England office of the agent of the Depositary, currently located at One Canada
Square, London E14 5AL (the "Custodian"). Each ADS will also represent securities, cash or other property deposited with The Bank of New York but not distributed to ADS holders. The Bank of New York's Corporate Trust Office is located at 101 Barclay Street, New York, NY 10286. The Bank of New York's principal executive office is located at One Wall Street, New York, New York
10286.

         You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder.
This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

         Because The Bank of New York will actually hold the ordinary shares, you must rely on it to exercise your rights as a shareholder of New National
Grid. The obligations of The Bank of New York will be set out in a Deposit
Agreement to be entered into among New National Grid, The Bank of New York and you, as an ADS holder. The Deposit Agreement and the ADSs are generally governed by New York law.

         The following is a summary of the Deposit Agreement. Because it is a summary, it does not contain all the information that may be important to you.
For more complete information, you should read the entire Agreement and the ADR.
Copies of these are available for inspection at the office of the Custodian and the New York office of the Depositary at the address indicated above.

Share Dividends and Other Distributions

         The Bank of New York has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent.

         Cash. The Bank of New York will convert any cash dividend or other cash distribution New National Grid pays on the shares into US dollars, if it can do so on a reasonable basis and can transfer the US dollars to the United States.
If that is not possible or if any approval from the UK government is needed and cannot be obtained, the Deposit Agreement allows The Bank of New York to distribute the pounds sterling only to those ADS holders to whom it is possible to do so. It will hold the pounds sterling it cannot convert for the account of the ADS holders who have not been paid. It will not invest the pounds sterling and it will not be liable for any interest.

         Before making a distribution, any UK withholding taxes that must be paid will be deducted. The Bank of New York will distribute only whole US dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when The Bank of New York cannot convert the foreign currency, you may lose some or all of the value of the distribution.

         Shares. The Bank of New York may distribute new ADSs representing any shares New National Grid may distribute as a dividend or free distribution, if New National Grid furnishes it with satisfactory evidence that it is legal to do so. The Bank of New York will only distribute whole ADSs. It will sell shares which would require it to use a fractional ADS and distribute the net proceeds in the same way as it does with cash. If The Bank of New York does not distribute additional ADSs, each ADS will also represent the new shares.

         Rights to receive additional shares. If New National Grid offers holders of its ordinary shares any rights to subscribe for additional shares or any other rights, The Bank of New York may make these rights available to you.
New National Grid must first instruct The Bank of New York to do so and furnish it with satisfactory evidence that it is legal to do so. If New National Grid does not furnish this evidence and/or give these instructions, and The Bank of New York decides it is practical to sell the rights, The Bank of New York will sell the rights and distribute the proceeds, in the same way as it does with cash. The Bank of New York may allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

         If The Bank of New York makes rights available to you, upon instruction from you, it will exercise the rights and purchase the shares on your behalf.
The Bank of New York will then deposit the shares and issue ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

         US securities laws may restrict the sale, deposit, cancellation and transfer of the ADSs issued after exercise of rights. For example, you may not be able to trade the ADSs freely in the United States. In this case, The Bank of New York may issue the ADSs under a separate restricted deposit agreement which will contain the same provisions as the agreement, except for the changes needed to put the restrictions in place.

         Other Distributions. The Bank of New York will send to you anything else New National Grid distributes on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, The Bank of New York has a choice. It may decide to sell what New National
Grid distributed and distribute the net proceeds in the same way as it does with cash or it may decide to hold what New National Grid distributed, in which case the ADSs will also represent the newly distributed property.

         The Bank of New York is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. New
National Grid has no obligation to register ADSs, shares, rights or other securities under the Securities Act. New National Grid also has no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distribution New National Grid makes on its shares or any value for them if it is illegal or impractical for New National Grid to make them available to you.

Deposit, Withdrawal and Cancellation

         The Bank of New York will issue ADRs if you or your broker deposit shares or evidence of rights to receive shares with the Custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, The Bank of New York will register the appropriate number of ADRs in the names you request and will deliver the ADRs at its office to the persons you request.

         You may turn in the ADRs evidencing your ADSs at The Bank of New York's
Corporate Trust Office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, The Bank of New
York will deliver (1) the underlying shares to an account designated by you and
(2) any other deposited securities represented by the ADS at the office of the Custodian or, at your request, risk and expense, The Bank of New York will deliver the deposited securities at its office.

Voting Rights

         You may instruct The Bank of New York to vote the ordinary shares represented by your ADSs but only if New National Grid asks The Bank of New York to ask for your instructions. Otherwise, you will not be able to exercise your right to vote unless you withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares.

         If New National Grid asks for your instructions, The Bank of New York will notify you of the upcoming vote and arrange to deliver New National Grid's voting materials to you. The materials will (1) describe the matters to be voted on and (2) explain how you, on a certain date, may instruct The Bank of New York to vote the shares or other deposited securities underlying your ADSs as you direct. For instructions to be valid, The Bank of New York must receive them on or before the date specified. The Bank of New York will try, as far as practical, subject to English law and the provisions of New National Grid's articles of association, to vote or to have its agents vote the shares or other deposited securities as you instruct. The Bank of New York will only vote or attempt to vote as you instruct. However, if The Bank of New York does not receive your voting instructions, it will give a proxy to vote your shares to a designated representative of New National Grid.

         New National Grid cannot assure you that you will receive the voting materials in time to ensure that you can instruct The Bank of New York to vote your shares. In addition, The Bank of New York and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

         Although the Depositary will endeavor, insofar as practicable, to deliver the voting materials described in the preceding paragraph reasonably in advance of the date by which you must instruct The Bank of New York to vote the ordinary shares or other deposited securities, you may not receive the voting materials sufficiently prior to that date in order to ensure that the Depositary will vote the ordinary shares or other deposited securities.

         Under English company law, only holders of record are permitted to attend a general meeting and vote by a show of hands. The Depositary (or the Custodian), as holder of record of the shares represented by the ADSs, would attend the meeting. In order to participate in a show of hands vote, you must withdraw ordinary shares in order to attend the meeting in person.

Reports and other communications

         The Depositary will make available for inspection by registered holders at its Corporate Trust Office any reports and communications, including any proxy soliciting material, received from New National Grid, which are both (1)
received by the Depositary as the holder of the deposited securities and (2) made generally available to the holders of such deposited securities by New
National Grid. The Depositary will also, upon written request, send to the registered holders copies of such reports when furnished by New National Grid pursuant to the Deposit Agreement.

Fees and Expenses

                            For:                                                ADS holders must pay:
------------------------------------------------------------        -----------------------------------------
o    Each issuance of an ADS, including as a result of a            US$5.00 (or less) per 100 ADSs
     distribution of shares or rights or other property             (or portion thereof)

o    Each cancellation of an ADS, including if the Deposit          US$5.00 (or less) per 100 ADSs
     Agreement terminates                                           (or portion thereof)

o    Any cash distribution made pursuant to the Deposit             US$0.02 (or less) per ADS
     Agreement                                                      (or portion thereof)

o    Transfer and registration of ordinary shares on New            Registration or transfer fees
     National Grid's share register from registered holder
     name to the name of The Bank of New York or its agent
     when such holder deposits or withdraws shares

o    Conversion of foreign currencies, including pounds             Expenses of The Bank of New York
     sterling to US dollars

o    Cable, telex and facsimile transmission expenses, if           Expenses of The Bank of New York
     expressly provided in the Deposit Agreement

o    As necessary                                                   Certain taxes and governmental charges
                                                                    which The Bank of New York or the
                                                                    Custodian has to pay on any ADS or
                                                                    ordinary share underlying an ADS, for
                                                                    example, share transfer taxes, stamp
                                                                    duty reserve tax or withholding taxes


Payment of Taxes

     You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by your ADSs. The Bank of New York may refuse to transfer your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If it sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

--------------------------------------------------------------------------------
If New National Grid:                        Then:

--------------------------------------------------------------------------------
Changes the nominal or par value of          The cash, shares or other
its shares                                   securities received by The Bank of
                                             New York will become deposited
Reclassifies, splits up or consolidates      securities. Each ADS will
any of the deposited securities              automatically represent its equal
                                             share of the new deposited
                                             securities.

Distributes securities on the shares         The Bank of New York may, and will
that are not distributed to you              if New National Grid asks it to,
                                             distribute some or all of the cash,
Recapitalizes, reorganizes, merges,          shares or other securities it
liquidates, sells all or                     received. It may also issue new
substantially all of its assets, or          ADSs or ask you to surrender your
takes any similar action                     outstanding ADSs in exchange for
                                             new ADSs, identifying the new
                                             deposited securities.
--------------------------------------------------------------------------------

Disclosure of interests

         Notwithstanding any other provision of the Deposit Agreement, New National Grid's articles of association and applicable English law, each registered holder and beneficial owner will agree to be bound by and subject to applicable provisions of the Companies Act 1985 and New National Grid's articles of association to the same extent as if such ADSs evidenced by such ADRs were ordinary shares. In particular, the obligation of a holder of ordinary shares (or other persons with an interest in those ordinary shares) to disclose certain information to New National Grid under certain circumstances, as described under "Description of Ordinary Shares--Disclosure of Interests" also is applicable to a holder of ADSs (and other persons with an interest in them). The consequences to a registered holder or beneficial owner of ADSs (or other interested person) for failing to comply with the disclosure requirements are the same as those for a holder of ordinary shares (or other interested person) described under "Description of Ordinary Shares--Disclosure of Interests."

         The Depositary will use reasonable efforts to forward to any registered holders at the request and at the expense of New National Grid, any request by New National Grid for information and to comply with any instructions of New National Grid, to the extent reasonably practicable, given in connection with the foregoing. If New National Grid requests information from the Depositary or the Custodian, as the registered holders of ordinary shares, pursuant to the articles of association of New National Grid or the Companies Act 1985, the obligations of the Depositary or the Custodian will be limited to disclosing to New National Grid the information relating to the ordinary shares in question that they have recorded pursuant to the terms of the Deposit Agreement.

Amendment and Termination

         New National Grid may agree with The Bank of New York to amend the Deposit Agreement and the ADRs without your consent for any reason. If the amendment adds or increases fees or charges, except for taxes and other governmental charges or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses, or prejudices an important right of ADS holders, it will only become effective 30 days after The Bank of New York notifies you of the amendment. At the time an amendment becomes effective, you are considered by continuing to hold your ADS, to agree to the amendment and to be bound by the ADSs and the Deposit Agreement is amended.

         The Bank of New York will terminate the Deposit Agreement if New National Grid asks it to do so. The Bank of New York may also terminate the Deposit Agreement if The Bank of New York has told New National Grid that it would like to resign and New National Grid has not appointed a new depositary bank within 90 days. In both cases, The Bank of New York must notify you at least 30 days before termination.

         After termination, The Bank of New York and its agents will be required to do only the following under the Deposit Agreement: (1) advise you that the Deposit Agreement is terminated, and (2) collect distributions on the deposited securities and deliver shares and other deposited securities upon cancellation of ADSs. After the expiration of one year from the date of termination, The Bank of New York will, if practical, sell any remaining deposited securities by public or private sale. After the expiration of one year from the date of termination, The Bank of New York will hold the proceeds of the sale, as well as any other cash it is holding under the Deposit Agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and will have no liability for interest. The Bank of New York's only obligations will be to account for the proceeds of the sale and other cash. After termination, New National Grid's only obligations will be with respect to indemnification and to pay certain amounts to The Bank of New York.

Limitations on Obligations and Liability to ADS Holders

         The Deposit Agreement expressly limits New National Grid's obligations and the obligations of The Bank of New York, and it limits New National Grid's liability and the liability of The Bank of New York. New National Grid and The Bank of New York:

         o are only obligated to take the actions specifically set forth in the Deposit Agreement without negligence or bad faith;

         o are not liable if either of them is prevented or delayed by law or circumstances beyond their control from performing their obligations under the Deposit Agreement;

         o are not liable if either of them exercises discretion permitted under the Deposit Agreement;

         o have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the Deposit Agreement on your behalf or on behalf of any other party; and

         o may rely upon any documents they believe in good faith to be genuine and to have been signed or presented by the proper party.

         In the Deposit Agreement, New National Grid and The Bank of New York agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

         Before The Bank of New York will issue or register a transfer of an ADS, make a distribution on an ADS, or make a withdrawal of shares, The Bank of New York may require:

         o payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

         o production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

         o compliance with regulations it may establish, from time to time, consistent with the Deposit Agreement, including presentation of transfer documents.

         The Bank of New York may refuse to deliver, transfer, or register transfers of ADSs generally when the books of The Bank of New York or New National Grid are closed, or at any time if The Bank of New York or New National Grid thinks it advisable to do so.

         You have the right to cancel your ADSs and withdraw the underlying shares at any time except:

         o when temporary delays arise because: (1) The Bank of New York or New National Grid has closed its transfer books; (2) the transfer of shares is blocked to permit voting at a shareholders' meeting; or (3) New National Grid is paying a dividend on the ordinary shares;

         o when you or other ADS holders seeking to withdraw shares owe money to pay fees, taxes and similar charges; or

         o when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

         This right of withdrawal may not be limited by any other provision of the Deposit Agreement.

Pre-Release of ADSs

         In certain circumstances, subject to the provisions of the Deposit Agreement, The Bank of New York may issue ADSs before deposit of the underlying shares. This is called a pre-release of the ADS. The Bank of New York may also deliver shares upon cancellation of pre-released ADSs (even if the ADSs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to The Bank of New York. The Bank of New York may receive ADSs instead of shares to close out a pre-release. The Bank of New York may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made must represent to The Bank of New York in writing that it or its customer owns the shares or ADSs to be deposited; (2) the pre-release must be fully collateralized with cash or other collateral that The Bank of New York considers appropriate; and (3) The Bank of New York must be able to close out the pre-release on not more than five business days' notice. In addition, The Bank of New York will limit the number of ADSs that may be outstanding at any time as a result of pre-release to 30% of the ordinary shares deposited, although The Bank of New York may disregard the limit from time to time, if it thinks it is appropriate to do so.

               COMPARISON OF RIGHTS OF NIAGARA MOHAWK SHAREHOLDERS
                       AND NEW NATIONAL GRID SHAREHOLDERS

         As a result of the merger, holders of Niagara Mohawk common stock (other than holders, if any, who will receive cash for all of their shares) will receive ADSs, each of which represents five ordinary shares. New National Grid is a public limited company incorporated under the laws of England and Wales. Niagara Mohawk is a corporation organized under the laws of the State of New York. The following is a summary of material differences between the rights of Niagara Mohawk shareholders and the rights of New National Grid shareholders arising from the differences between the corporate laws of the State of New York and England and Wales, the governing instruments of the two companies, and as a result of UK Listing Authority requirements.

         Prior to the implementation of the scheme of arrangement and subject to the condition that the scheme of arrangement becomes effective, New National Grid will adopt new articles of association appropriate for a publicly traded company. See "Description of Ordinary Shares." The following description assumes that the scheme of arrangement and the merger have been completed and that New National Grid has adopted its new articles of association.

         Rights attaching to ordinary shares underlying the ADSs are exercisable only by the Depositary, as the registered holder of those shares. Rights as between the Depositary and holders of the ADSs are set out in the Deposit Agreement. For further details, including details of future proposals in relation to ADSs, see "Description of American Depositary Shares" above.

Limitations on Enforceability of Civil Liabilities Under US Federal Securities Laws

         New National Grid is and will continue to be an English company. Most of New National Grid's officers and some of the experts named in this proxy statement/prospectus are residents of the UK and not the United States. In addition, following the merger, a majority of New National Grid's officers and directors will be residents of the UK and not the United States. A large portion of the assets of New National Grid are located outside of the United States, although New National Grid will indirectly have very substantial assets in the United States. As a result, it may be difficult for investors to effect service within the United States upon persons located outside the United States or to enforce in US courts or outside the United States judgements obtained against persons in United States courts, or to enforce in United States courts judgements obtained against those persons in courts in jurisdictions outside the United States, in each case, in any action, including actions predicated upon the civil liability provisions of US securities laws. New National Grid believes that there may be doubt as to the enforceability against persons in the UK, whether in original actions or in actions for the enforcement of judgements of US courts, of civil liabilities predicated solely upon the laws of the United States, including its federal securities laws. Unlike directors and officers of Niagara Mohawk presently, directors and officers of New National Grid, a foreign private issuer under the Securities Exchange Act of 1934, will not be subject to rules under the Securities Exchange Act that under certain circumstances would require directors and officers to forfeit to New National Grid any "short swing" profits realized from purchases and sales, as determined under the Securities Exchange Act and the rules thereunder, of New National Grid equity securities.

Proxy Statements and Reports

         Under Section 14(a) of the Securities Exchange Act and the rules enacted pursuant to Section 14(a) (the "Proxy Rules"), Niagara Mohawk is required to comply with notice and disclosure requirements relating to the solicitation of proxies in respect of shareholder meetings. As a foreign private issuer, New National Grid will not be subject to the Proxy Rules. However, New National Grid will be subject to notice and disclosure requirements under the Financial Services Act 1986, the Companies Act 1985 and the Listing Rules of the UK Listing Authority. As a foreign private issuer with securities listed on the New York Stock Exchange and registered under Section 12 of the Securities Exchange Act, New National Grid will also be required under the Securities Exchange Act to publicly file with the SEC and the New York Stock Exchange, as the case may be, annual reports and other information.

Niagara Mohawk Voting Rights; Generally

         The capital stock of Niagara Mohawk consists of the shares of common stock and one class of preferred stock, none of which preferred stock is outstanding. The holders of shares of common stock are entitled to one vote for each share held on matters presented to shareholders generally.

         The holders of common stock shares do not have cumulative voting rights, which means that the holders of more than 50% of all outstanding shares can elect 100% of the directors if they choose to do so, and, in such event, the holders of the remaining less than 50% of the shares will not be able to elect any person or persons to the Niagara Mohawk board of directors. Nominees who receive the most votes by shareholders are elected directors. A quorum consists of a majority of the shares entitled to vote, unless otherwise required by law.

See "--Special Meeting of Shareholders" below for a discussion of who may call meetings of shareholders of Niagara Mohawk.

New National Grid Voting Rights; Generally

         Under English law, the voting rights of shareholders are governed by a company's articles of association, subject to the statutory rights of shareholders, including the right to demand a poll (a vote by the number of shares held) at a general meeting. Each shareholder present in person and entitled to vote at a general meeting has one vote on a show of hands and, on a poll, one vote for every share held by him. New National Grid's articles of association provide that a poll may be demanded by:

         o   the Chairman of the meeting; or

         o by at least five shareholders present in person or by proxy and having the right to vote at the meeting; or

         o by any shareholder or shareholders representing at least 10% of the voting rights of all shareholders having the right to vote at the meeting or by any shareholder or shareholders holding shares conferring a right to vote at the meeting on which the aggregate sum paid up on the shares is equal to not less than 10% of the total sum paid up upon all the shares conferring the right to vote.

         Cumulative voting is essentially unknown under English law. Under English law, two shareholders present in person constitute a quorum for purposes of a general meeting, unless the company's articles of association specify otherwise. New National Grid's articles of association specify that two shareholders present in person or by proxy and entitled to vote constitute a quorum. See "Description of Ordinary Shares--Voting Rights" and "Description of American Depositary Shares--Voting Rights" above.

         Under New National Grid's articles of association, if a person, other than specified permitted persons, including the Depositary, has or appears to New National Grid's board of directors to have an interest, except those of a nominee or custodian trustee, in ordinary shares which carry the right to cast 15% or more of the total votes attaching to the entire share capital of New National Grid, that person is not entitled to attend or vote at any general meeting of shareholders of New National Grid or to exercise any other right conferred by ownership of the ordinary shares in relation to any shareholders' meeting, and the right to attend, to speak and to demand and vote on a poll which would have attached to the ordinary shares will vest in the chairman of the meeting, who will have complete discretion to vote the ordinary shares. Those rights will not reattach to the ordinary shares until New National Grid's board of directors is satisfied that the person has disposed of a sufficient amount of ordinary shares. See "Description of Ordinary Shares--General Limitations on Shareholdings" above.

New National Grid Special Share

         The UK Government (through the Secretary of State for Trade and Industry) holds a special rights non-voting redeemable preference share which is redeemable at par ((pound)1) only at the option of the Secretary of State for Trade and Industry. New National Grid may not redeem the special share unless requested to do so by the Secretary of State for Trade and Industry. The special share, which may only be held by the UK government, does not carry any rights to vote at general meetings of New National Grid but does entitle the holder to receive notice of, attend and speak at general meetings. The articles of association of New National Grid specify matters, in particular the alteration of specified provisions of the articles of association including the provision relating to limitations which prevent a person from owning or having an interest in 15% or more of New National Grid voting shares, which require the written consent of the holder of the special share. The Secretary of State for Trade and Industry as holder of the special share does not have a right to appoint or nominate directors to New National Grid's board of directors.

Shareholder Action by Written Consent

         Under the Niagara Mohawk certificate of incorporation, shareholders must act at a duly called annual or special meeting and may not act by written consent.

         Under English law, a company's articles of association may provide that a resolution in writing executed by or on behalf of each shareholder who would have been entitled to vote upon it if it had been proposed at a general meeting at which he was present will be as valid and effective as if it had been passed at a general meeting properly convened and held. That written resolution requires the unanimous consent of all shareholders entitled to attend and vote. New National Grid's articles of association do not contain such a provision.

Shareholder Proposals and Shareholder Nominations of Directors

         Niagara Mohawk shareholders wishing to present proposals for action at an annual or other meeting of shareholders must do so in accordance with the Niagara Mohawk bylaws. A shareholder must give timely notice of the proposed business to the Corporate Secretary of Niagara Mohawk. To be timely for an annual meeting, a shareholder's notice must be in writing, delivered to or mailed and received at the principal executive offices of Niagara Mohawk not less than 90 days nor more than 120 days before the first anniversary of the prior year's annual meeting, with an exception provided for annual meetings held more than 30 days off the prior year's date. For a special meeting at which directors are elected, notice of a proposed nominee must be given no later than the tenth day after the date of the special meeting and the identity of the nominees have been announced.

         For each matter the shareholder proposes to bring before the meeting, the notice to the Corporate Secretary must include:

         o the text of the proposal to be presented and a brief statement of the reasons why the proposing shareholder favors the proposal;

         o   the name and address of the proposing shareholder;

         o the class and number of Niagara Mohawk shares which are beneficially owned by the proposing shareholder; and

         o any material interest of the shareholder in the proposal (other than as a shareholder).

         The person presiding at the shareholders' meeting shall determine whether the notice has been duly given and shall direct that proposals not be considered if the notice has not been given.

         Niagara Mohawk shareholders wishing to directly nominate candidates for election to the Niagara Mohawk board of directors must do so in accordance with the Niagara Mohawk bylaws by giving timely notice in writing to the Corporate Secretary. The notice must set forth:

         o   as to each person whom the shareholders proposes to nominate,

             (1) all information relating to the person that is required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the SEC (or the corresponding provisions of any subsequent regulations adopted by the SEC, applicable to Niagara Mohawk);

             (2) the signed consent of the person to be named in the proxy statement to serve as a director if elected; and

         o   as to the shareholder giving the notice,

             (1)  the name and address of the shareholder; and

             (2) the class and number of Niagara Mohawk shares which are beneficially owned by the shareholder.

         The person presiding at the shareholders' meeting shall determine if such notice has been duly given and shall direct that nominees not be considered if such notice has not been given.

         Under English law, shareholders may requisition a resolution, including a resolution to appoint a director see "Vacancies on the Board of Directors" below, to be voted on at a general meeting if:

         o the requisition is made by the holders of shares which represent not less than one-twentieth of the voting rights of all shareholders having at the date of the requisition a right to vote at the meeting to which the requisition relates; or

         o the requisition is made by not less than 100 shareholders holding shares on which there has been paid up an average sum, per shareholder, of not less then (pound)100.

         The requisition must be deposited at the company's registered office not less than six weeks before the general meeting to which it relates. At a general meeting, a resolution to appoint two or more directors by a single resolution may not be proposed unless a resolution approving that it may be proposed is passed by the general meeting with no dissenting votes.

         New National Grid's articles of association provide that a person, other than a retiring director or a person recommended by the board, is only eligible for election to New National Grid's board of directors by shareholders at a general meeting if a shareholder who is qualified to attend and vote at that meeting directly nominates that other person by written notice to New National Grid signed by the shareholder and by the nominee, and giving details in relation to the proposed director.

Sources and Payment of Dividends

         New York law provides that, subject to any restrictions contained in the certificate of incorporation, a New York corporation may pay dividends or make other distributions to its shareholders except when the corporation is insolvent or would thereby be made insolvent, provided, however, that dividends may be declared or paid and other distributions may be paid out of surplus only, so that the net assets of the corporation remaining after the declaration, payment or distribution shall at least equal the amount of its stated capital.

         Under English law, a company may pay dividends only out of its distributable profits and not out of share capital, which includes share premiums. Amounts credited to the share premium account, representing the excess of the consideration for the issue of shares over the aggregate par value of the shares, may not be paid out as cash dividends but may be used, among other things, to pay up unissued shares which may then be distributed to shareholders in proportion to their holdings. In addition, a public company, such as New National Grid, may make a distribution at any time only if, at that time, the amount of its net assets is not less than the aggregate of its issued and paid up share capital and undistributable reserves. National Grid Group has historically paid two dividends per year. New National Grid's board of directors has the power under New National Grid's articles of association to declare and pay interim dividends. Subject to any preferential rights attached to any class of shares, the ordinary shares are entitled to all dividends paid by New National Grid. See "Description of Ordinary Shares--Dividends and Other Distributions" above.

Rights of Purchase and Redemption

         Under New York law, the repurchase, redemption and conversion or exchange into cash, other property, indebtedness or stock by a New York corporation are subject to the same limitations as to insolvency and use of surplus as are applicable to the payment of dividends. See "--Sources and Payment of Dividends." In addition, under New York law, shares of stock may only be redeemed, converted or exchanged for the applicable redemption, conversion or exchange price stated in the certificate of incorporation.

         Under English law and its articles of association, New National Grid may issue redeemable shares. An English company may purchase its own shares, including any redeemable shares, if so authorized by its articles of association and provided that the purchase has been previously approved by an ordinary resolution of its shareholders, in the case of an on-market purchase, which approval may be general or specific, or a special resolution, in the case of an off-market purchase. The shares may be redeemed or repurchased only if fully paid and, in the case of public companies such as New National Grid, only, subject as provided below, out of distributable profits or the proceeds of a new issue of shares issued for the purpose of the repurchase or redemption. New National Grid's articles of association do permit the purchase of its own shares. As with many other companies listed on the Official List of the UK Listing Authority, New National Grid will seek an annual authority to approve on-market purchases subject to specified limitations. When a company purchases its own shares wholly out of profits, an amount equal to the nominal amount of the shares purchased and subsequently cancelled must be transferred to the capital redemption reserve, which is generally treated as paid-up share capital. In addition, any amount payable by the company on purchase of its shares in excess of the par value may be paid out of the proceeds of a fresh issue of shares up to an amount equal to whichever is the lesser of the aggregate of the original premiums received by the company on the issue of those shares or the amount of the company's share premium account as at the time of the repurchase including any sum transferred to that account in respect of premiums on the new issue. The UK Listing Authority usually requires that on-market purchases of 15% or more of a company's equity share capital pursuant to a general shareholder authority must be made by way of either a tender or partial offer to all shareholders, and in the case of a tender offer, at a stated maximum or fixed price. Purchases pursuant to a general shareholder authority below the 15% threshold may be made through the market in the ordinary way provided that the price may not usually be more than 5% above the average of the market value of the company's shares for the five business days before the purchase date.

Special Meeting of Shareholders

         The Niagara Mohawk certificate of incorporation provides that special meetings of shareholders may be called by the Chairman of the Board, the President or the Niagara Mohawk board of directors. The business permitted to be conducted at any special meeting of shareholders is limited to the business specified in the notice of the meeting given pursuant to the bylaws.

         Under English law, an extraordinary general meeting of shareholders may be called by the board of directors or, notwithstanding any provision to the contrary in a company's articles of association, by a requisition of shareholders holding not less than one-tenth of the paid-up capital of the company carrying voting rights at general meetings. An ordinary resolution requires 14 clear days' notice. An extraordinary resolution (as defined below) also requires 14 clear days' notice. A special resolution requires 21 clear days' notice. Extraordinary resolutions are relatively unusual and are confined to matters out of the ordinary course of business such as a proposal to wind up the affairs of the company. Special resolutions generally involve proposals to change the name of the company, to alter its capital structure, to change or amend the rights of shareholders, to permit the company to issue new shares for cash without applying the shareholders' pre-emptive rights, to amend the company's objects (purpose) clause in its memorandum of association, to amend the company's articles of association or to carry out certain other matters where either the company's articles of association or the Companies Act 1985 prescribe that a special resolution is required. All other proposals relating to the ordinary course of the company's business, such as the election of directors, would be the subject of an ordinary resolution. An annual general meeting requires 21 clear days' notice, although best practice under certain UK corporate governance guidelines would be to give at least 20 working days' notice.

Dissenters' Rights

         Under New York law, with certain exceptions, a shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of a merger, consolidation, share exchange or sale, lease, exchange or other disposition of all or substantially all of the assets of the corporation which requires shareholder approval (other than a transaction wholly for cash to be followed by a dissolution of the corporation). Under New York law, however, dissenters' rights do not apply to the holders of shares of any class or series if the shares of the class or series were listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. on the record date for the meeting of shareholders at which the corporate action giving rise to dissenters' rights is to be approved. Niagara Mohawk common stock is listed on the New York Stock Exchange and, therefore, Niagara Mohawk common shareholders have no dissenters' rights of appraisal with respect to the merger.

         English law does not generally provide for dissenters' rights. However, see "--Amendments of Governing Instruments," "--Shareholders' Voting Rights on Certain Transactions" and "--Shareholders' Suits" below.

Pre-emptive Rights

         The Niagara Mohawk certificate of incorporation expressly eliminates pre-emptive rights in accordance with New York law.

         Under English law, the issue for cash of equity securities or rights to subscribe for or convert into equity securities must be offered in the first instance to the existing equity shareholders in proportion to the respective nominal values of their holdings, unless a special resolution has been passed in a general meeting of shareholders disapplying (whether generally or specifically) this requirement. As is the custom of many companies listed on the Official List of the UK Listing Authority, New National Grid intends to obtain authority from its shareholders to allot up to a specified amount of share capital for cash otherwise than pro rata to its existing shareholders.

Amendment of Governing Instruments

         Under New York law, amendments or changes to the certificate of incorporation may be authorized by vote of the board, followed by a vote of a majority of all outstanding shares entitled to vote thereon. New York law requires, among other things, a class vote by the holders of a class of shares if the certificate of incorporation would be amended to exclude or limit their right to vote, reduce the par value, change the authorized shares into a different number of shares, fix, change or abolish the designation or any of the relative rights, preferences and limitations of the shares, or authorize any shares with rights superior to those of the class. New York law provides that directors of a New York corporation may make amendments to the certificate of incorporation without shareholder approval in certain limited circumstances.

         Niagara Mohawk's certificate of incorporation generally may be amended by a majority vote of the outstanding shares, except that a vote of two-thirds of the shares entitled to vote thereon is required to amend the provisions in the certificate of incorporation (and comparable provisions in the bylaws) relating to the adoption and amendment of bylaws by the board of directors, pre-emptive rights, the calling of special meetings, the classification, election and removal of directors and shareholder action only at meetings.

         Under English law, the shareholders have the authority to alter, delete, substitute or add to the objects clause in a company's memorandum of association and all provisions of its articles of association by a special resolution subject, in the case of alterations to the objects clause in the memorandum of association, to the right of dissenting shareholders to apply to the court to cancel the alterations. Under English law, the board of directors is not authorized to change the memorandum of association or the articles of association. Amendments affecting the rights of the holders of any class of shares may, depending on the rights attached to the class and the nature of the amendments, also require approval of the classes affected in separate class meetings.

Preferred Stock and Preference Stock

         Niagara Mohawk's certificate of incorporation provides that serial preferred stock may be issued in one or more series and that the board of directors is expressly authorized prior to issuance to establish and designate each series and fix the rights, preferences and limitations of each series, as to the following matters:

         o   the distinctive serial designation;
         o   the number of shares;
         o the dividend rate or rates (or method of determining such rate or rates) and the dates dividends are payable;
         o whether dividends are cumulative and, if so, the date or dates from which dividends shall be cumulative;
         o the amount to be paid upon voluntary or involuntary liquidation, dissolution or winding up of Niagara Mohawk;
         o provisions, if any, for the redemption or acquisition of shares; o sinking fund provisions, if any;
         o the rights of conversion, if any, and the terms and conditions of any conversion;
         o   voting rights, if any; and
         o any other rights, preferences or limitation not inconsistent with applicable law.

         Subject to English law and without prejudice to any rights attached to any existing shares or class of shares, New National Grid may issue shares, including preferred shares, with the rights or restrictions that its shareholders may by ordinary resolution determine or, if its shareholders do not so determine, the directors determine. See "Description of Ordinary Shares--Variation of Rights and Alteration of Capital" above.

Debt Limitations

         Niagara Mohawk's certificate of incorporation does not provide for any limitation on indebtedness of Niagara Mohawk.

         With specified exceptions, New National Grid's articles of association provide that the borrowings of New National Grid should not exceed a sum equal to four times New National Grid's adjusted capital and reserves (as defined in New National Grid's articles of association), unless approved by an ordinary resolution of the shareholders.

Shareholders' Voting Rights on Certain Transactions

         Under New York law, the vote of a majority of the outstanding shares of capital stock entitled to vote thereon generally is necessary to approve a merger, consolidation, share exchange or a sale of all or substantially all of the assets of a corporation incorporated after February 2, 1998. Niagara Mohawk was incorporated on April 2, 1998. After adoption by the board of directors, a merger agreement must be submitted to the shareholders of a New York corporation for adoption.

         Under the rules of the New York Stock Exchange, certain acquisitions involving substantial security holders or the issuance of additional shares of common stock of a listed company aggregating 20% or more of the outstanding shares of common stock require the approval of the holders of a majority of the shares voting thereon.

         The New York Business Combination Law generally prohibits a New York corporation, such as Niagara Mohawk, from engaging in certain "business combinations" with an "interested shareholder" for a period of five years from the date the person becomes an interested shareholder unless before the person became an interested shareholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder. Thereafter, the business combination (1) must be approved by the affirmative vote of at least a majority of the outstanding voting stock not owned by the interested shareholder or (2) certain "fair price" criteria must be met and certain "self dealing" transactions must not have occurred in the interim.

         "Interested shareholder" is defined as any person that is the beneficial owner, directly or indirectly, of 20% or more of the outstanding voting stock of the corporation, or an affiliate or associate of the corporation who within the past five years was a beneficial owner of 20% or more of the outstanding voting stock of the corporation.

         Although a New York corporation may elect, under its certificate of incorporation or bylaws, not to be governed by these provisions, Niagara Mohawk has not done so.

         English law provides for schemes of arrangement, which are arrangements or compromises between a company and its shareholders or creditors or any class of its shareholders, or any class of its creditors, and are used for certain types of reconstructions, amalgamations, capital reorganizations or takeovers. They require the approval at a meeting of the company convened by an order of the court of a majority in number of the shareholders or creditors or class of shareholders or creditors representing not less than 75% in value of the capital or debt held by the shareholders or creditors or class present and voting, either in person or by proxy, and the sanction of the court. Once the scheme becomes effective, all shareholders and creditors (or, if it applies to a class, the shareholders or creditors of the relevant class) are bound by the terms of the scheme.

         Under the rules of the UK Listing Authority, shareholder approval is usually required for an acquisition or disposal by a listed company, if the gross assets of the company or the business to be acquired or disposed of represent 25% or more of the gross assets of the company or if various other size ratios prescribed by the Listing Rules of the UK Listing Authority are satisfied, and is also required in some circumstances relating to the giving by the listed company of indemnities and similar arrangements. Where the size of the acquisition or disposal falls below that level, information may nevertheless be required to be published. Shareholder approval may also be required for an acquisition or disposal of assets between a listed company and related parties including:

         (1) directors of the company or its subsidiaries;

         (2) holders of 10% or more of the nominal value of any class of the company's or any holding company's or subsidiary's shares having the right to vote in all circumstances at general meetings of the relevant company; or

         (3) any associate of persons described in (1) or (2) above.

         See also "--Certain Provisions Relating to Share Acquisitions" below.

         English law also provides that where a takeover offer is made for the shares of a company incorporated in the UK and, within four months of the date of the offer the offeror has, by virtue of acceptances of the offer, acquired or contracted to acquire not less than nine-tenths in value of the shares of any class to which the offer relates, the offeror may, within two months of reaching the nine-tenths level, by notice require shareholders who do not accept the offer to transfer their shares on the terms of the offer. A dissenting shareholder may apply to the court within six weeks of the date on which the notice was given objecting to the transfer or its proposed terms. The court is unlikely, absent unfair treatment, fraud or oppression, to exercise its discretion to order that the acquisition shall not take effect, but it may specify the terms of the transfer as it finds appropriate. A minority shareholder is also entitled in these circumstances to require the offeror to acquire his shares on the terms of the offer.

         Mergers are sometimes effected through the use of a voluntary liquidation of a company pursuant to the Insolvency Act 1986, which provides for the transfer of the whole or part of the assets of that company to another company in return for shares in the transferee company. To effect the transfer, a resolution passed by 75% of shareholders conferring authority on the liquidator is required. Any shareholder who does not vote in favor of the resolution may express his dissent by writing to the liquidator within seven days after the passing of the resolution, requiring the liquidator either to abstain from carrying the resolution into effect or to purchase the shareholder's interest at a price to be determined by agreement or by arbitration. The liquidator may apply to the court if it disputes the shareholder's contention and the court may make such an order on the application as it thinks just.

Rights of Inspection

         New York law allows any shareholder of record of a New York corporation, upon five days' written notice to the corporation, to have the right, during usual business hours, to examine, in person or by agent, the corporation's minutes of shareholder meetings and record of shareholders and to make extracts therefrom for any purpose reasonably related to that person's interest as a shareholder. Inspection rights may be denied unless an affidavit is provided by the shareholder that the inspection is not desired for a purpose other than the business of the corporation and that the shareholder has not offered or sold a list of shareholders in the past five years.

         Except when closed in accordance with English law, the register of names of shareholders of an English company may be inspected during business hours by its shareholders, without charge, and by other persons upon payment of a fee, and copies may be obtained on payment of a fee. The shareholders of an English public company may, without charge, also inspect the minutes of meetings of the shareholders during business hours and obtain copies upon payment of a fee. The published annual accounts of a public company are required to be laid before the shareholders in a general meeting and a shareholder is entitled to a copy of the accounts. The shareholders of New National Grid have no rights to inspect its accounting records or minutes of meetings of its directors. Some registers required to be kept by a company are open to public inspection and service contracts of directors of a company which have more than 12 months unexpired or require more than 12 months' notice to terminate must be available for inspection during normal business hours.

Standard of Conduct for Directors

         New York law provides that directors of a New York corporation shall perform their duties in good faith and with that degree of care which an ordinarily prudent person in a like position would exercise under similar circumstances. Decisions made on that basis are protected by the so-called "business judgment rule." In performing their duties, directors are entitled to rely on information, opinions, reports or statements prepared or presented by certain officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters presented, by legal counsel, public accountants or other persons as to matters which the director believes to be within the person's professional or expert competence, or by any committee of the board of directors if the director believes the committee merits confidence.

         Under English law, a director of a company is under a number of duties to that company, including a duty to act in the company's bona fide best interests; a duty not to put himself in a position where there is an actual or potential conflict between his duty to his company and his duties to any other person or his personal interests; and a duty to act for a proper purpose and to exercise his powers only in accordance with the articles of association of the company. In addition, directors are under a duty to exercise reasonable skill and care in the performance of their duties. Various duties, including disclosure obligations, are also imposed upon directors of a company by statute and by the Listing Rules of the UK Listing Authority. Where applicable, executive directors will also have duties under their service contracts.

Classification of the Board of Directors

         Under New York law, the certificate of incorporation of a New York corporation may provide for the classification of the board of directors to stagger the terms of directors. The term "classified board" generally means the specification of selected board seats for a term of more than one year but not more than four years, with different classes of board seats coming up for election each year. The Niagara Mohawk certificate of incorporation and bylaws provide for a classified board of directors consisting of three classes of directors, each class elected for a term of three years. The Niagara Mohawk certificate of incorporation also provides that amending, altering, changing or repealing the director classification provisions of the Niagara Mohawk certification of incorporation and bylaws requires the affirmative vote of holders of at least two-thirds of the shares entitled to vote on the election of directors (or, with respect to the bylaws only, two-thirds of the entire board of directors).

         English law permits a company to provide for the classification of the board of directors with respect to the time for which directors severally hold office. New National Grid's articles of association provide that there shall not be less than two directors and no maximum number of directors. All directors are subject to the general company law requirements concerning the removal of directors. At each annual general meeting one-third of the directors shall retire from office by rotation. The directors concerned may be re-appointed or deemed to be re-appointed under the articles of association. The directors to retire are selected on the basis of time in office since their last election but if any director has at the start of the annual general meeting been in office for more than three years since his last appointment or re-appointment, he must retire. Any director appointed by the directors since the last annual general meeting is required to retire at the next following annual general meeting and then is eligible for election, but is not taken into account in determining which directors are to retire by rotation at the meeting.

Removal of Directors

         The Niagara Mohawk certificate of incorporation and bylaws provide that directors (other than directors elected by holders of preferred stock) may be removed only for cause.

         Under English law, shareholders have the right to remove a director without cause by ordinary resolution of which special notice (28 clear days' notice) has been given to the company. New National Grid's articles of association provide that a director may be removed from office by notice in writing served upon him signed by all his co-directors.

Vacancies on the Board of Directors

         Under New York law, the board of directors of a corporation may fill any vacancy on the board of directors, including vacancies resulting from an increase in the number of directors, other than a vacancy resulting from the removal of directors without cause, which vacancy may only be filled by the shareholders, unless the certificate of incorporation provides otherwise. Under the Niagara Mohawk certificate of incorporation and bylaws, in case of a vacancy among the directors (other than due to a removal without cause), the remaining directors, by an affirmative vote of a majority of the directors then in office, although less than a quorum, may fill the vacancy.

         Under English law, shareholders of a public company may, by ordinary resolution, appoint a person who is willing to be a director either to fill a vacancy or, subject to any maximum provided in the company's articles of association, as an additional director. The board of directors also has the power to appoint a director to fill a vacancy or as an additional director, subject to the conditions that may be set out in the company's articles of association, provided that the appointment will only last until the next following annual general meeting of the company, at which the director concerned may be re-elected.

Liabilities of Directors and Officers

         Under the Niagara Mohawk certificate of incorporation, no director of Niagara Mohawk shall be personally liable to Niagara Mohawk or its shareholders for any breach of duty as a director, except to the extent that exemption from liability is not permitted under New York law. New York law does not permit the limitation of liability if a director is adjudicated to have acted in bad faith, engaged in intentional misconduct or a knowing violation of law, personally gained in fact a financial profit or other advantage to which he was not legally entitled or violated the restrictions on dividends and repurchases and redemptions described above under "--Sources and Payments of Dividends" and "--Rights of Purchase and Redemption."

         English law does not permit a company to exempt any director or other officer of the company or any person employed by the company as auditor from any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or trust of which he may be guilty in relation to the company. See "--Indemnification of Directors and Officers" below.

Indemnification of Directors and Officers

         New York law permits a New York corporation to indemnify directors and officers made, or threatened to be made, party to a proceeding because the individual holds or held that capacity, against liabilities and expenses incurred in such proceeding if the individual acted in good faith, for a purpose such individual reasonably believed to be in the corporation's best interests. In the case of any criminal proceeding, the individual must have had no reasonable cause to believe the individual's conduct was unlawful. New York law provides that statutory indemnification is not exclusive of rights to indemnification which may be provided in a corporation's certificate of incorporation or bylaws or, when authorized by the certificate of incorporation or bylaws, through resolutions of its shareholders or board of directors or by agreement.

         The Niagara Mohawk bylaws provide that Niagara Mohawk must indemnify to the fullest extent not prohibited by law any person who is made, or threatened to be made, a party to an action, claim or proceeding of any kind, including a derivative proceeding, by reason of the fact such person is or was a director or officer of Niagara Mohawk, or serves or served, at the request of Niagara Mohawk, in that or another capacity for another entity. Niagara Mohawk will advance expenses in any proceeding to the fullest extent not prohibited by law.

         English law does not permit a company to indemnify a director or an officer of the company or any person employed by the company as auditor against any liability which by virtue of any rule of law would otherwise attach to him in respect of negligence, default, breach of duty or breach of trust in relation to the company, except as liability incurred by the director, officer or auditor in defending any legal proceedings in which judgement is given in his favor or in which he is acquitted or in certain instances where, although he is liable, a court finds that the director, officer or auditor acted honestly and reasonably and that having regard to all the circumstances he ought fairly to be excused and relief is granted by the court. English law enables companies to purchase and maintain insurance for directors, officers and auditors against any liability which would otherwise attach to them in respect of any negligence, default, breach of duty or breach of trust in relation to the company. New National Grid intends to arrange for and maintain directors' and officers' insurance.

Additional Provisions of New York Law and English Law

         New York law specifically authorizes directors of a New York corporation, in taking action, including action which may involve a change in control, to consider both the long-term and short-term interests of the corporation and the effects on the corporation's prospects for potential growth, development, productivity and profitability, the corporation's current and retired employees, the corporation's creditors and customers and the ability of the corporation to provide, as a going concern, goods, services, employment opportunities and employment benefits and otherwise to contribute to the communities in which it does business.

         English law specifically authorizes directors of a company to have regard in the performance of their functions to the interests of the company's employees in general.

Shareholders' Suits

         Under New York law, a shareholder of a New York corporation may institute a lawsuit against one or more directors, either on his own behalf or derivatively on behalf of the corporation. A shareholder's derivative complaint must include details of any demand made on the board of directors, or the reasons why a demand was not made. No discontinuance, compromise or settlement of the proceeding may occur without court approval.

         In addition to having the right to institute a lawsuit on behalf of and in the name of the company in certain limited circumstances, English law permits a shareholder whose name is on the register of shareholders of the company, including US persons, to petition the court for an order when the company's affairs are being or have been conducted in a manner unfairly prejudicial to the interests of the shareholders generally or some part of the shareholders, including at least that shareholder, or when any actual or proposed act or omission of the company is or would be so prejudicial. A court, when granting relief by making an order in respect of the matters complained of, has wide discretion, including authorizing civil proceedings to be brought in the name of the company by a shareholder on terms as the court may direct and providing for the purchase of the shares of any shareholders by other shareholders or by the company. To become a shareholder and enforce those rights under English law, holders of ADRs will be required to convert at least one of the ADRs into ordinary shares in accordance with the terms of the Deposit Agreement. Except in these limited respects, English law does not permit class action lawsuits by shareholders on behalf of the company or on behalf of other shareholders.

Certain Provisions Relating to Share Acquisitions

         In the case of a company listed on the Official List of the UK Listing Authority, shareholder approval must be obtained for certain acquisitions or disposals of assets involving directors or substantial shareholders or their associates. See "--Shareholders' Voting Rights on Certain Transactions." In addition, takeovers of public companies are regulated by the City Code, non-statutory rules not enforceable at law but administered by the Takeover Panel, a body comprising representatives of certain City of London financial and professional institutions which oversees the conduct of such takeovers. One of the provisions of the City Code provides that, unless shareholders otherwise approve by ordinary resolution:

         o when any person acquires, whether by a series of transactions over a period of time or not, shares which, taken together with shares held or acquired by persons acting in concert with him, carry 30% or more of the voting rights of a public company; or

         o when any person, together with persons acting in concert with him, holds not less than 30% but not more than 50% of the voting rights and that person, or any person acting in concert with him, acquires additional shares carrying voting rights, that person must generally make an offer for all of the equity shares of the company, whether voting or non-voting, and any class of voting non-equity shares of the company held by the person or any person acting in concert with him, for cash, or accompanied by a cash alternative, at not less than the highest price paid for the relevant shares during the 12 months preceding the date of the offer.

Disclosure of Interests

         Acquirors of Niagara Mohawk shares are subject to disclosure requirements under Section 13(d)(1) of the Securities Exchange Act and Rule 13d-1 thereunder, which provide that any person who becomes the beneficial owner of more than five % of the issued and outstanding Niagara Mohawk shares must, within ten days after such acquisition, file a Schedule 13D with the SEC disclosing certain specified information, and send a copy of the Schedule 13D to Niagara Mohawk and to the securities exchanges on which the security is traded.

         After the merger, acquirors of ADSs will be required to comply with, among other things, the provisions of Section 13(d) of the Securities Exchange Act and Rule 13d-1 thereunder with respect to their attributed ownership of the underlying ordinary shares.

         See "Description of Ordinary Shares--Disclosure of Interests" for a description of the provisions of English law and New National Grid's articles of association concerning disclosure of interests in New National Grid's ordinary shares.

Certain UK Listing Authority Listing Requirements

         In addition to the provisions of New National Grid's articles of association and the Companies Act 1985, New National Grid is subject to the Listing Rules of the UK Listing Authority made under Section 142 of the Financial Services Act 1986 and in particular to the continuing obligations under those rules. Among other things, these require a listed company to notify the UK Listing Authority of any major new developments in its sphere of activity which are not public knowledge and which may, by virtue of the effect of those developments on its assets and liabilities or financial position or on the general course of its business, lead to a substantial movement in the price of its listed securities. The company must usually ensure equality of treatment for all holders of listed securities who are in the same position and, when its securities are listed on more than one stock exchange, must usually ensure that equivalent information is made available to the market on each exchange on which its securities are listed. In addition, the Listing Rules impose obligations on listed companies to send the following information to shareholders:

         o details relating to certain acquisitions, disposals, takeovers, mergers and offers either made by or in respect of the company, and

         o an explanatory circular, whenever a general meeting of the shareholders is convened.

         In addition to the above requirements, a company is required to notify the UK Listing Authority of certain matters including notifications received by the company of persons holding an interest in 3% or more of any class of the company's relevant share capital, any changes to the company's board of directors, any purchase or redemption by the company of its own equity securities, any interest of a director, including changes, in the shares or the debentures of his company and changes in the capital structure of the company. Unaudited half yearly reports of results for the first six months of any fiscal year and an unaudited preliminary announcement of results for each full fiscal year must also be published.

                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires Niagara Mohawk's executive officers and directors, and persons who own more than 10% of the Niagara Mohawk common stock outstanding, to file reports of ownership with the SEC and the New York Stock Exchange. Based solely on reports and other information submitted by executive officers and directors, Niagara Mohawk believes that during the year ended December 31, 1999, each of its executive officers, directors and persons who own more than 10% of the Niagara Mohawk common stock outstanding filed all reports required by Section 16(a).

                                  OTHER MATTERS

Deadline for Shareholder Proposals

         Shareholders who want to have a proposal included in Niagara Mohawk's proxy statement and proxy card for the 2001 Annual Meeting of Shareholders must notify the Secretary of Niagara Mohawk. The proposal must be received on or before Friday, December 1, 2000 and should be addressed to:

Office of the Secretary
Niagara Mohawk Holdings, Inc.
300 Erie Boulevard West
Syracuse, New York 13202

         A shareholder must be a registered or beneficial owner of at least one % of Niagara Mohawk's outstanding common stock or stock with a market value of $2,000 and the shareholder must continue to own such stock through the date on which the meeting is held.

Shareholders who wish to present a proposal at the 2001 Annual Meeting must notify the Secretary of Niagara Mohawk in writing not less than 90 days nor more than 120 days before the annual meeting.

                                   UK CIRCULAR

         National Grid Group is convening an Extraordinary General Meeting to approve the merger, and will be distributing to its shareholders a circular relating to the merger. The contents of the circular do not form part of, nor are they incorporated into, this joint proxy statement/prospectus.

                                  LEGAL MATTERS

         The legality of the ordinary shares to be issued under the merger agreement is being passed upon for New National Grid by CMS Cameron McKenna, English counsel for New National Grid. Certain tax matters in connection with the merger are being passed upon for New National Grid by PricewaterhouseCoopers LLP and for Niagara Mohawk by Bryan Cave LLP.

                                     EXPERTS

         The consolidated financial statements of Niagara Mohawk Holdings, Inc. and Niagara Mohawk Power Corporation as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 incorporated in this proxy statement/prospectus by reference from Niagara Mohawk's Annual Report on Form 10-K for the year ended December 31, 1999 have been so incorporated in reliance upon the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of National Grid Group as of March 31, 2000 and 1999 and for each of the three years in the period ended March 31, 2000 incorporated by reference in this proxy statement/prospectus from National Grid Group's Annual Report on Form 20-F for the year ended March 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of National Grid USA as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 incorporated in this proxy statement/prospectus by reference from National Grid Group's Report of Foreign Issuer on Form 6-K dated September 29, 2000 have been so incorporated in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The proposed articles of association of New National Grid plc will provide as follows:

Subject to the Statutes, the company may indemnify any Director or other officer against any liability. Subject to those provisions, but without prejudice to any indemnity to which the person concerned may otherwise be entitled, every Director or other officer of the company and the auditors shall be indemnified out of the assets of the company against any liability incurred by him as a Director, other officer of the company or as auditor in defending any proceedings (whether civil or criminal) in which judgment is given in his favor or he is acquitted or which are otherwise disposed of without any finding or admission of any material breach of duty or breach of trust on his part or in connection with any application under the Statutes in which relief is granted to him by the court.

Section 310 of the Companies Act 1985 provides as follows:

310. Provisions exempting officers and auditors from liability

(1) This section applies to any provision, whether contained in a company's articles of association or in any contract with the company or otherwise, for exempting any officer of the company or any person (whether an officer or not) employed by the company as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company.

(2) Except as provided by the following subsection, any such provision is void.

(3) This section does not prevent a company:

(a) from purchasing and maintaining for any such officer or auditor insurance against any such liability; or

(b) from indemnifying any such officer or auditor against any liability incurred by him

(i) in defending any proceedings (whether civil or criminal) in which judgment is given in his favor or he is acquitted, or

(ii) in connection with any application under Section 144(3) or (4) (acquisition of shares by innocent nominee) or Section 727 (general power to grant relief in case of honest and reasonable conduct) in which relief is granted to him by the court.

Section 727 of the Companies Act 1985 provides as follows:

727. Power of court to grant relief in certain circumstances:

(1) If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that that officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from his liability on such terms as the court thinks fit.

(2) If any such officer or person as above mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him as under this section it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

(3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgment to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper.

New National Grid intends to obtain an insurance policy which will provide for the indemnification of its directors and officers in the event they are found liable for "Wrongful Acts" on the same terms as National Grid Group. A "Wrongful Act" is defined in National Grid Group's insurance policy as any actual or alleged error, act, omission, misstatement, misleading statement, neglect or breach of duty or negligent act by, or any other matter claimed against, the directors and officers whilst acting in various specified capacities including as directors or officers of New National Grid.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

       (a)  Exhibits

         The following exhibits are filed herewith or incorporated herein by reference.

        Exhibit No:           Description

        2 (a) Agreement and Plan of Merger and Scheme of Arrangement, dated as of September 4, 2000, by and among National Grid Group plc, Niagara Mohawk Holdings, Inc., New National Grid Limited and Grid Delaware, Inc. (included as Annex A to the proxy statement/prospectus which is part of this registration statement).

        3 (i) Form of Memorandum and Articles of Association of New National Grid plc.*

        4 See Exhibit 3 (i) for provisions of the Form of Memorandum and Articles of Association of New National Grid plc defining rights of holders of New National Grid plc ordinary shares.*

        5 Opinion of CMS Cameron McKenna regarding validity of securities being registered.*

        8 (a) Opinion of PricewaterhouseCoopers LLP regarding United States tax consequences.*

        8 (b) Opinion of Bryan Cave LLP regarding United States tax consequences of the merger.*

        21       Subsidiaries.*

        23 (a) Consent of CMS Cameron McKenna (included in the opinion filed as Exhibit 5 to this registration statement and incorporated herein by reference).*

        23 (b) Consent of PricewaterhouseCoopers LLP (included in the opinion filed as Exhibit 8 (a) to this registration statement and incorporated herein by reference).*

        23 (c)   Consent of Bryan Cave LLP (included in the opinion filed as
                 Exhibit 8 (b) to this registration statement and incorporated herein by reference).*

        23 (d)   Consent of PricewaterhouseCoopers.

        23 (e)   Consent of PricewaterhouseCoopers LLP.

        23 (f)   Consent of PricewaterhouseCoopers LLP.

        24 Powers of Attorney (included in the signature page of this registration statement).

        99 (a) Opinion of Donaldson, Lufkin & Jenrette Securities Corporation (included as Annex B to the proxy statement/prospectus which is part of this registration statement).

        99 (b)   Consent of Donaldson, Lufkin & Jenrette Securities Corporation.

        99 (c)   Form of Niagara Mohawk Holdings, Inc., proxy card.

        * to be filed by amendment.

         (b)     Financial Statement Schedules

         Schedules are omitted because they are either not required, are not applicable or because equivalent information has been included in the financial statements, the notes thereto or elsewhere herein.

         (c)     Reports, Opinions and Appraisals

         Omitted. The opinion of the financial advisor to Niagara Mohawk is included as Annex B to the proxy statement/prospectus which is part of this registration statement.


ITEM 22. UNDERTAKINGS.

         (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b) (i) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

             (ii) The undersigned registrant hereby undertakes that every prospectus: (A) that is filed pursuant to paragraph (b)(i) immediately preceding or (B) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that such a claim for indemnification against such liabilities other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         (d) The undersigned registrant hereby undertakes to respond to requests for information that are incorporated by reference in the Prospectus/Proxy Statement pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such requests, to send the incorporated documents by first class mail or other equal prompt means and to arrange or provide for, a facility in the US for the purpose of responding to such requests. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the requests.

         (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning the transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on October 4, 2000.

                                     New National Grid Limited
                                     (to be renamed New National Grid plc)
                                     (Registrant)

                                     By: /s/ David Jones
                                         ----------------------------------
                                              Name: David Jones
                                              Title: Member of the Board

         Each person whose signature appears below hereby constitutes and appoints each director his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities to sign any and all amendments, including post-effective amendments, and supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intends and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities on October 4, 2000:


            Signature                            Title
            ---------                            -----

     David Jones                        Member of the Board


     Stephen Box                        Member of the Board


     Richard P. Sergel                  Member of the Board